Exhibit 4.31

EXECUTION VERSION

FOURTH AMENDMENT TO SHARE AND ASSET PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO THE SHARE AND ASSET PURCHASE AGREEMENT (this “Fourth Amendment”) is entered into on July 25, 2022 (the “2022 Amendment Signing Date”) and effective from August 13, 2022 (“2022 Amendment Date”) (except for Section 9.9 and Schedule 9.9 of the 2022 Purchase Agreement (defined below), which shall be effective from the 2022 Amendment Signing Date), by and among:

(1) Alibaba Group Holding Limited (the “Seller”), a Cayman Islands company;

(2) 蚂蚁科技集团股份有限公司 (Ant Group Co., Ltd.) (formerly known as 浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd.) and 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)) (the “Purchaser”), a company limited by shares organized under the Laws of Mainland China;

(3) Alibaba.com China Limited, a limited liability company organized under the Laws of Hong Kong;

(4) 浙江淘宝网络有限公司 (Zhejiang Taobao Network Co., Ltd.), a limited liability company organized under the Laws of Mainland China;

(5) 杭州阿里创业投资有限公司 (Hangzhou Ali Venture Capital Co., Ltd.);

(6) Silverworld Technology Limited, a limited liability company organized under the Laws of the British Virgin Islands;

(7) SoftBank Group Corp., a Japanese corporation;

(8) 支付宝(中国)网络技术有限公司 (Alipay.com Co., Ltd.), a limited liability company organized under the Laws of Mainland China;

(9) Jack Ma Yun;

(10) Joseph Chung Tsai;

(11) 杭州君澳股权投资合伙企业(有限合伙) (Hangzhou Junao Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of Mainland China; and

(12) 杭州君瀚股权投资合伙企业 (有限合伙) (Hangzhou Junhan Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of Mainland China ((1)-(12) collectively, the “Parties”).

Capitalized terms used but not defined in this Fourth Amendment shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to the Share and Asset Purchase Agreement, dated as of August 12, 2014, as initially amended pursuant to that Amendment Agreement, dated as of February 1, 2018, and as further amended pursuant to that Second Amendment to Share and Asset Purchase Agreement, dated as of September 23, 2019, and as further amended pursuant to that Third Amendment to Share and Asset Purchase Agreement, dated as of August 24, 2020, as amended from time to time prior to the date hereof (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the 2022 Purchase Agreement (as defined below) and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1.Amendment. In accordance with Section 12.2 of the Purchase Agreement, the Parties hereby amend the Purchase Agreement (as so amended, the “2022 Purchase Agreement”) solely to the extent necessary so that, following such amendment, the 2022 Purchase Agreement shall provide for and give effect to the terms and conditions (and only those terms and conditions) set forth in the annex hereto.

2.Effect on Purchase Agreement. This Fourth Amendment shall not constitute a waiver, amendment or modification of any provision of the Purchase Agreement or the 2022 Purchase Agreement not expressly provided for herein. Except as expressly amended hereby, the provisions of the Purchase Agreement are and shall remain in full force and effect in the 2022 Purchase Agreement in accordance with their respective terms.

3.Miscellaneous. The provisions of Sections 1.3, 1.4, 7.1 and Article 12 of the 2022 Purchase Agreement are hereby incorporated by reference and shall apply mutatis mutandis to this Fourth Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Toby Hong XU
Name:	Toby Hong XU
Title:	Chief Financial officer

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

蚂蚁科技集团股份有限公司
(Ant Group Co., Ltd.)

By:	/s/ Xiandong JING
Name:	Xiandong JING
Title:	Legal Representative

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

ALIBABA.COM CHINA LIMITED

By:	/s/ Jinwei ZHANG
Name:	Jinwei ZHANG
Title:	Director

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

浙江淘宝网络有限公司
(Zhejiang Taobao Network Co., Ltd.)

/Company Seal/ Zhejiang Taobao Network Co., Ltd.

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

杭州阿里创业投资有限公司
(Hangzhou Ali Venture Capital Co., Ltd.)

/Company Seal/ Hangzhou Ali Venture Capital Co., Ltd.

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

SILVERWORLD TECHNOLOGY LIMITED

By:	/s/ Jinwei ZHANG
Name:	Jinwei ZHANG
Title:	Director

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Representative Director, Corporate Officer, Chairman & CEO

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

支付宝（中国） 网络技术有限公司
(Alipay.com Co., Ltd.)

By:	/s/ Xiandong JING
Name:	Xiandong JING
Title:	Legal Representative

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

/s/ JACK MA YUN
JACK MA YUN

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

/s/ JOSEPH CHUNG TSAI
JOSEPH CHUNG TSAI

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

杭州君澳股权投资合伙企业(有限合伙)
(Hangzhou Junao Equity Investment Partnership (Limited Partnership))

By:	/s/Fang JIANG
Name:	Fang JIANG
Title:	Authorized Signatory

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

杭州君瀚股权投资合伙企业 (有限合伙)
(Hangzhou Junhan Equity Investment Partnership (Limited Partnership))

By:	/s/ Fang JIANG
Name:	Fang JIANG
Title:	Authorized Signatory

[Signature Page to Fourth Amendment to Share and Asset Purchase Agreement]

Annex

Purchase Agreement with Agreed Amendments

SHARE AND ASSET PURCHASE AGREEMENT

by and among

ALIBABA GROUP HOLDING LIMITED,

蚂蚁科技集团股份有限公司

(ANT GROUP CO., LTD.),

and

THE OTHER PARTIES NAMED HEREIN

-i-

-ii-

EXHIBITS

EXHIBIT A:Form of Joinder Agreement

-iii-

SHARE AND ASSET PURCHASE AGREEMENT

THIS SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”), which is annexed to and forms part of that certain Amendment Agreement entered into on July 25, 2022 (the “2022 Amendment Signing Date”) and effective from August 13, 2022 (the “2022 Amendment Date”) (except for Section 9.9 and Schedule 9.9, which shall be effective from the 2022 Amendment Signing Date), is by and among:

(1)	Alibaba Group Holding Limited, a Cayman Islands company (the “Seller”);
(2)

蚂蚁科技集团股份有限公司(Ant Group Co., Ltd.) (formerly known as 浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd.), 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.) and 浙江阿里巴巴电子商务有限公司 (Zhejiang Alibaba E-Commerce Co., Ltd.)), a company limited by shares organized under the Laws of Mainland China (the “Purchaser”);

(3)

Alibaba.com China Limited, a limited liability company organized under the Laws of Hong Kong (“Alibaba.com China (B42)”); 浙江淘宝网络有限公司 (Zhejiang Taobao Network Co., Ltd.), a limited liability company organized under the Laws of Mainland China (“Zhejiang Taobao (T51)”); 杭州阿里创业投资有限公司 (Hangzhou Ali Venture Capital Co., Ltd.) (“Hangzhou Ali Venture Capital (A54)”); Silverworld Technology Limited, a limited liability company organized under the Laws of the British Virgin Islands (“Silverworld Technology (B17)”) and collectively with the other entities listed above in this clause (3), the “Subsidiary Seller Parties” and the Subsidiary Seller Parties together with the Seller, the “Seller Parties”);

(4)

SoftBank Group Corp., a Japanese corporation and shareholder of the Seller (“SoftBank”); 支付宝(中国)网络技术有限公司 (Alipay.com Co., Ltd.), a limited liability company organized under the Laws of Mainland China (“Alipay”); Jack Ma (“JM”); and Joseph Chung Tsai (“JT”); and

(5)

Solely with respect to the Sections referred to in Section 12.5, 杭州君澳股权投资合伙企业(有限合伙) (Hangzhou Junao Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of Mainland China (“Junao Management Holdco”) and 杭州君瀚股权投资合伙企业 (有限合伙) (Hangzhou Junhan Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of Mainland China (“Junhan Management Holdco” and together with Junao Management Holdco, the “Management Holdcos”).

The parties hereto are referred to collectively as the “Parties.”

RECITALS

WHEREAS, the Seller Parties transferred at the Closing certain assets and securities to the Purchaser as specified herein;

WHEREAS, the Purchaser made at the Closing certain payments, as specified herein, to the Seller, in consideration of such transfer;

WHEREAS, that certain Framework Agreement, dated as of July 29, 2011, by and among the Seller, SoftBank, Altaba Inc. (formerly known as Yahoo! Inc., “Altaba”), Alipay, APN Ltd. (“IPCo”), Xie Shihuang and the Purchaser (the “Framework Agreement”) was terminated, on August 12, 2014;

WHEREAS, (A) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of Wilmington Trust (Cayman), Ltd., (B) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favor of Wilmington Trust (Cayman), Ltd. (the “Original Legal Mortgage of IPCo Shares”), as assigned and novated by a Deed of Assignment and Novation, dated August 12, 2014 pursuant to which JT (as assignor) assigned and transferred to PMH Holding Limited (“PMH”) (as assignee) absolutely all of his rights and title to, and interest and benefit in, to and under the Original Legal Mortgage of IPCo Shares and novated to PMH all of his obligations and liabilities under the Original Legal Mortgage of IPCo Shares (as amended from time to time), (C) the Fixed and Floating Charge, dated October 21, 2011, between IPCo and Wilmington Trust (Cayman), Ltd. and (D) the Amended and Restated Collateral Agency Agreement, dated June 2, 2014, by and between Seller and Wilmington Trust (Cayman), Ltd., were amended on August 12, 2014 (the “IPCo Security Documents”) to secure the Liquidity Event Payment provided for under the 2014 SAPA (as defined below) and to reflect the continuing obligations under the 2014 SAPA (as defined below) and the IPCo Security Documents, and concurrently with the amendments on August 12, 2014, the Memorandum and Articles of Association of IPCo were duly amended to reflect the termination of the Framework Agreement and the powers and authority of IPCo to enter into and perform its obligations under this Agreement. The IPCo Security Documents were terminated on June 2, 2022 and concurrently with such termination and the full release of the IPCo Security Documents, the Memorandum and Articles of Association of IPCo were further amended on June 2, 2022;

WHEREAS, certain personal guarantees have been granted by JM and JT to the Seller concurrently with the full release of the IPCo Security Documents on June 2, 2022 (as amended from time to time, the “Personal Guarantees”);

WHEREAS, the Seller received a Cayman Islands opinion and a BVI opinion of Maples and Calder, addressed to Seller, Altaba and SoftBank in the agreed form dated August 12, 2014 addressing, among others, the enforceability, validity and due authorization of (A) the IPCo Security Documents to secure the Liquidity Event Payment provided for under the 2014 SAPA (as defined below) and to reflect the continuing obligations under the 2014 SAPA (as defined below) and the IPCo Security Documents following the termination of the Framework Agreement and (B) the amendments to the Memorandum and Articles of Association of IPCo to reflect the termination of the Framework Agreement and the powers and authority of IPCo to enter into and perform its obligations under this Agreement;

WHEREAS, the Seller received an opinion of Fangda Partners, addressed to Seller in the agreed form dated August 12, 2014 addressing, among others, (A) the enforceability and validity of the 2014 SAPA (as defined below) under the Laws of Mainland China against the Parties hereto and (B) the due authorization of this Agreement by the Parties hereto organized under the Laws of Mainland China or domiciled in Mainland China;

WHEREAS, the Parties intend that the Commercial Agreement, dated as of July 29, 2011, among the Seller, the Purchaser and Alipay, as amended on December 14, 2011 (the “2011 Commercial Agreement”), as amended on February 1, 2018 and August 24, 2020, and further amended and restated in the form of the Amended and Restated Commercial Agreement (as defined below), shall continue in effect as so further amended and restated;

WHEREAS, on August 12, 2014, 阿里巴巴(中国)有限公司 (Alibaba (China) Co., Ltd.), a corporation organized under the Laws of Mainland China and a wholly-owned Subsidiary of the Seller (“Alibaba China Co. (A50)”) entered into a Software System Use and Service Agreement with each of 浙江阿里巴巴小额贷款股份有限公司 (Zhejiang Alibaba Small Loan Co., Ltd.) (“Alibaba Small Loan Company (F50)”) and the Chongqing Loan Company (F51) (together, and including any analogous agreements entered into by the Purchaser’s Subsidiaries pursuant to Section 2.8, the “SME Loan Know-How License Agreements”);

WHEREAS, the Intellectual Property License and Software Technology Services Agreement, dated as of July 29, 2011, by and between the Seller and Alipay (the “IPLA”) was amended and restated on August 12, 2014, as amended on February 4, 2015 (the “2014 IPLA”), and was further amended and restated in substantially the form set forth in Exhibit A to the 2014 SAPA (as defined below) (as amended on February 1, 2018) effective as of the Issuance Closing Date (the “Amended IPLA”), and shall continue in effect as so further amended and restated, and the Seller wishes to receive the right to certain payments from the Purchaser under the Amended IPLA;

WHEREAS, on September 23, 2019, Seller and Purchaser entered into a Cross License Agreement (“Cross-License Agreement”), pursuant to which each of Seller and Purchaser granted the other a license under certain patents, trademarks, software and other technologies (including but not limited to patents and software transferred at the Issuance Closing Date) owned by such party, and Seller and Purchase agreed to cooperate on various intellectual property matters, which Cross-License Agreement shall continue in effect;

WHEREAS, on August 12, 2014, the Shared Services Agreement, dated as of July 29, 2011, by and between the Seller and the Purchaser, was amended and restated on August 12, 2014 (the “2014 Shared Services Agreement”), and was further amended and restated on August 24, 2020 (the “Amended Shared Services Agreement”), and shall continue in effect as so further amended and restated;

WHEREAS, on August 12, 2014, the Seller and the Purchaser entered into an agreement governing access to data and other related cooperation between the Parties, as such agreement was further amended by the parties thereto on August 24, 2020 (the “Data Sharing Agreement”), which Data Sharing Agreement will be terminated on or around the 2022 Amendment Date;

WHEREAS, on August 12, 2014, the Seller and the Purchaser entered into a binding term sheet, whereby the Seller shall provide the Purchaser with certain cloud computing services to enable the Purchaser to process and analyze data solely in connection with its permitted businesses from time to time (the “2014 Technology Services Agreement”), which was not renewed, following which on August 24, 2020, the Seller and the Purchaser entered into (i) a framework agreement under which each of the Seller or certain of its related entities and the Purchaser and certain of its related entities may provide to the other party and its related entities certain marketplace technology services, as further described therein (the “Marketplace Software Technology Services Framework Agreement”) and (ii) an agreement under which Alibaba Cloud (阿里云计算有限公司) and Alibaba Cloud (Singapore) Private Limited may provide to the Purchaser and its Subsidiaries certain cloud services and related products (the “Cloud Service Framework Agreement”);

WHEREAS, on August 12, 2014, the Seller and the Purchaser entered into an agreement providing for mutual cooperation on a list of activities to be developed and agreed upon with respect to the loan business for small and medium enterprises (the “Cooperation Agreement”);

WHEREAS, on June 27, 2019, Altaba held a stockholders’ meeting to approve its Plan of Liquidation and Dissolution, following which Altaba no longer exists for purposes of continuing its ongoing business;

WHEREAS, on August 12, 2014, the Seller and the Purchaser entered into an agreement regarding the use by each party and its respective subsidiaries of trademarks incorporating the “Ali” [阿里] name or prefix or the “ecommerce”/ “网商”, “”, or “” name, prefix or logo (the “Trademark Agreement”, and together with this Agreement, the Amended IPLA, the Amended Shared Services Agreement, the Amended and Restated Commercial Agreement, the Data Sharing Agreement, the 2014 Technology Services Agreement and the Cooperation Agreement, the IP Transfer Agreements, the Cross-License Agreement, the Marketplace Software Technology Services Framework Agreement, and the Cloud Service Framework Agreement, as may be amended from time to time and with the schedules, annexes and exhibits thereto, the “Transaction Documents”);

WHEREAS, the Parties desire to provide for the affairs of the Seller and the Purchaser and the rights and obligations of the Parties on the terms and conditions set forth herein; and

WHEREAS, the Share and Asset Purchase Agreement was entered into by the Parties on August 12, 2014 in connection with foregoing matters (the “2014 SAPA”), as amended on February 1, 2018, September 23, 2019 and August 24, 2020 (the “2020 SAPA”), and the parties to this Agreement now desire to make certain modifications to better reflect the understanding and course of performance of the Parties with respect to such matters by amending the 2020 SAPA as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1General. As used herein, the following terms shall have the following meanings:

“2018 Amendment Date” means February 1, 2018.

“A-Share IPO” means an IPO that is or that Purchaser reasonably expects to be a Purchaser Qualified IPO or an Alipay Qualified IPO in which Equity Securities sold in the offering are listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange (even if Equity Securities sold in the offering are concurrently listed on any other stock exchange).

“Amended Articles of Association of the Purchaser” means the amended articles of association of the Purchaser, which shall be in a form mutually agreed by the Seller and the Purchaser.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) the Affiliates of a Person shall include the Subsidiaries of such Person, and (b) the Seller shall not be an Affiliate of SoftBank or of Altaba, or vice versa, for purposes of this Agreement.

“Alipay-Exclusive IP” shall have the meaning ascribed to such term in the Amended IPLA.

“Alipay Qualified IPO” means an underwritten initial public offering of Equity Securities of Alipay (i) at an implied equity value of Alipay exceeding twenty-five billion U.S. Dollars (US$25,000,000,000), (ii) in which, immediately following the offering, the Equity Securities of Alipay sold in the offering are listed on a Recognized Stock Exchange, and (iii) which results in gross proceeds of at least two billion U.S. Dollars (US$2,000,000,000).

“Alipay Royalty” shall have the meaning ascribed to that term in the Amended IPLA.

“Amended and Restated Commercial Agreement” means the 2011 Commercial Agreement as amended on February 1, 2018 and August 24, 2020, and further amended and restated on the 2022 Amendment Signing Date, and which further amendment and restatement takes effect from the 2022 Amendment Date.

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or

(ii) investment power which includes the power to dispose, or to direct the disposition of, such security. “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing, Hong Kong or New York are authorized or obligated by Laws to close.

“Business Scope Period” means the period commencing on the date of this Agreement and terminating upon the earlier of (i) the first date following the Issuance Closing on which the Seller and its Subsidiaries do not collectively own at least fifty percent (50%) of the aggregate Purchaser Equity issued, on or prior to such date, to the Seller and its Subsidiaries collectively pursuant to this Agreement; provided, that if the Seller and/or any of its Subsidiaries is required by Law to sell or otherwise transfer or dispose of the Purchaser Equity or equivalent equity interests of the Purchaser, such sale of Purchaser Equity shall not terminate the Business Scope Period unless the Seller and/or any of its Subsidiaries subsequently voluntarily sells any Purchaser Equity or equivalent equity interests of the Purchaser and immediately following such sale the Seller and its Subsidiaries collectively own less than fifty percent (50%) of the aggregate Purchaser Equity issued, on or prior to the date of such sale, to the Seller and its Subsidiaries collectively pursuant to this Agreement, and (ii) the expiration of the Total Term.

“Confidential Information” means information delivered by or on behalf of a Party to another Party or its Representatives pursuant to, in connection with, or related to this Agreement or any of the transactions, rights or obligations contemplated by this Agreement; provided, that such term does not include information that (a) was publicly known prior to the time of such disclosure; (b) was otherwise known to such receiving Party and not subject to a duty to keep such information confidential prior to the time of such disclosure; (c) subsequently becomes publicly known through no act or omission by such receiving Party or any of its Representatives in breach of this Agreement; (d) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person that such receiving Party knows to have a duty to keep such information confidential; or (e) is subject to the Data Sharing Agreement.

“Connected Person” means, with respect to any Person, such Persons as would be “connected persons” as defined in Rule 1.01 and expanded in Rule 14A.11 of the Hong Kong Stock Exchange listing rules as in effect as of the date hereof.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“CSRC” means the China Securities Regulatory Commission.

“Deferred Obligation Exchange Rate” means the central parity exchange rate of U.S. Dollars per RMB published by the PBOC on the Issuance Closing Date.

“Deferred IP Purchase Price” means an amount, in RMB, equal to the Offshore Stage 1a Retained IP Value.

“Deferred Share Subscription Price” means an amount, in RMB, equal to the Deferred IP Purchase Price.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, title defect, license, security interest or other restriction or limitation of any kind (other than those created under applicable securities Laws).

“Equity Securities” means, with respect to any entity, any equity interests of such entity, however described or whether voting or nonvoting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of such entity, including, for the avoidance of doubt, Purchaser Equity where the subject entity is the Purchaser.

“Exchange Rate” means, as of any date of determination, the central parity exchange rate of U.S. Dollars per RMB published by the PBOC on such date.

“Family Member” means, with respect to any Person, any child, grandchild, parent, grandparent, spouse or sibling, of such Person, and shall include adoptive relationships of the same type.

“GAAP” means U.S. GAAP, PRC GAAP, or IFRS, in each case, applied on a consistent basis.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, Order, registration, declaration, filing, report or notice of any Governmental Authority.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Highly Sensitive Information” means any competitively sensitive business, marketing, technical and other information that the Purchaser does not otherwise intend to publicly disclose other than information as to which the Seller certifies, through a certificate duly executed by an authorized executive officer of the Seller, SoftBank or Altaba, that it or SoftBank or Altaba, as applicable, requires such information in order to comply with public reporting requirements under the applicable securities Laws and rules of any stock exchange on which the Equity Securities of the Seller are admitted to trading or for the purpose of complying with applicable Law.

“IFRS” means International Financial Reporting Standards.

“Intellectual Property” means:

(a)patents, patent applications and patent disclosures, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof (the foregoing, collectively, “Patents”), inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto;

(b)trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all goodwill associated therewith and all applications, registrations and renewals in connection therewith;

(c)copyrights, works of authorship and copyrightable works, including software, data and databases, website and other content and documentation, and all applications, registrations and renewals in connection therewith (“Copyrights”); and

(d)trade secrets, know-how, information and/or technology of any kind (including processes, procedures, research and development, ideas, concepts, formulas, algorithms, compositions, production processes and techniques, technical data, designs, drawings, specifications, research records and records of inventions).

“IP Costs” means, with respect to any Retained IP, an amount equal to all the costs and expenses in relation to such Retained IP (including any acquisition, filing, prosecution and maintenance costs for such Retained IP and any costs and expenses incurred in relation to any disputes involving such Retained IP) incurred by the Seller and its Subsidiaries.

“IP Transfer Agreements” means the Offshore IP Transfer Agreement and the Onshore IP Transfer Agreement.

“IPO” means an initial public offering.

“IPO Kick-Off” means the earliest to occur of any of the following events: (a) in the case of an A-Share IPO, the submission of a pre-IPO coaching application to CSRC or its local branch, and (b) in the case of an Other IPO, the submission of a CSRC application for the purpose of an IPO; provided that, for the avoidance of doubt, in the case of an IPO in which Equity Securities sold in the offering are listed on more than one exchange or listing venue, “IPO Kick-Off” means the earlier to occur of any of the foregoing events described in clauses (a) or (b).

“Issuance” means the issuance of the Maximum Issuance Interest pursuant to Section 2.3, which (i) shall be made to the Seller Designated Investment Entity, and (ii) shall be free and clear of any Encumbrances whatsoever.

“Joinder Agreement” means the joinder agreement in substantially the form attached as Exhibit A.

“Law” means (a) any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or Order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body or (b) any applicable widely adopted industry standard rules and regulations (such as the Payment Card Industry Data Security Standard or PCIDSS).

“Liabilities” means any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement or rights of preemption of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Long-Stop Date” means (a) the date that is the first anniversary of the establishment date of the Seller Designated Investment Entity, or (b) if as of the date set forth in the preceding clause (a), (i) the conditions to the Issuance set forth in Section 2.3(c)(ii)(A), Section 2.3(c)(ii)(D) and Section 2.3(c)(ii)(F) have been satisfied, (ii) the conditions to the Issuance set forth in Section 2.3(c)(i)(A) and Section 2.3(c)(i)(B)(1) would be satisfied if the Issuance Closing were to occur as of such date, and (iii) the conditions to the Issuance set forth in Section 2.3(c)(i)(A), Section 2.3(c)(ii)(B), Section 2.3(c)(ii)(C), Section 2.3(c)(ii)(G) and Section 2.3(c)(ii)(H) are capable of being satisfied if the Issuance Closing were to occur as of such date, the date that is eighteen (18) months after the establishment date of the Seller Designated Investment Entity or (c) such other date as mutually agreed by the Purchaser and the Alibaba Independent Committee.

“Mainland China” means the People’s Republic of China, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.

“Mainland China Person” means (a) an individual with Mainland China nationality pursuant to the Nationality Law of Mainland China, (b) a company organized under the Laws of Mainland China that (i) is not a WFOE, (ii) is not otherwise foreign owned or foreign invested under the Laws of Mainland China, and (iii) is not controlled or (in whole or in part) Beneficially Owned by any WFOE, VIE Structure, foreign invested enterprise under the Laws of Mainland China, individual without Mainland China nationality, or Person organized under the Laws of a territory other than Mainland China, or (c) a Mainland China Governmental Authority.

“Maximum Issuance Interest” means a thirty-three percent (33%) Ownership Interest in the Purchaser.

“MIIT” means the Ministry of Industry and Information Technology of Mainland China and any duly authorized provincial or local office of the Ministry of Industry and Information Technology of Mainland China.

“MOFCOM” means the Ministry of Commerce of Mainland China and any duly authorized provincial or local office of the Ministry of Commerce of Mainland China.

“New FIG Business-Exclusive IP” has the meaning ascribed to that term in the Amended IPLA.

“New FIG Royalty” shall have the meaning ascribed to that term in the Amended IPLA.

“Offshore Remaining Retained IP” means Remaining Retained IP that is owned by the Seller or any of its Subsidiaries domiciled outside of Mainland China.

“Offshore Stage 1 Retained IP” means Offshore Stage1a Retained IP and Offshore Stage 1b Retained IP.

“Offshore Remaining Retained IP Transferee(s)” means, with respect to any Offshore Remaining Retained IP, any one or more Subsidiary of the Purchaser designated by the Purchaser for the purpose of acquiring such Offshore Remaining Retained IP pursuant to Section 2.2(c).

“Offshore Stage 1 Retained IP Transferee(s)” means Alipay Singapore Holding Pte. Ltd. (Z16) and/or any one or more other Purchaser Subsidiary, as designated by the Purchaser prior to the Issuance Closing.

“Offshore Stage 1 Retained IP Transferor(s)” means Alibaba Group Services Limited (Hong Kong) (A05), the Seller and Alibaba.com (Europe) Limited (England) (B14).

“Offshore Stage 1a Retained IP Value” means an amount equal to RMB11,459,466,000.00.

“Offshore Stage 1b Retained IP Value” means an amount equal to RMB2,436,200.00.

“Onshore Remaining Retained IP” means Remaining Retained IP that is owned by any Subsidiary of Seller domiciled in Mainland China.

“Onshore Stage 1 Retained IP” means Onshore Stage1a Retained IP and Onshore Stage 1b Retained IP.

“Onshore Remaining Retained IP Transferee(s)” means, with respect to any Onshore Remaining Retained IP, the Purchaser and/or any one or more Subsidiary of the Purchaser designated by the Purchaser for the purpose of acquiring such Onshore Remaining Retained IP pursuant to Section 2.2(c).

“Onshore Stage 1 Retained IP Transferee(s)” means Alipay, 蚂蚁金服（杭州）网络技术有限公司 (Ant Financial (Hang Zhou) Network Technology Co., Ltd.) (Z69), and/or any one or more other Purchaser Subsidiary domiciled in Mainland China, as designated by the Purchaser prior to the Issuance Closing.

“Onshore Stage 1 Retained IP Transferor(s)” means 阿里巴巴（中国）有限公司 (Alibaba (China) Co., Ltd.) (A50) and 支付宝（中国）信息技术有限公司 (Alipay (China) Information Technology Co., Ltd.) (Z53).

“Onshore Stage 1a Retained IP Value” means an amount equal to RMB741,834,000.00.

“Onshore Stage 1b Retained IP Value” means an amount equal to RMB56,000.00.

“Order” means any judgment, order, writ, preliminary or permanent injunction, instruction or decree of any Governmental Authority or any arbitration award.

“Other IPO” means an IPO that is or that Purchaser reasonably expects to be a Purchaser Qualified IPO or an Alipay Qualified IPO, but that is not an A-Share IPO.

“Ownership Interest” of any Person in any entity organized under the laws of Mainland China means, as of any time: (a) if such entity is in the form of a limited liability company, the quotient of the amount of the registered capital of such entity directly or indirectly owned by such Person divided by the total amount of the registered capital of such entity at such time; (b) if such entity is in a form of a company limited by shares, the quotient of the amount of the total shares of such entity directly or indirectly owned by such Person divided by the total amount of the shares of such entity issued and outstanding at such time; or (c) if such entity is in any other form, the quotient of the amount of the capital investment of such entity directly or indirectly owned by such person divided by the total amount of the capital investment contributed by all the shareholders of such entity, or the quotient of the total capital investment amount of such entity otherwise agreed in writing by all the shareholders of such entity.

“PBOC” means the headquarters of the People’s Bank of China located in Beijing and any duly authorized provincial or local office of the People’s Bank of China.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of legal entity.

“Permitted Encumbrances” means all Encumbrances (i) that were made, entered into or granted by, or that arise from any actions taken by, the Seller and any current or former Affiliate of the Seller, or any other Person (A) prior to the 2018 Amendment Date, to the extent the Purchaser or any Purchaser Subsidiary has been notified of, or is otherwise aware of, such Encumbrances prior to the 2018 Amendment Date or (B) after the 2018 Amendment Date, to the extent such Encumbrances have been mutually agreed by the Seller and the Purchaser, or (ii) arising out of, in connection with, or as a result of the Cross-License Agreement, in each case with respect to any Retained IP prior to the date such Retained IP is assigned or transferred by the Seller or any of its Affiliates to the Purchaser or any of its Subsidiaries in accordance with Section 2.2.

“Prior Agreements” means the 2014 SAPA, the 2014 IPLA and the 2011 Commercial Agreement (except for Section 6 of Schedule 7.1 to the 2011 Commercial Agreement).

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Purchaser Business” means (a) the provision and distribution of credit (including providing loans, factoring, guarantees and loan servicing) and insurance; (b) the provision of investment management and banking services (including capital markets advice, deposit services, custody services, trust services and other financial advisory services); (c) payment transaction processing and payment clearing services for third parties (including issuance of physical, virtual, online or mobile credit, debit or stored value cards, operation of payment networks, and acquisition of merchants for rendering payment services); (d) leasing, lease financing and related services; (e) trading, dealing and brokerage with respect to foreign exchange and financial instruments, including securities, indebtedness, commodities futures, derivatives, and currencies; (f) distribution of securities, commodities, funds, derivatives and other financial products (including trading and brokerage services with respect to the same); and (g) provision of credit ratings and credit profiles and reports.

“Purchaser Equity” means (a) if the Purchaser is in the form of a limited liability company, registered capital of the Purchaser; or (b) if the Purchaser is in a form of a company limited by shares, shares of the Purchaser.

“Purchaser Qualified IPO” means an underwritten initial public offering of Equity Securities of the Purchaser (i) at an implied equity value of the Purchaser exceeding Twenty-Five Billion U.S. Dollars (US$25,000,000,000), (ii) in which, immediately following the offering, the Equity Securities of the Purchaser sold in the offering are listed on a Recognized Stock Exchange, and (iii) which results in gross proceeds of at least Two Billion U.S. Dollars (US$2,000,000,000).

“Recognized Stock Exchange” means the largest capitalization listing tier of any of the New York Stock Exchange, NASDAQ, London Stock Exchange, Hong Kong Stock Exchange, Shenzhen Stock Exchange or Shanghai Stock Exchange (for example, as of the date of this Agreement, for NASDAQ, the NASDAQ Global Select Market or for the London Stock Exchange, Main Market Primary Listing).

“Related Party” means:

(a)JM, JT, any of JM’s or JT’s respective Family Members, trusts formed by JM or JT for the benefit of himself or his Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of JM, JT or JM’s or JT’s respective Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of JM, JT or JM’s or JT’s respective Family Members shall be conclusively established in the affirmative if JM, JT or JM’s or JT’s respective Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity);

(b)either Management Holdco or its respective general partner or any Person who controls such general partner; or

(c)any Person that would be a Connected Person of the Purchaser or either Management Holdco other than (i) directors and chief executives (and their respective associates) of any Subsidiary of the Purchaser that would not otherwise be Connected Persons of the Purchaser or either Management Holdco if they were not a director or chief executive of a Subsidiary of the Purchasers and (ii) the Seller, its Subsidiaries and Persons who would not otherwise be Connected Persons of the Purchaser or either Management Holdco in the absence of its relationship with the Seller.

“Remaining Retained IP Value” means, with respect to any Remaining Retained IP, the valuation in RMB of such Remaining Retained IP, exclusive of any applicable Taxes, as determined by a valuation report issued by an independent third-party appraiser jointly engaged by the Seller and the Purchaser for such purpose, which report shall include separate valuations for any such Remaining Retained IP that is (a) Onshore Remaining Retained IP and (b) Offshore Remaining Retained IP.

“Renminbi” or “RMB” means lawful money of Mainland China.

“Representatives” means a Person’s Affiliates, directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Retained IP” means the Stage 1 Retained IP as set forth on Schedule 2.2(b), and the Alipay-Exclusive IP and the New FIG Business-Exclusive IP set forth in the applicable Exhibits to the Amended IPLA, as such Exhibits may be amended from time to time.

“Secured Obligations” means (i) all obligations and liabilities of the Purchaser and IPCo to pay any Liquidity Event Payment, Initial Liquidity Event Payment (as defined in the 2014 SAPA), or any Liquidity Event Impact Payment (as defined in the 2014 SAPA) and interest and tax-related payments under this Agreement, and (ii) all obligations and liabilities of JM and JT under the Personal Guarantees, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or otherwise.

“Seller Audit Committee” means the audit committee of the board of directors of the Seller, which shall comply with applicable requirements of the New York Stock Exchange Listed Company Manual; provided that, for the avoidance of doubt, at any time following the listing of Equity Securities of the Seller on the New York Stock Exchange that the Equity Securities of the Seller are not listed on the New York Stock Exchange, the Seller Audit Committee shall consist solely of directors who are not officers or employees of the Seller or its Affiliates; provided further that, at any time prior to the listing of the Equity Securities of the Seller on the New York Stock Exchange, no more than one-half of the members of the Seller Audit Committee shall be officers or employees of the Seller.

“Seller Business” means the businesses of the Seller and its Subsidiaries (excluding, for the avoidance of doubt, the Purchaser Business) from time to time (together with any and all logical extensions of the business of the Seller and its Subsidiaries).

“Seller Designated Investment Entity” means a domestic limited liability company organized under the Laws of Mainland China established after the 2018 Amendment Date and wholly owned by the Seller Second Level Intermediate Investment Entity.

“Seller Intermediate Investment Entity” means 淘宝（中国）软件有限公司 (Taobao (China) Software Co., Ltd.) (T50), a limited liability company and a foreign invested enterprise organized under the Laws of Mainland China and wholly owned by Seller.

“Seller Second Level Intermediate Investment Entity” a limited liability company organized under the Laws of Mainland China established after the 2018 Amendment Date and wholly owned by the Seller Intermediate Investment Entity.

“Seller’s Ownership Percentage of Alipay” means, as of any time, (a) the amount of the registered capital or equivalent equity interests of Alipay Beneficially Owned by the Purchaser at such time multiplied by (b) the Seller’s Ownership Interest in the Purchaser (including, for purposes of this definition, any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) at such time, divided by (c) the total amount of the registered capital or equivalent equity interests of Alipay issued and outstanding at such time, plus the quotient of (d) the amount of the registered capital or equivalent equity interests of Alipay Beneficially Owned (other than through the Purchaser) by the Seller at such time, divided by (e) the total amount of the registered capital or equivalent equity interests of Alipay issued and outstanding at such time.

“Shareholder’s Agreement” means a Shareholder’s Agreement of the Purchaser to be executed by and among the Purchaser, the Seller Designated Investment Entity, the Management Holdcos and all other shareholders of the Purchaser, which shall be in a form mutually agreed by the Seller and the Purchaser and include the shareholder rights of the Seller Designated Investment Entity by incorporating by reference such rights in the body of such Shareholder’s Agreement and attaching to such Shareholder’s Agreement this Agreement.

“SME Loan” means a loan made by a lender in the small and medium enterprise financing market.

“SME Loan Know-How” means all know-how and Copyrights of the Seller and/or its Subsidiaries relating solely to the management and operation of an SME Loan business as conducted by Alibaba Small Loan Company (F50), Chongqing Loan Company (F51) and/or Guarantee Company (F82), including the materials listed in Exhibit G of the Amended IPLA, in each case that will be transferred to the Purchaser or a Subsidiary of the Purchaser in connection with the Transfer of the SME Loan Know-How pursuant to Section 2.2(a) of this Agreement.

“SME Loan Onshore IP” means the domain names and copyrights registered in Mainland China and owned by 阿里巴巴（中国）网络技术有限公司 (Alibaba (China) Technology Co., Ltd. (B50)) set forth on Schedule 2.2(a)(ii) to the 2014 SAPA, excluding, for avoidance of doubt, any SME Loan Know-How.

“Stage 1 Retained IP” means the Stage 1a Retained IP and the Stage 1b Retained IP.

“Stage 1a Retained IP” means the Onshore Stage 1a Retained IP and the Offshore Stage 1a Retained IP.

“Stage 1b Retained IP” means the Onshore Stage 1b Retained IP and the Offshore Stage 1b Retained IP.

“Subscription Price” means an amount equal to the Upfront Share Subscription Price plus the Deferred Share Subscription Price.

“Subscription Price Deduction” means an amount equal to the sum of (a) all applicable Taxes imposed on or directly related to the transfer of the Stage 1a Retained IP (including the stamp duty and income tax), other than VAT for which the Purchaser or its Subsidiaries are responsible pursuant to Section 2.2(b)(v), (b) all the IP Costs with respect to the Stage 1a Retained IP incurred for the period between April 1, 2015 and the 2018 Amendment Date not previously reimbursed by Purchaser or its Subsidiaries and (c) stamp duty payable by the Seller Intermediate Investment Entity and the Seller Second Level Intermediate Investment Entity imposed in connection with the subscription (for consideration up to the Subscription Price) of equity interests in Seller Intermediate Investment Entity and Seller Designated Investment Entity, respectively.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions. For the avoidance of doubt, none of the Purchaser or its Subsidiaries shall be deemed to be Subsidiaries of the Seller or any of its Subsidiaries.

“Subsequent Issuance” means any issuance by the Purchaser of any Ownership Interest of the Purchaser to the Seller or its Subsidiaries other than the Issuance.

“Tax” or “Taxes” means any federal, state, county, national, provincial, local or foreign tax (including transfer taxes), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties and additions imposed thereon or with respect thereto.

“Third-Party Issuance” means any bona fide sale for cash by the Purchaser of any of its Equity Securities to a third party (other than Seller or any of its Subsidiaries or any Subsidiary of the Purchaser) in a new equity financing.

“Total Term” means August 12, 2014 until the earlier of (a) August 11, 2064 and (b) five (5) years after the date referred to in clause (i) of the definition of Business Scope Period.

“Transfer” means and includes any direct or indirect sale, assignment, Encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy Proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, or by forward or reverse merger.

“United States” means the United States of America.

“Upfront IP Purchase Price” means an amount, in RMB, equal to the Onshore Stage 1a Retained IP Value.

“Upfront Share Subscription Price” means an amount equal to the Upfront IP Purchase Price minus the Subscription Price Deduction.

“U.S. Dollars” and “US$” shall each mean lawful money of the United States.

“VAT” means the Tax levied by the State Administration of Taxation of Mainland China or its local counterparts based on the increase in value during the sale of goods (both tangible and intangible), supply of services, and import of goods within the territory of Mainland China.

“VIE Structure” means the investment structure in which a Mainland China-domiciled operating entity and its Mainland China shareholders enter into a number of Contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in Mainland China invested by the non-PRC investor) pursuant to which the non-PRC investor achieves control of Mainland China-domiciled operating entity and also consolidates the financials of Mainland China-domiciled entity with those of the non-PRC investor.

“WFOE” means a wholly foreign-owned enterprise formed under the Laws of Mainland China.

Section 1.2Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
2011 Commercial Agreement	Recitals
2014 IPLA	Recitals
2014 SAPA	Recitals
2014 Shared Services Agreement	Recitals
2014 Technology Services Agreement	Recitals
2020 SAPA	Recitals
2022 Amendment Date	Preamble
2022 Amendment Signing Date	Preamble
Accrued Profit Share	Section 2.7
Additional Alipay Securities	Section 9.3(b)(i)
Additional Purchaser Securities	Section 9.3(a)(i)
Additional Securities	Section 9.3(b)(i)
Additional Securities Purchase Price	Section 9.3(d)
Agreement	Preamble

Alibaba China Co. (A50)	Recitals
Alibaba Independent Committee	Section 9.10
Alibaba Small Loan Company (F50)	Recitals
Alibaba.com China (B42)	Preamble
Alipay	Preamble
Alipay Hong Kong	Section 2.1(a)(iii)
Alipay Singapore E-Commerce (B15)	Section 2.1(b)
Alipay Singapore E-Commerce (B15) Transfer	Section 2.1(b)
Altaba	Recitals
Amended IPLA	Recitals
Amended Shared Services Agreement	Recitals
Anti-Dilution Purchaser Offshore Subsidiary Securities	Section 9.3(g)
Beneficial Ownership	Section 1.1
Beneficially Own	Section 1.1
Chongqing Loan Company (F51)	Section 2.1(a)(ii)
Chongqing Loan Company (F51) Transfer	Section 2.1(a)(ii)
Chongqing Loan Company Minority Shareholder Consents	Section 3.2(a)(ii)
Claimant	Section 12.9(b)
Closing	Section 3.1
Closing Transferred Equities	Section 2.1(a)
Cloud Service Framework Agreement	Recitals
control	Section 1.1
controlled by	Section 1.1
Cooperation Agreement	Recitals
Copyrights	Section 1.1
Cross-License Agreement	Recitals
Data Sharing Agreement	Recitals
Deferred IP Payment Notes	Section 2.5(c)
Deferred Retained IP Payments	Section 2.5(b)
Disclosure Schedules	Article VI
Escrow Interest Profit Share Deposit	Section 2.7
Finance Business Consideration	Section 2.4(a)(iii)
Financial Investments	Section 5.4
Framework Agreement	Recitals
Framework Agreement Parties	Section 2.9
FTZ	Section 3.2(b)(iv)(C)
Funded Amount Shortfall	Section 2.6(b)(ii)
Funded Amount Shortfall Payment Notes	Section 2.6(b)(ii)
Funded Amounts	Section 2.6(b)(i)
Funded Payment Cap	Section 2.6(b)(i)(E)
Guarantee Company (F82)	Section 2.1(a)(i)(A)
Guarantee Company (F82) Transfer	Section 2.1(a)(i)(B)
Hangzhou Ali Venture Capital (A54)	Preamble
Hangzhou Zisheng	Section 2.3(c)(ii)(G)
ICC	Section 12.9(a)
Indemnified Party	Section 11.4(a)

Indemnifying Party	Section 11.4(a)
Independent Director	Section 9.1(a)(i)
Independent Director Ownership Period	Section 9.1(a)(i)
IPCo	Recitals
IPCo Security Documents	Recitals
IPLA	Recitals
IPO Retained IP Transfer	Section 2.2(c)(iii)
Issuance Approvals	Section 2.3(c)(i)(B)
Issuance Closing	Section 2.3(i)
Issuance Closing Date	Section 2.3(i)
JM	Preamble
JT	Preamble
Junao Management Holdco	Preamble
Junhan Management Holdco	Preamble
Libra Capital (A22)	Section 2.1(a)(iii)
Libra Capital (A22) Transfer	Section 2.1(a)(iii)
Losses	Section 11.1
Mainland China Closing Opinion	Section 8.1(c)
Management Holdco Disclosure Schedules	Article VI
Management Holdcos	Preamble
Marketplace Software Technology Services Framework Agreement	Recitals
NDRC	Section 3.2(b)(iv)(C)
Offer Notice	Section 9.7(b)(i)
Offer Price	Section 9.7(b)(i)
Offeree	Section 9.7(b)(i)
Offshore IP Transfer Agreement	Section 2.2(b)(viii)
Offshore Stage 1a Retained IP	Section 2.2(b)(iii)
Offshore Stage 1b Retained IP	Section 2.2(b)(iv)
Onshore IP Transfer Agreement	Section 2.2(b)(viii)
Onshore Stage 1a Retained IP	Section 2.2(b)(i)
Onshore Stage 1b Retained IP	Section 2.2(b)(ii)
Opportunity Offer Process	Section 9.9(c)
Original Legal Mortgage of IPCo Shares	Recitals
Partial Unwind	Section 9.14(c)(iii)
Parties	Preamble
Permitted Purchaser Competing Business Investment	Section 9.9(a)(ii)
Permitted Purchaser New Business Investment	Section 9.9(a)(iii)
Permitted Seller Competing Business Investment	Section 9.9(b)(ii)
Personal Guarantees	Recitals
PMH	Recitals
Preemptive Amount of Alipay Securities	Section 9.3(b)(iv)
Preemptive Amount of Purchaser Securities	Section 9.3(a)(iii)
Preemptive Rights	Section 9.3(b)(i)
Preemptive Rights for Alipay Securities	Section 9.3(b)(i)
Preemptive Rights for Purchaser Securities	Section 9.3(a)(i)
Prior Transfers	Section 2.2(c)(x)

Pro Rata Portion of Remaining Retained IP	Section 9.14(c)(iii)
Pro Rata Portion of Stage 1a Retained IP	Section 9.14(c)(iii)
Pro Rata Portion of Stage 1b Retained IP	Section 9.14(c)(iii)
Proposed Transferee	Section 9.7(b)(i)
Purchaser	Preamble
Purchaser Disclosure Schedules	Article V
Purchaser Equity Transferor	Section 9.7(a)
Purchaser Equityholder	Section 9.7(a)
Purchaser Financial Information	Section 9.2(a)(iv)
Purchaser Offshore Subsidiary	Section 9.3(a)(iv)
Purchaser Offshore Subsidiary Securities	Section 9.3(a)(iv)
Purchaser Subject Equities	Section 9.7(b)(i)
Redeemed Interest	Section 9.14(c)(i)
Regulatory Approvals	Section 4.3(a)
Remaining Retained IP	Section 2.2(c)(ii)
Remaining Retained IP Funding	Section 2.2(c)(iv)
Remaining Retained IP IPO Funding	Section 2.2(c)(iii)
Remaining Retained IP Termination Funding	Section 2.2(c)(ii)
Request	Section 12.9(b)
Respondent	Section 12.9(b)
Retained Business	Section 2.4(b)
Retained Business Payment	Section 2.4(b)
SAFE	Section 4.3(a)
Seller	Preamble
Seller Board Representative Period	Section 9.1(a)(ii)
Seller Director	Section 9.1(a)(ii)
Seller Disclosure Schedules	Article IV
Seller Parties	Preamble
Silverworld Technology (B17)	Preamble
SME Loan Know-How License Agreements	Recitals
SoftBank	Preamble
Subscription Agreement	Section 2.3(g)
Subsidiary Seller Parties	Preamble
Third-Party Claim	Section 11.4(a)
Trademark Agreement	Recitals
Transaction Documents	Recitals
Transactions	Section 2.1(a)(iii)
Transferred Assets	Section 2.2(a)(ii)
Transferred Entities	Section 4.4
Transferred Equities	Section 2.1(b)
Type I Investment Threshold	Section 9.9(a)(ii)(A)
Type II Investment Threshold	Section 9.9(a)(iii)(C)
under common control with	Section 1.1
Zhejiang Alibaba Entities	Section 9.9(b)(iv)
Zhejiang Taobao (T51)	Preamble

Section 1.3Construction. In this Agreement, unless the context otherwise requires:

(a)references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications);

(b)words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c)references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d)references to “day” or “days” are to calendar days;

(e)references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time, provided that references to the Prior Agreements shall not be construed as including amendments made on or after the Amendment Date;

(f)a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(g)the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(h)“include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(j)references to “the date hereof” or “the date of this Agreement” are to August 12, 2014, and references to events or actions occurring “concurrently herewith” are, unless otherwise noted, to events or actions occurring concurrently with August 12, 2014; and

(k)references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.4Schedules, Annexes and Exhibits. The Schedules, Annexes and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Annex or Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE II

TRANSACTION

Section 2.1Equity Transfers.

(a)Seller’s Existing Financial Services Business. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, the following Seller Parties shall convey, assign and transfer the following existing equity interests (collectively, the “Closing Transferred Equities”), free and clear of any Encumbrances whatsoever, to the Purchaser or wholly-owned Subsidiary of the Purchaser designated below, and the Purchaser or such Subsidiary shall acquire and accept such Closing Transferred Equities.

(i)Guarantee Company (F82) Transfer.

(A)Alibaba.com China (B42) shall transfer to the Purchaser, or a PRC-domiciled limited liability company wholly owned Subsidiary of the Purchaser designated by the Purchaser, registered capital of 商诚融资担保有限公司 (Shangcheng Finance Guarantee Co., Ltd.), a limited liability company organized under the Laws of Mainland China (the “Guarantee Company (F82)”), constituting a seventy percent (70%) Ownership Interest in the Guarantee Company (F82); and

(B)Zhejiang Taobao (T51) shall transfer to the Purchaser, or a PRC-domiciled limited liability company wholly owned Subsidiary of the Purchaser designated by the Purchaser, registered capital of the Guarantee Company (F82) constituting a thirty percent (30%) Ownership Interest in the Guarantee Company (F82) (the transfers provided for in clauses (A) and (B) of this Section 2.1(a)(i), the “Guarantee Company (F82) Transfer”).

(ii)Chongqing Loan Company (F51) Transfer. Hangzhou Ali Venture Capital (A54) shall transfer (the “Chongqing Loan Company (F51) Transfer”) to the Purchaser, or a PRC-domiciled limited liability company wholly owned Subsidiary of the Purchaser designated by the Purchaser, registered capital of 重庆市阿里巴巴小额贷款有限公司 (Chongqing Alibaba Small Loan Co., Ltd.), a limited liability company organized under the Laws of Mainland China (the “Chongqing Loan Company (F51)”), constituting an eighty-six percent (86%) Ownership Interest in the Chongqing Loan Company (F51).

(iii)Libra Capital (A22) Transfer. The Seller shall transfer to Alipay (Hong Kong) Holding Limited, a limited liability company organized under the laws of Hong Kong indirectly 100% owned by the Purchaser (“Alipay Hong Kong”) its one (1) share, constituting a one hundred percent (100%) Ownership Interest, in Libra Capital (A22) Holding Limited (“Libra Capital (A22)”, such transfer, the “Libra Capital (A22) Transfer” and together with the Guarantee Company (F82) Transfer and the Chongqing Loan Company (F51) Transfer, the “Transactions”).

(b)Alipay Singapore E-Commerce (B15). Concurrently with the execution of this Agreement or as promptly as practicable thereafter, Silverworld Technology (B17) shall transfer (the “Alipay Singapore E-Commerce (B15) Transfer”) to Alipay Hong Kong, free and clear of any Encumbrances whatsoever, its one (1) share (such share, together with the Closing Transferred Equities, the “Transferred Equities”), constituting a one hundred percent (100%) Ownership Interest, in Alipay Singapore E-Commerce Private Limited, a limited liability company organized under the Laws of Singapore (“Alipay Singapore E-Commerce (B15)”), and Alipay Hong Kong shall acquire and accept such share.

Section 2.2Asset Transfers.

(a)SME Loan Asset Transfers.

(i)Promptly following the request of the Purchaser, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances other than Permitted Encumbrances, the SME Loan Know-How to the Purchaser or Chongqing Loan Company (F51) or another Subsidiary of the Purchaser, at the election of the Purchaser, and the Purchaser or Chongqing Loan Company (F51) or another Subsidiary of the Purchaser shall acquire and accept the SME Loan Know-How.

(ii)At the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer the SME Loan Onshore IP (together with the SME Loan Know-How, the “Transferred Assets”), free and clear of any Encumbrances other than Permitted Encumbrances, to Alipay Hong Kong or, at the election of the Purchaser, to another Subsidiary of the Purchaser, and the Purchaser or such Subsidiary shall acquire and accept the SME Loan Onshore IP.

(b)Stage 1 Retained IP Transfers.

(i)Onshore Stage 1a Retained IP. Subject to the terms and conditions of this Agreement, at the Issuance Closing, the Seller shall, and shall cause the applicable Onshore Stage 1 Retained IP Transferor to, sell, convey, assign and transfer (or, at or prior to the Issuance Closing, enter into binding agreements to sell, convey, assign and transfer upon receipt of required approvals or filing of required registrations), free and clear of any Encumbrances other than Permitted Encumbrances, their respective right, title and interest in and to the Retained IP set forth on Schedule 2.2(b)(i) (all such portions of the Retained IP, the “Onshore Stage 1a Retained IP”) to the Onshore Stage 1 Retained IP Transferee(s), and such Onshore Stage 1 Retained IP Transferee(s) shall acquire and accept (or, at or prior to the Issuance Closing, enter into binding agreements to acquire and accept upon receipt of required approvals or filing of required registrations) from the applicable Onshore Stage 1 Retained IP Transferor such right, title and interest in and to the Onshore Stage 1a Retained IP, in consideration for the payment of an amount in cash equal to the Onshore Stage 1a Retained IP Value in accordance with Section 2.5(a).

(ii)Onshore Stage 1b Retained IP. Subject to the terms and conditions of this Agreement, at the Issuance Closing, the Seller shall, and shall cause the applicable Onshore Stage 1 Retained IP Transferor to, sell, convey, assign and transfer (or, at or prior to the Issuance Closing, enter into binding agreements to sell, convey, assign and transfer upon receipt of required approvals or filing of required registrations), free and clear of any Encumbrances other than Permitted Encumbrances, their respective right, title and interest in and to the Retained IP set forth on Schedule 2.2(b)(ii) (all such portions of the Retained IP, the “Onshore Stage 1b Retained IP”) to the Onshore Stage 1 Retained IP Transferee(s), and such Onshore Stage 1 Retained IP Transferee(s) shall acquire and accept (or, at or prior to the Issuance Closing, enter into binding agreements to acquire and accept upon receipt of required approvals or filing of required registrations) from the applicable Onshore Stage 1 Retained IP Transferor such right, title and interest in and to the Onshore Stage 1b Retained IP, in consideration for the payment of an amount in cash equal to the Onshore Stage 1b Retained IP Value in accordance with Section 2.5(a).

(iii)Offshore Stage 1a Retained IP. Subject to the terms and conditions of this Agreement, at the Issuance Closing, the Seller shall, and shall where applicable cause the applicable Offshore Stage 1 Retained IP Transferor to, sell, convey, assign and transfer (or, at or prior to the Issuance Closing, enter into binding agreements to sell, convey, assign and transfer upon receipt of required approvals or filing of required registrations), free and clear of any Encumbrances other than Permitted Encumbrances, their respective right, title and interest in and to the Retained IP set forth on Schedule 2.2(b)(iii) (all such portions of the Retained IP, the “Offshore Stage 1a Retained IP”) to the Offshore Stage 1 Retained IP Transferee(s), and such Offshore Stage 1 Retained IP Transferee(s) shall acquire and accept from (or, at or prior to the Issuance Closing, enter into binding agreements to acquire and accept upon receipt of required approvals or filing of required registrations) the applicable Offshore Stage 1 Retained IP Transferor such right, title and interest in and to the Offshore Stage 1a Retained IP, in consideration for the incurrence of a binding obligation to pay of an amount in cash equal to the Offshore Stage 1a Retained IP Value payable in accordance with Section 2.5(b). For the avoidance of doubt, the transfer by the Offshore Stage 1 Retained IP Transferors of the Offshore Stage 1a Retained IP pursuant to this Section 2.2(b)(iii) may be by way of transfer to one or more Affiliates of the Offshore Stage 1 Retained IP Transferee(s) of the equity in one or more Affiliates of the Seller holding the Offshore Stage 1a Retained IP.

(iv)Offshore Stage 1b Retained IP. Subject to the terms and conditions of this Agreement, at the Issuance Closing, the Seller shall, and shall where applicable cause the applicable Offshore Stage 1 Retained IP Transferor to, sell, convey, assign and transfer (or, at or prior to the Issuance Closing, enter into binding agreements to sell, convey, assign and transfer upon receipt of required approvals or filing of required registrations), free and clear of any Encumbrances other than Permitted Encumbrances, their respective right, title and interest in and to the Retained IP set forth on Schedule 2.2(b)(iv) (all such portions of the Retained IP, the “Offshore Stage 1b Retained IP”) to the Offshore Stage 1 Retained IP Transferee(s), and such Offshore Stage 1 Retained IP Transferee(s) shall acquire and accept from (or, at or prior to the Issuance Closing, enter into binding agreements to acquire and accept upon receipt of required approvals or filing of required registrations) the applicable Offshore Stage 1 Retained IP Transferor such right, title and interest in and to the Offshore Stage 1b Retained IP, in consideration for the payment of an amount in cash equal to the Offshore Stage 1b Retained IP Value in accordance with Section 2.5(a). For the avoidance of doubt, the transfer by the Offshore Stage 1 Retained IP Transferors of the Offshore Stage 1b Retained IP pursuant to this Section 2.2(b)(iv) may be by way of transfer to one or more Affiliates of the Offshore Stage 1

Retained IP Transferee(s) of the equity in one or more Affiliates of the Seller holding the Offshore Stage 1b Retained IP.

(v)The Purchaser and its Subsidiaries shall be responsible for any VAT payable with respect to the transfer of the Stage 1 Retained IP pursuant to this Section 2.2(b). Without duplication of any amounts included in the Subscription Price Deduction, the Purchaser shall be responsible for, and shall pay to Seller, all applicable Taxes imposed on or directly related to the transfer of the Stage 1a Retained IP (including the stamp duty and income tax), other than VAT for which the Purchaser or its Subsidiaries are directly responsible pursuant to this Section 2.2(b)(v).

(vi)As a condition to the Seller’s (or the applicable Onshore Stage 1 Retained IP Transferors’ or Offshore Stage 1 Retained IP Transferors’) obligation to transfer, and effectiveness of the transfers of, any Stage 1 Retained IP in accordance with this Section 2.2(b), the Seller, on the one hand, and the Purchaser, Onshore Stage 1 Retained IP Transferee(s) and the Offshore Stage 1 Retained IP Transferee(s), on the other hand, shall execute and deliver a cross-license agreement in substantially the form attached as Exhibit B to the 2014 SAPA, as such cross-license agreement may be further amended as mutually agreed to by the Purchaser and the Seller on or prior to the Issuance Closing Date.

(vii)To the extent, if any, that any Stage 1 Retained IP cannot be sold, conveyed, assigned or transferred by the Seller (or the applicable Onshore Stage 1 Retained IP Transferor(s) or Offshore Stage 1 Retained IP Transferor(s)) to the Purchaser (or the applicable Onshore Stage 1 Retained IP Transferee(s) or Offshore Stage 1 Retained IP Transferee(s)) as of the Issuance Closing Date as contemplated by this Section 2.2(b), whether as a result of applicable Law, the necessity of obtaining additional approvals of Governmental Authorities, or otherwise, or that the Seller (or any Onshore Stage 1 Retained IP Transferor or Offshore Stage 1 Retained IP Transferor) retains any right, title or interest with respect to such Stage 1 Retained IP, the Parties shall use reasonable best efforts to transfer such Stage 1 Retained IP as promptly as practicable following the Issuance Closing for no additional consideration and such Stage 1 Retained IP shall remain subject to, and continued to be licensed by the Seller to the Purchaser pursuant to the terms of, the 2014 IPLA (excluding, for the avoidance of doubt, provisions with respect to the accrual and payment of the Alipay Royalty or New FIG Royalty thereunder) until such time as the applicable Stage 1 Retained IP or the Seller’s, the Onshore Stage 1 Retained IP Transferor’s or Offshore Stage 1 Retained IP Transferor’s respective right, title or interest therein is transferred to the Purchaser (or the applicable Onshore Stage 1 Retained IP Transferee(s) or Offshore Stage 1 Retained IP Transferee(s)) in accordance with this Section 2.2(b).

(viii)IP Transfer Agreements. To effectuate the transfers of Stage 1 Retained IP pursuant to this Section 2.2(b), on or prior to the Issuance Closing Date, each Party shall execute and deliver, or cause its applicable Affiliates to execute and deliver, as applicable to the other Party (A) an offshore intellectual property transfer agreement in substantially the same form attached as Part 1 of Exhibit I to the 2014 SAPA (as amended on February 1, 2018) or, if the transfer of the Offshore Stage 1 Retained IP is by way of transfer of the equity in one or more Affiliates of the Seller, share purchase agreements in substantially the same form attached as Part 2 of Exhibit I to the 2014 SAPA (as amended on February 1, 2018) (each of the foregoing an “Offshore IP Transfer Agreement”) and (B) an onshore intellectual property transfer agreement in substantially the form attached as Exhibit G to the 2014 SAPA (as amended on February 1, 2018) (the “Onshore IP Transfer Agreement”), together with any other agreements and documents as may be reasonably required for the purposes of completing the transactions contemplated by this Section 2.2(b). In the case of a transfer by way of transfer of the equity in one or more Affiliates of the Seller, the Seller shall take, and shall cause its Affiliates to take, such actions, including the execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, and perfect the rights, titles and interests of the transferred Affiliate in and to the Offshore Stage 1 Retained IP owned by such Affiliate, whether before, at or after the transfer of the transferred Affiliate.

(ix)Schedule 2.2(b)(i) and Schedule 2.2(b)(iii) may be updated as mutually agreed by the Purchaser and the Seller prior to the Issuance Closing to reflect (a) additional Trademarks assigned by the Purchaser or a Subsidiary of the Purchaser to Seller or a Subsidiary of Seller pursuant to Section 4.4(b) of the 2014 IPLA following the 2018 Amendment Date and prior to the Issuance Closing that are derivative of, confusingly similar to or associated with the Trademarks on Schedule 2.2(b)(i) and Schedule 2.2(b)(iii), or (b) Trademarks for which the Purchaser has assumed responsibility for the prosecution thereof in accordance with Section 4.4(c) of the 2014 IPLA.

(c)Other Retained IP.

(i)Regulatory Requirement Transfer. If the Purchaser or any of its Subsidiaries receives notice of a requirement by the applicable Governmental Authority in Mainland China that all or any portion of the New FIG Business-Exclusive IP then-owned by the Seller or any of its Subsidiaries be owned by the Purchaser or any of its Subsidiaries then, on or as soon as reasonably practicable following receipt by the Seller of such notice, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances other than Permitted Encumbrances, to Alipay Hong Kong, or to another wholly owned Subsidiary of the Purchaser designated by the Purchaser, that portion of the New FIG Business-Exclusive IP required by the applicable Governmental Authority in Mainland China to be owned by Purchaser, and such entity shall acquire and accept from the Seller and its Subsidiaries the New FIG Business-Exclusive IP, in consideration of the payment by the applicable transferee to the Seller of an amount equal to the filing, prosecution and maintenance costs of such New FIG Business-Exclusive IP incurred by the Seller and its Subsidiaries after the Issuance Closing Date and before the date of such transfer not previously reimbursed or paid to Seller or its Subsidiaries by the Purchaser or its Subsidiaries provided, however, that in the event the transfer of such New FIG Business-Exclusive IP to such other Subsidiary of the Purchaser requires the Seller to pay additional Taxes or obtain additional approvals of Governmental Authorities, the Purchaser shall pay to the Seller a sum equal to the expenses incurred in connection with obtaining such approvals and any additional Taxes incurred by the Seller in respect of such transfer, and provided, further, that no transfer of any such New FIG Business-Exclusive IP shall be made under this Section 2.2(c)(i) without the consent of each of the Purchaser and the Seller (with notice thereof provided to the Seller Audit Committee) if such transfer would have the effect of altering any payment amount owed pursuant to the Amended IPLA.

(ii)Remaining Termination Transfer. On or as soon as reasonably practicable after the termination of the Amended IPLA, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances other than Permitted Encumbrances, any and all Retained IP not previously transferred to the Purchaser or its Subsidiaries (the “Remaining Retained IP”) to Alipay Hong Kong, or to another wholly owned Subsidiary of the Purchaser designated by the Purchaser (provided, however, that in the event the transfer of the Remaining Retained IP to such other Subsidiary of the Purchaser requires the Seller to pay additional Taxes or obtain additional approvals of Governmental Authorities, the Purchaser shall pay to the Seller a sum equal to the expenses incurred in connection with obtaining such approvals and any additional Taxes incurred by the Seller in respect of such transfer, provided, further, however, that any Offshore Remaining Retained IP shall be transferred to the Offshore Remaining Retained IP Transferee(s) designated by the Purchaser), and such entity shall acquire and accept from the Seller and its Subsidiaries the Remaining Retained IP, in consideration of the payment by the applicable transferee to the Seller, subject to this Section 2.2(c)(ii), of an amount equal to the IP Costs with respect to such Remaining Retained IP for the period from the Issuance Closing Date until the date of such transfer not previously reimbursed or paid to the Seller or its Subsidiaries by the Purchaser or its Subsidiaries. Notwithstanding the foregoing, if the Purchaser has incurred or accrued any obligation to fund any Funded Amounts prior to such termination pursuant to Section 2.6(b) (even if not required to be paid until after such termination), including any Funded Amount Shortfall, the applicable transferee(s) shall pay to the Seller or its Subsidiaries, in consideration of the transfer of all or a portion of the Remaining Retained IP, to the extent agreed by the Purchaser and the Seller (with consent from the Alibaba Independent Committee) pursuant to Section 2.6(b)(i), an amount equal to the Remaining Retained IP Value with respect to the Remaining Retained IP as necessary to fulfill any such Funded Amounts or Funded Amounts Shortfall that remain outstanding and unpaid following such termination (for the avoidance of doubt, only to the extent of such outstanding and unpaid Funded Amounts or Funded Amounts Shortfall, without duplication) (such payment, the “Remaining Retained IP Termination Funding”).

(iii)IPO Retained IP Transfer. Notwithstanding any provision in Section 2.2(c)(i) or Section 2.2(c)(iv), if and to the extent required by any relevant stock exchange or Governmental Authority, or for the purpose of obtaining the legal opinion that is required in connection with the submission of a compliant application for an IPO that the Purchaser reasonably expects to be a Purchaser Qualified IPO or an Alipay Qualified IPO that any of the Remaining Retained IP must be transferred to the Purchaser or its Subsidiaries prior to the termination of the Amended IPLA, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances other than Permitted Encumbrances, such Remaining Retained IP, to the Purchaser or to a wholly owned Subsidiary of the Purchaser designated by the Purchaser, and such entity shall acquire and accept from the Seller and its Subsidiaries the Remaining Retained IP, upon an IPO Kick-Off with respect to such IPO or any other time agreed by the Seller and the Purchaser (the “IPO Retained IP Transfer”) in consideration of the payment by the applicable Remaining Retained IP Transferee(s) to the Seller, subject to this Section 2.2(c)(iii), of an amount (if any) equal to the IP Costs with respect to such Remaining Retained IP for the period from the Issuance Closing Date until the date of the IPO Retained IP Transfer not previously reimbursed or paid to the Seller or its Subsidiaries by the Purchaser or its Subsidiaries. Notwithstanding the foregoing, if the

Purchaser has incurred or accrued any obligation to fund any Funded Amounts prior to the IPO Retained IP Transfer pursuant to Section 2.6(b) (even if not required to be paid until after the time of the IPO Retained IP Transfer), including any Funded Amount Shortfall, the applicable transferee(s) shall pay to the Seller, in consideration of the transfer of all or a portion of the Remaining Retained IP, to the extent agreed by the Purchaser and the Seller (with consent from the Alibaba Independent Committee) pursuant to Section 2.6(b)(i), an amount equal to the Remaining Retained IP Value with respect to such Remaining Retained IP as necessary to fulfill any such Funded Amounts or Funded Amounts Shortfall that remain outstanding and unpaid following the IPO Retained IP Transfer (for the avoidance of doubt, only to the extent of such outstanding and unpaid Funded Amounts or Funded Amounts Shortfall, without duplication) (such payment, the “Remaining Retained IP IPO Funding”). Upon the closing of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, the Amended IPLA (including the payment of the Alipay Royalty and the New FIG Royalty, subject to Section 2.6) shall be terminated automatically without further action by the parties thereto.

(iv)Periodic Retained IP Transfers. If at any time prior to the transfer by or on behalf of the Seller to the Purchaser or its Subsidiaries of all of the Remaining Retained IP in accordance with this Agreement (e.g., prior to the termination of the Amended IPLA), an obligation to fund any Funded Amounts has accrued or shall accrue on the terms and subject to the conditions set forth in Section 2.6(b)(i), to the extent agreed by the Purchaser and the Seller (with consent from the Alibaba Independent Committee) pursuant to Section 2.6(b)(i) and with respect to the Remaining Retained IP that was not previously transferred as of such time to the Purchaser or its Subsidiaries pursuant to this Section 2.2(c)(iv) and that is designated for such purpose by the Purchaser and the Seller, (A) in the case of any Onshore Remaining Retained IP, the Seller shall, and shall cause its applicable Subsidiaries to, sell, convey, assign and transfer, free and clear of any Encumbrances other than Permitted Encumbrances, their respective right, title and interest in and to the Onshore Remaining Retained IP so designated to the Onshore Remaining Retained IP Transferee(s) designated by the Purchaser, and such Onshore Remaining Retained IP Transferee(s) shall acquire and accept from the Seller and its applicable Subsidiaries such right, title and interest in and to the Onshore Remaining Retained IP so designated, in consideration for the payment by the applicable Onshore Remaining IP Transferee(s) to the Seller of an amount equal to the Remaining Retained IP Value with respect to such Onshore Remaining Retained IP, in cash in Renminbi, and (B) in the case of Offshore Remaining Retained IP, the Seller shall, and shall cause its applicable Subsidiaries to, sell, convey, assign and transfer, free and clear of any Encumbrances other than Permitted Encumbrances, their respective right, title and interest in and to the Offshore Remaining Retained IP so designated to the Offshore Remaining Retained IP Transferee(s) designated by the Purchaser, and such Offshore Remaining Retained IP Transferee(s) shall acquire and accept from the Seller and its applicable Subsidiaries such right, title and interest in and to the Offshore Remaining Retained IP so designated, in consideration for the payment by the applicable Offshore Remaining IP Transferee(s) to the Seller of an amount equal to the Remaining Retained IP Value with respect to such Offshore Remaining Retained IP multiplied by the Exchange Rate on the date that the obligation to fund the Funded Amount has accrued, in cash in U.S. Dollars (the payments described in the foregoing clauses (A) and (B), the “Remaining Retained IP Funding”).

(v)Prior to the Issuance Closing, the Purchaser and the Seller shall prepare and agree as to a Schedule 2.2(c)(v) to this Agreement to reflect the Remaining Retained

IP existing as of the Issuance Closing, and shall continue to update Schedule 2.2(c)(v) thereafter during the term of the Amended IPLA to reflect any additional Remaining Retained IP prior to conducting any of the transfers thereof by or on behalf of the Seller to the Purchaser pursuant to this Section 2.2(c).

(vi)The Purchaser and its Subsidiaries shall be responsible for any VAT, enterprise income tax and stamp duty incurred by the Seller or any of its Subsidiaries with respect to the transfer of the Onshore Remaining Retained IP.

(vii)For the avoidance of doubt, the transfer of the Remaining Retained IP pursuant to this Section 2.2(c) may be by way of transfer to one or more Affiliates of the Purchaser of the equity in one or more Affiliates of the Seller holding the Remaining Retained IP. To effectuate the transfers of the Remaining Retained IP, if and when applicable pursuant to this Section 2.2(c), each Party shall execute and deliver, or cause its applicable Affiliates to execute and deliver, as applicable, to the other Party assignment agreements substantially similar to the terms of the applicable Offshore IP Transfer Agreement and Onshore IP Transfer Agreement (in each case, excluding the payment terms of such agreements), together with any other agreements and documents as may be reasonably required for the purposes of completing the transactions contemplated by this Section 2.2(c).

(viii)If, at any time following the Issuance Closing Date and prior to the closing of a Purchaser Qualified IPO or an Alipay Qualified IPO, either the Seller or the Purchaser identifies (i) any Stage 1 Retained IP or Remaining Retained IP that it reasonably believes should not be transferred to the Purchaser or a Subsidiary of the Purchaser pursuant to Section 2.2(b) or Section 2.2(c), as applicable, because the applicable Stage 1 Retained IP or Remaining Retained IP does not fall within the definition of “Retained IP,” was erroneously included in the Stage 1 Retained IP or Remaining Retained IP or otherwise, (ii) any Stage 1 Retained IP or Remaining Retained IP that it reasonably believes should not have been transferred to the Purchaser or a Subsidiary of the Purchaser pursuant to Section 2.2(b) or Section 2.2(c), as applicable, because the applicable Stage 1 Retained IP or Remaining Retained IP did not fall within the definition of “Retained IP,” was erroneously transferred to the Purchaser or a Purchaser Subsidiary or otherwise, or (iii) any Intellectual Property owned by the Seller or a Subsidiary of the Seller that should have been transferred to the Purchaser or a Subsidiary of the Purchaser pursuant to Section 2.2(b) or Section 2.2(c), because such Intellectual Property falls within the definition of “Retained IP,” was erroneously omitted from the Stage 1 Retained IP or Remaining Retained IP or otherwise, then such Party shall promptly notify the other Party and such Parties shall discuss such issue in good faith.  If such Parties mutually agree (acting reasonably) that: (A) any such Stage 1 Retained IP or Remaining Retained IP should not be transferred to the Purchaser or a Subsidiary of the Purchaser, (B) any such Stage 1 Retained IP or Remaining Retained IP should not have been so transferred to the Purchaser or a Subsidiary of the Purchaser, or (C) any such Intellectual Property of the Seller or a Subsidiary of the Seller should have been transferred to the Purchaser or a Subsidiary of the Purchaser as Stage 1 Retained IP or Remaining Retained IP, then: in the case of (A) above, notwithstanding anything to the contrary set forth herein, such Stage 1 Retained IP or Remaining Retained IP shall not be transferred by the Seller or the applicable Subsidiary of the Seller; in the case of (B) above the Purchaser shall promptly transfer, and shall cause any applicable Subsidiary of the Purchaser to transfer, the applicable Stage 1 Retained IP or Remaining

Retained IP back to the Seller or a Subsidiary identified by the Seller in consideration for the Seller’s payment to the Purchaser of an amount to be mutually agreed by the Parties; and, in the case of (C) above, the Seller shall promptly transfer the applicable Intellectual Property to the Purchaser or a Subsidiary of the Purchaser in consideration for the Purchaser’s payment to the Seller of an amount to be mutually agreed by such Parties.

(ix)For clarity, all Remaining Retained IP constituting Patents or software that is assigned or transferred by or on behalf of the Seller or a Seller Subsidiary to the Purchaser or a Purchaser Subsidiary pursuant to this Section 2.2 shall be subject to the licenses, immunities and other rights granted by the Purchaser to the Seller pursuant to the Cross-License Agreement on the terms and subject to the conditions of (and to the extent set forth in) the Cross-License Agreement, notwithstanding the earlier execution of the Cross-License Agreement as of the Issuance Closing.

(x)The Purchaser and the Seller acknowledge and agree that, as of the 2022 Amendment Signing Date, to their respective knowledge, the Seller and the applicable Subsidiaries of the Seller have assigned and transferred all Remaining Retained IP to the Purchaser or wholly owned Subsidiaries of the Purchaser designated by the Purchaser, including in connection with the transfer of Stage 1 Retained IP pursuant to the applicable IP transfer agreements and other arrangements, each dated September 23, 2019 and the transfer of Remaining Retained IP as part of the IPO Retained IP Transfer pursuant to the applicable IP transfer agreements and other arrangements, each dated August 24, 2020 (the “Prior Transfers”), but excluding certain Remaining Retained IP which has not been assigned and transferred by the Seller or a Subsidiary of the Seller to the Purchaser or a Subsidiary of the Purchaser as of the 2022 Amendment Signing Date for reasons including, without limitation, (A) the Seller’s or the Purchaser’s decision to abandon, or allow to lapse or expire, certain Remaining Retained IP in accordance with its reasonable business judgment, (B) issues under applicable Law or relating to advice or decisions issued by applicable IP registrars or similar Governmental Authorities restricting or limiting the ability of the Seller or a Subsidiary of the Seller to assign and transfer such Remaining Retained IP to the Purchaser or a Subsidiary of the Purchaser and (C) the Seller’s and the Purchaser’s agreement to discuss in good faith whether the applicable Intellectual Property falls within the scope of “Remaining Retained IP.” On or after the 2022 Amendment Signing Date, to the extent either the Seller or the Purchaser identifies any Intellectual Property which is owned by the Seller or a Subsidiary of the Seller as of the 2022 Amendment Signing Date and which falls within the definition of “Retained IP” but was not transferred to the Purchaser or any wholly owned Subsidiary designated by the Purchaser pursuant to the Prior Transfers (including without limitation certain domain names set forth in Exhibit I (New FIG Business-Exclusive Domain Names) to the Amended IPLA containing the Seller’s name elements or certain patents invented by the Purchaser’s personnel but held by the Seller pursuant to the terms of the Amended IPLA), the Purchaser and the Seller agree and acknowledge that the Purchaser hereby irrevocably and unconditionally relinquishes any right, title or interest it may hold with respect to such Intellectual Property (including any contractual rights with respect thereto) and hereby covenants that it shall not require such Intellectual Property to be transferred to the Purchaser or its Subsidiaries by Seller or any of its Subsidiaries pursuant to this Section 2.2. With respect to any Retained IP that was assigned and transferred to the Purchaser or its Subsidiaries in connection with the Prior Transfers but for which the recordation or similar procedures with respect to such assignment and transfer remain uncompleted as of the 2022 Amendment Signing Date for any reason, the Seller and the Purchaser agree to continue to cooperate in good faith and use reasonable efforts to complete such recordation or similar procedures as soon as practicable, and, in the event such recordation or similar procedures cannot reasonably be completed, to discuss and implement in good faith alternative arrangements regarding such Retained IP as mutually agreed by the Parties, potentially including by way of granting of perpetual licenses or other rights under such Retained IP by the Seller or its Subsidiaries to the Purchaser or its Subsidiaries for no additional consideration.

Section 2.3Issuance of Purchaser Equity Securities.

(a)Issuance. Subject to the satisfaction or waiver of the conditions set forth in Section 2.3(c), at the Issuance Closing, the Purchaser shall effect the Issuance in consideration of the Subscription Price, payable in accordance with Section 2.3(f).

(b)Valid Issuance. None of the Purchaser Equity to be issued in the Issuance will be subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, to any equityholders, voting or similar agreement other than this Agreement and the other Transaction Documents, or to any restriction on transfer thereof except for restrictions imposed by applicable Laws or by the express terms of this Agreement or the other Transaction Documents. All of the Purchaser Equity to be issued in the Issuance will be fully paid in compliance with the requirements of applicable Laws.

(c)Conditions to the Issuance.

(i)The respective obligations of the Parties to consummate the Issuance shall be subject to the fulfillment, at or prior to the Issuance Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in a writing signed by the Seller and the Purchaser, in the sole discretion of each such Party (except in the case of the Seller, with the prior written approval of the Alibaba Independent Committee):

(A)No Governmental Authority shall have, after the 2018 Amendment Date, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Issuance; and

(B)The following approvals (the “Issuance Approvals”) shall have been received and shall remain in effect as of the Issuance Closing: (1) MIIT shall have delivered one or multiple approval opinion letters confirming the status of both Ant and Alipay being foreign-invested value-added telecom service enterprises, (2) the Commerce Department of Zhejiang Province shall have delivered a general official reply to the Purchaser which satisfies the requirements of MIIT for issuance of an ICP license for foreign-invested telecommunication enterprises to each of Ant and Alipay, and (3) Seller Designated Investment Entity shall be registered by the applicable Administration for Industry and Commerce as a shareholder of the Purchaser.

(C)The Cross-License Agreement and the Amended IPLA shall have been executed and delivered by the relevant Parties at the Issuance Closing.

(ii)The obligations of the Seller and the Seller Designated Investment Entity to consummate the Issuance shall be subject to the fulfillment, at or prior to the Issuance Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller (with the prior written approval of the Alibaba Independent Committee) in its sole discretion:

(A)The board of directors of the Purchaser and the Independent Director shall have duly approved the Issuance and the execution and/or delivery of the deliveries contemplated by Section 2.3(d) and the Purchaser shall have delivered a certified copy of the board resolution to the Seller;

(B)The shareholders of the Purchaser shall have duly approved the Issuance and the execution by the Purchaser of the Shareholder’s Agreement, and shall have duly approved and adopted the amendment of the articles of association of the Purchaser in accordance with this Agreement and the Purchaser shall have delivered a certified copy of the shareholders resolution to the Seller;

(C)The Purchaser and all the shareholders of the Purchaser (other than the Seller Designated Investment Entity) shall have duly executed the Shareholder’s Agreement and the Purchaser shall have delivered to the Seller counterparts of the Shareholder’s Agreement duly executed by the Purchaser and all the shareholders of the Purchaser (other than the Seller Designated Investment Entity);

(D)The Purchaser shall have duly executed the Subscription Agreement and the Purchaser shall have delivered to the Seller a counterpart of the Subscription Agreement duly executed by the Purchaser;

(E)The applicable Administration for Industry and Commerce shall have accepted the filing with respect to the Seller Directors being elected as members of the board of directors of the Purchaser and the Purchaser shall have delivered a certified copy of such filing record to the Seller;

(F)The Purchaser shall have completed its equity financing transaction within Mainland China and the Purchaser shall have delivered the Seller documentary evidence of the completion of such financing transaction;

(G)杭州吱声信息技术有限公司 (Hangzhou Zisheng Information Technology Co., Ltd.) (“Hangzhou Zisheng”) shall have de-registered its internet culture business license, or the Purchaser shall have spun off or otherwise separated Hangzhou Zisheng and the Purchaser shall have delivered the Seller the certified copies of the documents evidencing such de-registration or spin-off;

(H)The representations and warranties of the Purchaser and the Management Holdcos set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 6.1, Section 6.2, Section 6.3 and Section 6.5 shall be true and correct as of the 2018 Amendment Date and as of the Issuance Closing Date as if made as of such date (unless made as of a specified date, in which case, as of such date);

(I)The Purchaser shall have performed and complied with, in all material respects, all obligations and agreements related to the Issuance and the transfer of Stage 1 Retained IP required by this Agreement to be performed or complied with by it prior to or at the Issuance Closing;

(J)The Seller shall have received from the Purchaser a certificate to the effect that the conditions set forth in Section 2.3(c)(ii)(H) and Section 2.3(c)(ii)(I) are satisfied and signed by a duly authorized executive officer thereof; and

(K) an opinion of Fangda Partners shall have been delivered to the Seller to the effect that (A) all approvals by Governmental Authorities of Mainland China that are required in connection with, and for the consummation of, the Issuance have been obtained, and (B) each of this Agreement, the Subscription Agreement and the Shareholder’s Agreement is valid and enforceable under the Laws of Mainland China against the Parties hereto and is duly authorized by the Parties hereto organized under the Laws of Mainland China or domiciled in Mainland China, which opinion shall be addressed to the Seller and shall be substantially in the form attached as Exhibit C to the 2014 SAPA (as amended on February 1, 2018).

(iii)The obligations of the Purchaser to consummate the Issuance shall be subject to the fulfillment, at or prior to the Issuance Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Purchaser in its sole discretion:

(A)Each of the board of directors of the Seller, the Alibaba Independent Committee, the Seller Audit Committee and SoftBank shall have approved the Issuance and the execution and/or delivery of the deliveries contemplated by Section 2.3(e) and the Seller shall have delivered the certified copies of the relevant approvals and board resolutions to the Purchaser;

(B)The Seller Designated Investment Entity shall have duly executed the Shareholder’s Agreement and the Seller shall have delivered to the Purchaser a counterpart of the Shareholder’s Agreement duly executed by the Seller Designated Investment Entity;

(C)The Seller Designated Investment Entity shall have duly executed the Subscription Agreement and the Seller shall have delivered to the Purchaser a counterpart of the Subscription Agreement duly executed by the Seller Designated Investment Entity;

(D)The representations and warranties of the Seller set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.8 shall be true and correct as of the 2018 Amendment Date and as of the Issuance Closing Date as if made as of such date (unless made as of a specified date, in which case, as of such date);

(E)The Seller and the Seller Designated Investment Entity shall have performed and complied with, in all material respects, all obligations and agreements related to the Issuance and the transfer of Stage 1 Retained IP (including pursuant to

Section 2.2(b)) required by this Agreement to be performed or complied with by it prior to or at the Issuance Closing; and

(F)The Purchaser shall have received from the Seller a certificate to the effect that the conditions set forth in Section 2.3(c)(iii)(D) and Section 2.3(c)(iii)(E) are satisfied and signed by a duly authorized executive officer thereof.

(d)Issuance Closing Deliveries of Purchaser. At the Issuance Closing, in connection with the Issuance consummated on the terms and subject to the conditions set forth in this Section 2.3, the Purchaser shall deliver to the Seller:

(i)a share certificate issued by the Purchaser, certifying that the Seller Designated Investment Entity is the holder of the Ownership Interest transferred to the Seller in the Issuance;

(ii)a copy of the shareholder registry of the Purchaser certifying that the Seller Designated Investment Entity is a shareholder of the Purchaser holding the Ownership Interest transferred to the Seller Designated Investment Entity in the Issuance;

(iii)copies of the Issuance Approvals, where applicable;

(iv)a copy of the Amended Articles of Association of the Purchaser certified by an executive officer of the Purchaser;

(v)a counterpart to the Cross-License Agreement, duly executed by the Purchaser; and

(vi)counterparts to such other agreements as may be required or appropriate under applicable Law of Mainland China in order to effect the Issuance, in each case duly executed by the Purchaser.

(e)Issuance Closing Deliveries of the Seller. At the Issuance Closing, in connection with the Issuance consummated on the terms and subject to the conditions set forth in this Section 2.3, the Seller shall deliver to the Purchaser:

(i)a counterpart to the Cross-License Agreement, duly executed by the Seller; and

(ii)counterparts to such other agreements as may be required or appropriate under applicable Law of Mainland China in order to effect the Issuance, in each case duly executed by the Seller or the appropriate Subsidiary of the Seller.

(f)Payment of the Subscription Price. At the Issuance Closing, in consideration of the Issuance consummated on the terms and subject to the conditions set forth in this Section 2.3, (i) the Seller shall cause the Seller Designated Investment Entity to, pay to the Purchaser an amount, in cash, in RMB, equal to the Upfront Share Subscription Price, and (ii) the Seller and the Seller Designated Investment Entity, without duplication, shall incur obligations to pay or cause to be paid an amount, in cash, in RMB, equal to the Deferred Share

Subscription Price, which shall be payable at such times and in such amounts as the Deferred Retained IP Payments are paid pursuant to Section 2.5(c), provided, that if obligations to pay Deferred Retained IP Payments are extinguished in accordance with Section 2.5(c) in consideration for the Deferred IP Payment Notes, the Seller shall, or shall cause the Seller Designated Investment Entity to, pay to the Purchaser within two (2) Business Days of such occurrence any remaining balance of the Subscription Price not previously paid to the Purchaser.

(g)Seller Designated Investment Entity. As promptly as practicable, and in any event within seventy-five (75) days following the 2018 Amendment Date, the Seller shall, and shall cause its Subsidiaries, to establish the Seller Designated Investment Entity and deliver to the Purchaser evidence of such establishment reasonably satisfactory to the Purchaser. Immediately after the Seller Designated Investment Entity is established, the Purchaser shall, and the Seller shall cause the Seller Designated Investment Entity to, execute and deliver a subscription agreement in a form mutually agreed by the Seller and the Purchaser (the “Subscription Agreement”) and any other agreements and documents required for the application of Issuance Approvals.

(h)Taxes. Without duplication of any amounts included in the Subscription Price Deduction, the Purchaser and its Subsidiaries shall be responsible for any Taxes imposed on or directly related to the Issuance. For the avoidance of doubt, (A) none of the Purchaser or any of its Subsidiaries shall be responsible for any capital gains Taxes or other Taxes payable or owed by the Seller or its Affiliates with respect to the direct or indirect sale by the Seller or its Affiliates of any Purchaser Securities; and (B) the Purchaser shall pay the stamp duty imposed in connection with the Seller Designated Investment Entity’s subscription of the Maximum Issuance Interest.

(i)Issuance Closing. The closing of the Issuance (the “Issuance Closing”) shall take place at 10:00 a.m. (Hong Kong time) on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Section 2.3(c) (other than those conditions that by their terms are to be satisfied at the Issuance Closing, but subject to the satisfaction or waiver of those conditions at such time). The Issuance Closing shall be held at the offices of Morrison & Foerster located at Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong. Notwithstanding the foregoing, the Issuance Closing may take place at such other date, time or place as the Seller and the Purchaser may agree to in writing. The date of which the Issuance Closing occurs shall be referred to as the “Issuance Closing Date.”

(j)Implementing Documents(i). On the Issuance Closing, the applicable Parties shall deliver (i) counterparts to the Onshore IP Transfer Agreement(s), duly executed by the applicable Onshore Stage 1 Retained IP Transferors and the applicable Onshore Stage 1 Retained IP Transferees party thereto, and (ii) counterparts to the applicable Offshore IP Transfer Agreement(s) in substantially the form attached as Part 1 or Part 2 of Exhibit I to the 2014 SAPA (as amended on February 1, 2018), duly executed by the relevant Offshore Stage 1 Retained IP Transferors and Offshore Stage 1 Retained IP Transferees party thereto (or in the case of an Offshore IP Transfer Agreement in the form attached as Part 2 of Exhibit I to the 2014 SAPA (as amended on February 1, 2018), the relevant Affiliates of the Seller and the Purchaser). As soon as reasonably practicable following the Issuance Closing, the applicable Parties shall deliver counterparts to the Onshore IP Ancillary Short-Form Agreement in substantially the form attached as Exhibit H to the 2014 SAPA (as amended on February 1, 2018), duly executed by the applicable Onshore Stage 1 Retained IP Transferors and the applicable Onshore Stage 1 Retained IP Transferees party thereto.

Section 2.4Payments by the Purchaser for Transferred Equities.

(a)Finance Business Consideration. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, the Purchaser shall incur obligations to pay or cause to be paid to the persons specified below (or another person designated by the Seller) the following amounts in cash in U.S. Dollars or Renminbi, as indicated in this Section 2.4(a) and at the times set forth in Section 2.6 (or at such earlier times as the Purchaser may elect in its sole discretion):

(i)in consideration of the Guarantee Company (F82) Transfer, RMB422,619,540 to be paid to Alibaba.com China (B42) and RMB181,122,660 to be paid to Zhejiang Taobao (T51);

(ii)in consideration of the Chongqing Loan Company (F51) Transfer, RMB2,574,936,000 to be paid to Hangzhou Ali Venture Capital (A54); and

(iii)in consideration of the Libra Capital (A22) Transfer, US$155,181 to be paid to the Seller (the amounts set forth in this clause (a) in the aggregate, the “Finance Business Consideration”).

(b)Retained Business Payment. Upon and in consideration of the Alipay Singapore E-Commerce (B15) Transfer (the “Retained Business”), the Purchaser shall incur obligations to pay or cause to be paid to Silverworld Technology (B17) US$6,307,989 (the “Retained Business Payment”) at the times set forth in Section 2.6 (or at such earlier times as the Purchaser may elect in its sole discretion).

Section 2.5Stage 1 Retained IP Payments.

(a)Closing Stage 1 Retained IP Payments. At the Issuance Closing, subject to the consummation of the Issuance on the terms and subject to the conditions set forth in Section 2.3, the Purchaser shall cause (i) the applicable Onshore Stage 1 Retained IP Transferee(s) to pay in accordance with Section 2.6(c) to each applicable Onshore Stage 1 Retained IP Transferor, without duplication, (A) in consideration of the sale and transfer of the Seller’s and the Onshore Stage 1 Retained IP Transferors’ respective right, title and interest in and to the Onshore Stage 1a Retained IP pursuant to Section 2.2(b)(i), an amount in RMB in cash equal to the Onshore Stage 1a Retained IP Value, allocated among the Onshore Stage 1 Retained IP Transferors in proportion to the value of the Onshore Stage 1a Retained IP they hold, and (B) in consideration of the sale and transfer of the Seller’s and the Onshore Stage 1 Retained IP Transferors’ respective right, title and interest in and to the Onshore Stage 1b Retained IP pursuant to Section 2.2(b)(ii), an amount in cash in RMB equal to the Onshore Stage 1b Retained IP Value, allocated among the Onshore Stage 1 Retained IP Transferors in proportion to the value of the Onshore Stage 1b Retained IP they hold, and (ii) the applicable Offshore Stage 1 Retained IP Transferee(s) or other relevant Affiliates of the Purchaser (as provided under the relevant Offshore IP Transfer Agreement) to pay in accordance with Section

2.6(c), without duplication, in consideration of the sale and transfer of the Offshore Stage 1 Retained IP Transferors’ respective right, title and interest in and to the Offshore Stage 1b Retained IP pursuant to Section 2.2(b)(iv), an amount in U.S. Dollars in cash equal to the Offshore Stage 1b Retained IP Value multiplied by the Deferred Obligation Exchange Rate, to the Seller or relevant Affiliates of the Seller (as provided under the relevant Offshore IP Transfer Agreement) exclusive of any applicable VAT.

(b)Deferred Stage 1 Retained IP Payments. At the Issuance Closing, subject to the consummation of the Issuance on the terms and subject to the conditions set forth in Section 2.3, the applicable Offshore Stage 1 Retained IP Transferee(s) or other relevant Affiliates of the Purchaser (as provided under the relevant Offshore IP Transfer Agreement) shall incur a binding obligation to pay or cause to be paid in accordance with Section 2.5(c) to the Seller or relevant Affiliates of the Seller (as provided under the relevant Offshore IP Transfer Agreement), without duplication and without interest, in consideration of the sale and transfer of the Seller’s and the Offshore Stage 1 Retained IP Transferors’ respective right, title and interest in and to the Offshore Stage 1a Retained IP pursuant to Section 2.2(b)(iii), an amount in U.S. Dollars equal to the Offshore Stage 1a Retained IP Value multiplied by the Deferred Obligation Exchange Rate (such payment, the “Deferred Retained IP Payments”). The payment made to the Seller pursuant to this Section 2.5(b) may be further allocated by the Seller among the Offshore Stage 1 Retained IP Transferors and the Seller’s relevant Affiliates as provided under the relevant Offshore IP Transfer Agreement.

(c)Timing of Payment of the Deferred Retained IP Payments. The Purchaser shall, and shall cause the applicable Stage 1 Retained IP Transferee(s) or other relevant Affiliates of the Purchaser (as provided under the relevant Offshore IP Transfer Agreement), to pay the Deferred Retained IP Payments, without interest, in satisfaction of the obligations incurred pursuant to Section 2.5(b), at such time and in such amounts as the Purchaser may elect in its sole discretion but in any event shall pay such the Deferred Retained IP Payments in full no later than the earlier of (i) the one (1) year anniversary of a Purchaser Qualified IPO and (ii) the five (5) year anniversary of the Issuance Closing Date; provided, that, if and to the extent required or reasonably expected to be required prior to such time by any relevant stock exchange or Governmental Authority in connection with an IPO that the Purchaser reasonably expects to be a Purchaser Qualified IPO or an Alipay Qualified IPO, or as the Seller and the Purchaser may reasonably determine would be advisable in connection with such IPO, upon an IPO Kick-Off or such earlier time as may be required to permit an IPO Kick-Off to occur, or any other time agreed by the Seller and the Purchaser, any and all obligations hereunder to pay the then-outstanding balance of Deferred Retained IP Payments incurred pursuant to Section 2.5(b) shall be extinguished in full in consideration for the execution and delivery of one or more unsecured promissory notes mutually agreed to by the Purchaser and the Seller, consistent with the terms set forth in Part 1 of Schedule 2.5(c) and issued by the applicable Offshore Retained IP Transferee(s) to the applicable Offshore Retained IP Transferors in the aggregate amount of the then-outstanding balance of Deferred Retained IP Payments (all such notes, the “Deferred IP Payment Notes”).

(d)Certain Costs Relating to the Retained IP. Subject to the consummation of the Issuance on the terms and subject to the conditions set forth in Section 2.3, the Purchaser shall cause one of its Subsidiaries domiciled outside Mainland China to pay to the Seller, (i) the

IP Costs with respect to the Retained IP incurred by the Seller and its Subsidiaries between April 1, 2015 and the Issuance Closing Date to the extent not previously paid or reimbursed by the Purchaser or any of its Subsidiaries less (ii) any amount of such IP Costs included in the Subscription Price Deduction less (iii) the excess of (A) the Stage 1b Retained IP Purchase Price over (B) all Taxes (other than VAT) with respect to the transfer of the Stage 1b Retained IP for which Purchaser is responsible under this Agreement, within thirty (30) days of the later of (i) the Issuance Closing Date and (ii) receipt of such documentation as may be reasonably requested by the Purchaser from the Seller regarding the amounts of such costs.

Section 2.6Timing and Method of Other Payments.

(a)Finance Business Consideration. Solely in the event (and solely to the extent) that the Purchaser engages in any Third-Party Issuances following the Closing, the Finance Business Consideration shall be paid in installments following the Closing, each installment to be paid upon the closing of any Third-Party Issuance, in an amount equal to twenty percent (20%) of the cash proceeds of such Third-Party Issuance until the aggregate amounts so paid to the Seller (or its Subsidiaries) by the Purchaser equal the aggregate amount of the Finance Business Consideration. Each such installment payment shall be allocated to and made in respect of the Guarantee Company (F82) Transfer, the Chongqing Loan Company (F51) Transfer and the Libra Capital (A22) Transfer in a manner that would reasonably be expected to maximize Tax benefits for the Seller. Upon the earliest of (i) the second anniversary of the Closing, (ii) the Purchaser Qualified IPO and (iii) the Alipay Qualified IPO, the Purchaser shall pay any remaining amount of the Finance Business Consideration that has not been paid pursuant to the preceding sentence.

(b)Funded Payments.

(i)Following the Issuance Closing, the Purchaser shall be obligated to fund, or cause to be funded, from time to time, amounts equal to the Additional Securities Purchase Price with respect to any exercise of Preemptive Rights pursuant to Section 9.3 (the “Funded Amounts”); provided, that the Purchaser shall have no obligation to fund any Funded Amounts in excess of the Funded Payment Cap in the aggregate. Such funding obligation shall be satisfied in all cases by one or more, or any combination, of various direct or indirect funding methods, as determined by mutual agreement of the Purchaser and the Seller (with consent from the Alibaba Independent Committee), including:

(A)payment of Remaining Retained IP Funding in consideration of the transfer and acquisition of Remaining Retained IP pursuant to Section 2.2(c)(iv);

(B)payment of Remaining Retained IP Termination Funding or the Remaining Retained IP IPO Funding in consideration of the sale and acquisition of the Remaining Retained IP pursuant to Section 2.2(c)(ii) and Section 2.2(c)(iii), respectively;

(C)payments of the Alipay Royalty and/or the New FIG Royalty from and after the Issuance Closing pursuant to the Amended IPLA;

(D)payments by the Purchaser or its Subsidiaries in consideration of licenses of any other Intellectual Property then owned by the Seller or its Subsidiaries, as and on terms mutually agreed by the Purchaser and the Seller; or

(E)special cash dividends on account of Purchaser Equity owned of record by the Seller, the Seller Designated Investment Entity or any other Subsidiary of the Seller, declared and paid from time to time by the Purchaser in its sole discretion, subject to the unanimous approval of the Purchaser’s shareholders.

For the avoidance of doubt, the list of funding methods set forth above is not intended to include all possible funding methods and the unavailability or lack of feasibility of one or more (including all) of the listed funding methods shall not relieve and shall not be deemed to relieve the Purchaser, in any respect, of its obligation to fund the Funded Amount. The foregoing obligations will accrue upon the issuance of Additional Securities pursuant to the exercise of the applicable Preemptive Rights. The “Funded Payment Cap” means an amount equal to (1) one billion five hundred million U.S. Dollars (US$1,500,000,000), less (2) any purchase price paid by the Purchaser for the registered capital of the Chongqing Loan Company (F51) not owned by Hangzhou Ali Venture Capital (A54) as of the date hereof, less (3) the Retained Business Payment.

(ii)If the amounts paid pursuant to Section 2.6(b)(i) on the terms and subject to the conditions in Section 2.6(b)(i) (pursuant to all possible funding methods mutually agreed to by the Purchaser and the Seller (with consent from the Alibaba Independent Committee), including but not limited to those listed in Section 2.6(b)(i)), are insufficient to satisfy in full the obligation to fund the Funded Amounts accrued at such time, the Purchaser will incur an obligation to pay the amount by which the Funded Amount exceeds the amounts so paid (the “Funded Amount Shortfall”),which may be repaid by the Purchaser or any of its Subsidiaries in RMB or U.S. Dollars, in whole or in part by the funding methods set forth in Section 2.6(b)(i)(A)-(E) or any other funding methods, as determined by mutual agreement of Purchaser and the Seller (with consent from the Alibaba Independent Committee) no later than the earlier of (i) the one (1) year anniversary of a Purchaser Qualified IPO and (ii) the five (5) year anniversary of the date of the incurrence of the Purchaser’s obligation to pay the Funded Amount Shortfall; provided, that, if and to the extent required or reasonably expected to be required prior to such time by any relevant stock exchange or Governmental Authority in connection with an IPO that the Purchaser reasonably expects to be a Purchaser Qualified IPO or an Alipay Qualified IPO, or as the Seller and the Purchaser may reasonably determine would be advisable in connection with such IPO, upon an IPO Kick-Off or such earlier time as may be required to permit an IPO Kick-Off to occur, or any other time agreed by the Seller and the Purchaser, any and all obligations hereunder to pay the Funded Amount Shortfall shall be extinguished in full in consideration for the execution and delivery of one or more unsecured promissory notes (the “Funded Amount Shortfall Payment Notes”) mutually agreed to by the Purchaser and the Seller, consistent with the terms set forth in Part 2 of Schedule 2.5(c) and issued by the Purchaser to the Seller in the aggregate amount of the then-outstanding balance of Funded Amount Shortfall.

(iii)The Purchaser shall reimburse the Seller for any Taxes as and when actually incurred and paid by the Seller as a result of the funding of the Funded Amounts pursuant to this Section 2.6(b), promptly following the Seller’s delivery to the Purchaser of an invoice for and reasonable documentation of such Taxes. Upon each Transfer following any Subsequent Issuance for consideration (whether such consideration is for cash, non-cash assets, or cancellation, satisfaction or forgiveness of liabilities) by the Seller of its Purchaser Equity to any Person that is not a wholly-owned Subsidiary of the Seller, the Seller shall pay to the Purchaser an aggregate amount equal to the excess of (A) the product of (1) ten percent (10%) of the Funded Amounts funded pursuant to this Section 2.6(b) from the date hereof through the date of such Transfer, multiplied by (2) a fraction, the numerator of which is the excess of the aggregate amount of the Purchaser Equity Transferred by the Seller (including in the instant Transfer) over the amount of Purchaser Equity acquired by the Seller in the Issuance and Subsequent Issuance and the denominator of which is the total amount of the Purchaser’s Purchaser Equity acquired through the exercise of Preemptive Rights pursuant to Section 9.3, over (B) all amounts previously paid by the Seller to the Purchaser pursuant to this sentence.

Upon the first to occur of (x) the Purchaser Qualified IPO and (y) the Alipay Qualified IPO, except for any Funded Amounts that become payable prior to such occurrence (even if not required to be paid until after such occurrence), including any Funded Amount Shortfall, (A) no further funding of Funded Amounts shall be due or payable pursuant to this Section 2.6(b); and (B) any remaining amount of the Retained Business Payment shall cease to be payable.

(c)All payments to be made by a payor Party to a payee Party pursuant to Article II, Section 9.3, or the Amended IPLA may be made by wire transfer of immediately available funds to the account specified by the payee at least three (3) Business Days prior to such payment (which account, once specified, will be used for all future payments to such payee Party unless notice of a new account is given by the payee at least three (3) Business Days prior to any payment to be made to such new account), and/or may be set off against any other payment then due and payable by such payee Party (or any of its Affiliates) to such payor Party (or any of its Affiliates) pursuant to Article II, Section 9.3, or the Amended IPLA, to the extent permitted by applicable Law.

Section 2.7Accrued Profit Share. No later than the one hundred fiftieth (150th) day after the date hereof any amounts accrued pursuant to Section 5 of the IPLA from and after July 28, 2011 through the date hereof but not paid (the “Accrued Profit Share”) shall be paid by the Purchaser to the Seller (or a Subsidiary of the Seller designated by the Seller). In addition, by such 150th day, the Purchaser shall deposit with the Seller (or a Subsidiary of the Seller designated by the Seller), to the extent not included in the payment under the preceding sentence, an amount equal to 49.9% of any interest on customer escrow funds earned by Alipay from and after July 29, 2011, through the date hereof, net of any reserves (which may be accounted for as profit distributions) with respect thereto required by the PBOC, regardless of whether such interest is accounted for as income of Alipay for financial statement reporting purposes (the “Escrow Interest Profit Share Deposit”). If at any time and from time to time, the applicable Governmental Authority in Mainland China delivers notice to the Seller or the Purchaser that any of the interest on customer escrow funds to which the outstanding Escrow Interest Profit Share Deposit relates may be recognized by Alipay as revenue under applicable Law, then (a) the Purchaser shall pay to the Seller (or a Subsidiary of the Seller designated by the Seller) 49.9% of such income, and (b) the Seller shall return to the Purchaser an equal amount of the Escrow Interest Profit Share Deposit. Following the fifth anniversary of the date hereof, the obligations of the Purchaser and the Seller under the preceding sentence shall terminate and the Seller shall be entitled to retain and own, and the Purchaser shall no longer have any rights to, the remaining amount of the Escrow Interest Profit Share Deposit.

Section 2.8SME Fees. The Purchaser or a Subsidiary of the Purchaser designated by the Purchaser shall pay the amounts due in accordance with the SME Loan Know-How License Agreements to which the Purchaser or any Subsidiary of the Purchaser is a party. If during the term of any SME Loan Know-How License Agreement any of the Purchaser or its Subsidiaries other than the Chongqing Loan Company (F51) makes any SME Loan, the Purchaser shall cause such lender to, and the Seller shall cause Alibaba China Co. (A50) to, enter into a separate SME Loan Know-How License Agreement on the same terms and conditions as those set forth in the SME Loan Know-How License Agreement between Alibaba China Co. (A50) and Chongqing Loan Company (F51) signed concurrently with the 2014 SAPA, or if the Purchaser fails to cause such lenders to enter into such a SME Loan Know-How License Agreement, the Seller shall cause (if prior to the Closing) or the Purchaser shall cause (if after the Closing) the Chongqing Loan Company (F51) to pay such amounts as any of the Purchaser or any Subsidiary of the Purchaser acting as such lender would have been required to pay under such an SME Loan Know-How License Agreement. If by the 180th day following the date hereof, the Closing has not occurred, then prior to any transfers pursuant to Section 2.2(a), the Seller shall cause Alibaba China Co. (A50) to, and the Purchaser shall or shall cause one of its Subsidiaries to, enter into a SME Loan Know-How License Agreement to replace, on the same terms and conditions, the SME Loan Know-How License Agreements signed concurrently with the 2014 SAPA. If and to the extent that, during the term of any SME Loan Know-How License Agreement, applicable Governmental Authorities require any action resulting in a reduction in any amount payable thereunder, then the Purchaser shall pay to the Seller a lump-sum cash amount equal to the present value of any such reduction over the term of any affected SME Loan Know-How License Agreement. The Purchaser and the Seller shall discuss in good faith the determination of such present value in such event; provided that if the Purchaser and the Seller are unable to reach agreement on such present value within sixty (60) days following the reduction, the Purchaser and the Seller shall mutually agree on a third-party expert to make a binding determination of such present value.

Section 2.9Termination of Framework Agreement. The parties to the Framework Agreement (the “Framework Agreement Parties”) agreed that, effective as of August 12, 2014, the Framework Agreement shall have automatically terminated without any further action by any of the Framework Agreement Parties or any of their officers, directors or equityholders and without any surviving obligation or Liability of any party thereto and shall hereafter be of no further force and effect.

ARTICLE III

CLOSING

Section 3.1Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (New York time) on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time).

The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, NY 10019. Notwithstanding the foregoing, the Closing may take place at such other date, time or place as the Parties may agree to in writing.

Section 3.2Closing Deliverables.

(a)Seller Deliverables. At the Closing, the Seller shall deliver to the Purchaser:

(i)the officer’s certificate described in Section 8.3(c);

(ii)to the extent that any Ownership Interests in Chongqing Loan Company (F51) are not Beneficially Owned by the Purchaser and/or the Seller as of the Closing, consents of the shareholders holding such Ownership Interests waiving their right of first refusal with respect to the Chongqing Loan Company (F51) Transfer (the “Chongqing Loan Company Minority Shareholder Consents”); and

(iii)counterparts to such other transfer agreements, substantially in the forms attached as Exhibit C to the 2014 SAPA, and such other agreements as may be required or appropriate under applicable Law of Mainland China in order to effect the Transactions, in each case duly executed by the Seller or the applicable Subsidiary of the Seller.

(b)Purchaser Deliverables. At the Closing, the Purchaser shall deliver to the Seller:

(i)the officer’s certificate described in Section 8.2(c);

(ii)Mainland China Closing Opinion;

(iii)counterparts to transfer agreements, substantially in the forms attached as Exhibit C to the 2014 SAPA, and such other agreements as may be required or appropriate under applicable Law of Mainland China in order to effect the Transactions, in each case duly executed by the Purchaser or the applicable Subsidiary of the Purchaser;

(iv)certified copies of:

(A)the approval letter of the Chongqing local Office of Financial Affairs in respect of the Guarantee Company (F82) Transfer and the Chongqing Loan Company (F51) Transfer;

(B)the approval letter of MOFCOM in respect of the Guarantee Company (F82) Transfer; and

(C)the filing certificate issued by the MOFCOM and/or the National Development & Reform Commission (including any duly authorized provincial or local office of the National Development & Reform Commission of the People’s Republic of China) (“NDRC”) and the registration with SAFE, or, if the investment is made by a Subsidiary set up by the Purchaser in Shanghai Free Trade Zone (“FTZ”), the

filing certificate issued by the Management Committee of FTZ, in connection with the Purchaser’s investment in Alipay Singapore E-Commerce (B15) and Libra Capital (A22).

Section 3.3Withholding Rights. Except as may be otherwise expressly provided in the Transaction Documents, each Party shall be entitled to deduct and withhold from any payments to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law relating to taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority (or interest, penalties and additions imposed with respect thereto); provided that the Parties shall reasonably cooperate to minimize the applicability or amount of such taxes and assessments. Amounts so withheld and paid over to the appropriate taxing Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable recipient of the payment in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules of the Seller attached hereto (the “Seller Disclosure Schedules”), the Seller hereby, on behalf of the Seller Parties, makes the representations and warranties (i) set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.8 of this Article IV to the Purchaser as of the date hereof, as of the 2018 Amendment Date, as of September 23, 2019, as of August 24, 2020 and as of the 2022 Amendment Date, and (ii) set forth in Section 4.4, Section 4.5, Section 4.6 and Section 4.7 of this Article IV to the Purchaser as of the date hereof.

Section 4.1Organization and Qualification; Subsidiaries. Each of the Seller Parties (a) is a corporation or legal entity duly organized or formed and validly existing under the Laws of its jurisdiction of organization or formation, (b) has the requisite corporate or similar entity power and authority to conduct and carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 4.2Authority; Binding Effect. Each of the Seller and the Subsidiary Seller Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Seller Parties of this Agreement and the other Transaction Documents to which it is party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate, entity or other action. This Agreement has been duly and validly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution and delivery by the Purchaser and each Management Holdco, this Agreement constitutes a legal, valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents, when executed and delivered by each of the Seller Parties that is party to the Transaction Documents, assuming due execution and delivery hereof by the Purchaser, shall constitute valid and binding obligations of each of the Seller Parties party to the Transaction Documents and are enforceable against each of the Seller Parties party to the Transaction Documents in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 4.3No Conflicts; Required Filings and Consents.

(a)The execution and delivery by each of the Seller Parties of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing shall not, and the performance by any of the Seller Parties of its obligations under this Agreement and the other Transaction Documents shall not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) such approvals, filings and notifications as may be required under applicable regulations by the PBOC with respect to licensing requirements and other compliance matters, (ii) such approvals, filings and notifications as may be required under applicable regulations by MIIT with respect to the foreign investment in value added telecom domestic companies, (iii) such approvals, filings and notifications as may be required under applicable regulations of MOFCOM with respect to foreign investment in domestic companies, (iv) such filings and notifications as may be required under applicable regulations by the State Administration on Foreign Exchange (“SAFE”) with respect to foreign currency payment obligations and (v) such filings and notifications as may be required under applicable Intellectual Property-related Laws and regulations and the requirements thereunder with respect to registration, filing and approval by Mainland China State Intellectual Property Office, the China Trademark Office and the National Copyright Administration and any other Laws (collectively, to the extent required, the “Regulatory Approvals”).

(b)The execution and delivery by each of the Seller Parties of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by each of the Seller Parties at the Closing shall not, and the performance by each of the Seller Parties of its obligations under this Agreement and the other Transaction Documents shall not, (i) conflict with or result in any breach of any provision of its articles of incorporation or by-laws (or any similar organizational documents), (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Transferred Equities or Transferred Assets or any of the terms, conditions or provisions of any Contract to which any of the Parties is a party or by which any of the Parties is bound or to which any of the Transferred Equities or Transferred Assets are subject, except for the Chongqing Loan Company Minority Shareholder Consents, or (iii) violate any Order or Law applicable to any of the Seller Parties or any of their properties or assets.

Section 4.4Capitalization. Schedule 4.4 of the Seller Disclosure Schedules sets forth a true and complete schedule of (a) the outstanding share capital, including the total amount of registered capital or the number of shares, units or other Equity Securities, of each entity of which any Transferred Equities are Equity Securities (collectively, the “Transferred Entities”), (b) the total registered capital or outstanding share capital of each Subsidiary of a Transferred Entity, and (c) the amount of registered capital or share capital of any such Subsidiary that is Beneficially Owned by any Transferred Entity. All of the registered capital or outstanding share capital of the Transferred Entities and Subsidiaries of the Transferred Entities has been fully paid in compliance with the requirements of applicable Laws, and was not issued in violation of any preemptive or other similar rights of any holder of such equity interests. There are no Contracts, commitments, understandings or arrangement by which any Transferred Entity or Subsidiary of a Transferred Entity is bound to issue additional registered capital, share capital or other Equity Securities.

Section 4.5Title to Transferred Equities. Schedule 4.5 of the Seller Disclosure Schedules sets forth a true and complete schedule of the registered capital or share capital, including the number of shares, units or other Equity Securities, held by each of the Seller Parties in each of the Transferred Entities. The Seller Parties collectively are the legal owner, and have good and marketable title (beneficially and of record) to all of the Transferred Equities, and have the capacity to convey to the Purchaser good and marketable title to all of the Transferred Equities at the Closing, free and clear of any Encumbrances whatsoever. None of the Transferred Equities are subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, to any equityholders, voting or similar agreement or to any restriction on transfer thereof except for restrictions imposed by applicable Laws or by the express terms of this Agreement or the other Transaction Documents. All of the Transferred Equities are fully paid in compliance with the requirements of applicable Laws.

Section 4.6Title to Transferred Intellectual Property. The Seller represents and warrants that it and its Subsidiaries are the sole and exclusive owners of the Stage 1 Retained IP, Remaining Retained IP and the SME Loan Know-How, and they have the full right and power to transfer the Stage 1 Retained IP, Remaining Retained IP and the SME Loan Know-How as contemplated by this Agreement, free and clear of any Encumbrances other than Permitted Encumbrances, and none of the Stage 1 Retained IP, Remaining Retained IP or SME Loan Know-How has lapsed based on a failure to pay the appropriate fees or become abandoned. To the knowledge of the Seller and its Subsidiaries, no court or other tribunal or administrative body has made a finding or adjudication, pursuant to any proceeding, that any of the Stage 1 Retained IP, Remaining Retained IP or SME Loan Know-How is invalid or unenforceable, and no Stage 1 Retained IP, Remaining Retained IP or SME Loan Know-How is the subject of a claim of invalidity or unenforceability in any pending judicial, administrative or other proceeding pursuant to which the Seller or one of its Subsidiaries is a party.

Section 4.7Purchaser Business. The assets of the Transferred Entities and their Subsidiaries do not include any material assets that are not used to conduct the Purchaser Business, and the Transferred Entities and their Subsidiaries do not conduct any material activities other than the Purchaser Business.

Section 4.8Exclusivity of Representations. The representations and warranties made by the Seller in this Article IV are the exclusive representations and warranties made by the Seller with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Seller is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to the Seller or the Transferred Equities or Transferred Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure schedules of the Purchaser attached hereto (the “Purchaser Disclosure Schedules”), the Purchaser hereby makes the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.6 of this Article V to the Seller Parties as of the date hereof, as of the 2018 Amendment Date, as of September 23, 2019, as of August 24, 2020 and as of the 2022 Amendment Date and makes the representations and warranties set forth in Section 5.5 of this Article V to the Seller Parties as of the date hereof.

Section 5.1Organization and Qualification. The Purchaser (a) is a company limited by shares duly organized and is validly existing under the Laws of Mainland China, (b) has all necessary entity power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 5.2Authority; Binding Effect. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents, and the performance by the Purchaser of its respective obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of the Purchaser. The Purchaser has duly executed this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each Management Holdco, the Seller and each of the other Seller Parties, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents, when executed and delivered by the Purchaser, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 5.3No Conflicts; Required Filings and Consents.

(a)The execution and delivery by the Purchaser of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing shall not, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents shall not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b)The execution and delivery by the Purchaser of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by the Purchaser at the Closing shall not, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents shall not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of the Purchaser, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon the Purchaser Equity Securities or any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser Equity Securities are subject or (iii) violate any Order or Law applicable to the Purchaser or any of its properties or assets.

Section 5.4Capitalization. Part 1 of Schedule 5.4 of the Purchaser Disclosure Schedules sets forth a true and complete schedule of the outstanding Equity Securities of the Purchaser as of the date hereof and as of the 2018 Amendment Date, including the total amount of registered capital or the number of shares or other Equity Securities, as applicable, and the names of the owners of record of such Equity Securities. As of the date hereof and as of the 2018 Amendment Date, the Purchaser has no issued and outstanding Equity Securities other than as shown on such Schedule, and there are no Contracts, commitments, understandings or arrangements by which the Purchaser is bound to issue additional Purchaser Equity or other Equity Securities, and the Purchaser Equity is not subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, in each case other than the agreements listed in Part 2 of Schedule 5.4 of the Purchaser Disclosure Schedules regarding agreements for the Purchaser to issue, immediately prior to Closing, Purchaser Equity to certain financial investors (the “Financial Investments”). As of the date hereof and as of the 2018 Amendment Date, no direct or indirect Ownership Interest in the Purchaser is currently owned by any Person other than a Mainland China Person. The Purchaser shall have made available to the Seller prior to the Issuance Closing an updated version of Schedule 5.4 of the Purchaser Disclosure Schedules setting forth, as of immediately prior to the Issuance Closing, a true and complete schedule of the outstanding Equity Securities of the Purchaser.

Section 5.5Purchaser Business. The assets of the Transferred Entities and their Subsidiaries do not include any material assets that are not used to conduct the Purchaser Business, and the Transferred Entities and their Subsidiaries do not conduct any material activities other than the Purchaser Business.

Section 5.6Exclusivity of Representations. The representations and warranties made by the Purchaser in this Article V are the exclusive representations and warranties made by the Purchaser with respect to this Agreement and the transactions contemplated hereby, including the Issuance. Notwithstanding anything to the contrary in this Agreement, the Purchaser is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to the Purchaser.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT HOLDCOS

Except as set forth in the disclosure schedules of the Management Holdcos attached hereto (the “Management Holdco Disclosure Schedules”, and together with the Seller Disclosure Schedules, and the Purchaser Disclosure Schedules, the “Disclosure Schedules”), each Management Holdco, severally and not jointly, hereby makes the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.5 of this Article VI to the Seller Parties as of the date hereof, as of the 2018 Amendment Date, as of September 23, 2019, as of August 24, 2020 and as of the 2022 Amendment Date and makes the representations and warranties set forth in Section 6.4 of this Article VI to the Seller Parties as of the date hereof.

Section 6.1Organization and Qualification. Such Management Holdco (a) is a limited partnership duly organized and is validly existing under the Laws of Mainland China, (b) has all necessary power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 6.2Authority; Binding Effect. Such Management Holdco has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Management Holdco of this Agreement and the other Transaction Documents to which it is a party, and the performance by Management Holdco of its respective obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of such Management Holdco. Such Management Holdco has duly executed this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by such Management Holdco and, assuming the due authorization, execution and delivery by the Purchaser, the Seller and each of the other Seller Parties, this Agreement constitutes a legal, valid and binding obligation of such Management Holdco, enforceable against such Management Holdco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents to which such Management Holdco is a party, when executed and delivered by such Management Holdco, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of such Management Holdco enforceable against such Management Holdco in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 6.3No Conflicts; Required Filings and Consents.

(a)The execution and delivery by such Management Holdco of this Agreement does not, and the other Transaction Documents to which it is a party and any other instrument required hereby or thereby to be executed and delivered at the Closing shall not, and the performance by such Management Holdco of its obligations under this Agreement and the other Transaction Documents to which it is a party shall not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b)The execution and delivery by such Management Holdco of this Agreement does not, and the other Transaction Documents to which it is a party and any other instrument required hereby or thereby to be executed and delivered by such Management Holdco at the Closing shall not, and the performance by such Management Holdco of its obligations under this Agreement and the other Transaction Documents to which it is a party shall not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of such Management Holdco, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, any of the terms, conditions or provisions of any Contract to which such Management Holdco is a party or by which such Management Holdco is bound or (iii) violate any Order or Law applicable to such Management Holdco or any of its properties or assets.

Section 6.4Purchaser Business. The assets of the Transferred Entities and their Subsidiaries do not include any material assets that are not used to conduct the Purchaser Business, and the Transferred Entities and their Subsidiaries do not conduct any material activities other than the Purchaser Business.

Section 6.5Exclusivity of Representations. The representations and warranties made by each Management Holdco in this Article VI are the exclusive representations and warranties made by such Management Holdco with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Management Holdcos are not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to either Management Holdco or the Purchaser.

ARTICLE VII

COVENANTS

Section 7.1Confidentiality. Each Party, and each Party’s Representatives who receive Confidential Information as permitted hereunder, shall maintain the confidentiality of Confidential Information in accordance with the procedures adopted by such Party in good faith to protect confidential information of third parties generally delivered to such Party; provided, that such Party may deliver or disclose Confidential Information to:

(a)such Party’s Representatives, and Persons related thereto who are informed of the confidentiality obligations of this Section 7.1; provided, that such Party shall be responsible for any violation of such Party’s applicable procedures made by any such Person;

(b)any Governmental Authority having jurisdiction over such Party to the extent required by applicable Law;

(c)any other Person to which such delivery or disclosure may be required (i) to effect compliance with any Law applicable to such Party, or (ii) in response to any subpoena or other legal process; or

(d)as permitted under Section 7.4;

provided, that, in the cases of clauses (b) and (c) of this Section 7.1, the disclosing Party shall provide each other Party with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective Order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

Section 7.2Appropriate Action; Consents; Filings.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things consistent with applicable Law and reasonably necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated by this Agreement, and none of the Parties shall take any action or omit to take any action that would or would reasonably be expected to prevent, impair, make illegal or materially delay the Closing or the Issuance Closing and the other transactions contemplated by this Agreement unless such action or omission is required by applicable Law. Without limiting the foregoing, each of the Parties agrees to use its respective reasonable best efforts to:

(i)cause the Closing conditions set forth in Article VIII and the Issuance conditions set forth in Section 2.3(c) to be satisfied as promptly as practicable;

(ii)obtain all necessary Regulatory Approvals (including the Issuance Approvals);

(iii)obtain all necessary licenses, consents, approvals, registrations, qualifications, Orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement;

(iv)make all necessary applications, registrations, declarations and filings with, and notices to, any Governmental Authorities and take all reasonable steps as may be necessary to obtain all approvals from, or to avoid any suit, action, Proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement;

(v)to the extent named as a defendant, defend any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement;

(vi)in the case of the Seller, the Purchaser and their respective Subsidiaries only, have vacated, lifted, reversed or overturned any Order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement; provided, that in no event shall the Seller, the Purchaser, the Seller Parties or any of their Subsidiaries be required to pay or to commit to, prior to the Closing, any fee, penalty or other consideration to obtain any consent, approval, Order, waiver or authorization in connection with the transactions contemplated by this Agreement under any Contract other than filing fees required and de minimis amounts and customary filing fees payable to Governmental Authorities; and

(vii)execute and deliver any additional instruments and/or separate agreements necessary to consummate the transactions contemplated by this Agreement to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b)Subject to applicable Law, each of the Parties hereto shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications with any Governmental Authority with respect to this Agreement (other than private or personal information pertaining to any individual applicants which may remain confidential). No Party shall have any material communication or meeting (telephonic or in-person) regarding the transactions contemplated by this Agreement with a Governmental Authority without giving the Purchaser and the Seller a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such participation or attendance in the communication or meeting).

Section 7.3Notification of Certain Matters. The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, upon receiving knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from (i) any Governmental Authority in connection with this Agreement or the transactions or actions contemplated by this Agreement, or (ii) any other Person, in each case alleging that the consent of such Person is or may be required in connection with the transactions or actions contemplated by this Agreement and (b) any actions, suits, claims, investigations or Proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the transactions or actions contemplated by this Agreement.

Section 7.4Public Announcement and Filings.

(a)The initial press release(s) announcing the execution of the 2014 SAPA shall be in a form mutually agreed upon by the Purchaser, the Seller, SoftBank and Altaba. The Purchaser and the Seller shall require mutual consent before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcement with respect to this Agreement, the transactions or actions contemplated by this Agreement, and shall not issue any such press release or make any such public announcement prior to obtaining such mutual consent, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.

(b)SoftBank shall, to the extent permitted by Law and reasonably practicable, prior to the filing or furnishing of any report, statement, or other document to a Governmental Authority or as required by applicable Laws that includes any disclosure or statement regarding this Agreement, the transactions or actions contemplated by this Agreement, provide the Purchaser and the Seller with a reasonable opportunity to review and comment upon such report, statement or document, and shall consult with the Purchaser and the Seller in good faith prior to filing or furnishing any such report, statement or document, in each case only if such report, statement or document includes information regarding this Agreement, the transactions or actions contemplated by this Agreement that is materially inconsistent with or in addition to information previously disclosed in (x) any public announcement by the Purchaser and/or the Seller, (y) any publicly disclosed prospectus of the Seller in connection with its initial public offering or (z) any report, statement or document previously filed, furnished or disclosed pursuant to this Section 7.4(b).

Section 7.5Conduct of Business Pending the Closing. Until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 10.1, the Seller shall and shall cause its Subsidiaries to operate the Transferred Entities and the Transferred Assets in the ordinary course of business consistent with past practice.

Section 7.6Seller Parties. The Seller shall take all actions necessary to cause each of the Subsidiary Seller Parties to comply with this Agreement, perform its obligations under this Agreement and consummate the transactions or actions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement.

Section 7.7No Control of the Transferred Entities and the Transferred IP. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control the Transferred Entities whose equities are Closing Transferred Equities or control or direct the voting or disposition of the Closing Transferred Equities prior to the Closing, or the right to control or direct the use, operation or disposition of the Stage 1 Retained IP or Remaining Retained IP before the transfer thereof to Purchaser pursuant to this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1General Conditions. The respective obligations of the Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in a writing signed by all Parties, in the sole discretion of each Party:

(a)No Injunction or Prohibition. No Governmental Authority shall have, after the date hereof, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions.

(b)Regulatory Approvals.

(i)The local Office of Financial Affairs (金融办) shall have approved the Guarantee Company (F82) Transfer and the Chongqing Loan Company (F51) Transfer;

(ii)MOFCOM shall have approved the Guarantee Company (F82) Transfer; and

(iii)The filings with NDRC and/or MOFCOM, or the filing with the Management Committee of FTZ if the Purchaser chooses to make the investment through a Subsidiary of the Purchaser to be established in the FTZ, and related filing with SAFE or its local counterparts to be made in connection with the Purchaser’s investment in Alipay Singapore E-Commerce (B15) and Libra Capital (A22), shall have been completed.

(c)Legal Opinion. The Purchaser and the Seller shall have received from Fangda Partners an opinion substantially in the form attached as Exhibit D to the 2014 SAPA (the “Mainland China Closing Opinion”); provided that Mainland China Closing Opinion may differ from the form attached as Exhibit D to the 2014 SAPA solely to the extent that such differences (x) result from changes in Law between the date of this Agreement and the Closing or (y) have been approved in writing by both the Purchaser and the Alibaba Independent Committee on behalf of the Seller.

Section 8.2Conditions to Obligations of the Seller and the Seller Parties. The obligations of the Seller Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller (with the prior written approval of the Alibaba Independent Committee) in its sole discretion:

(a)Representations and Warranties. The representations and warranties of the Purchaser and the Management Holdcos contained in the 2014 SAPA shall have been true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date);

(b)Pre-Closing Covenants. Each of the Parties other than the Seller Parties shall have performed and complied with, in all material respects, all obligations and agreements required by the 2014 SAPA to be performed or complied with by it prior to or at the Closing;

(c)Officer’s Certificate. The Seller shall have received from the Purchaser a certificate to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied and signed by a duly authorized executive officer thereof;

Section 8.3Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Purchaser in its sole discretion:

(a)Representations and Warranties. The representations and warranties of the Seller contained in the 2014 SAPA shall have been true and correct as of the date hereof and as of the date of the Closing as if made as of such date (unless made as of a specified date, in which case, as of such date);

(b)Pre-Closing Covenants. Each of the Parties other than the Purchaser, SoftBank and Altaba shall have performed and complied with, in all material respects, all obligations and agreements required by the 2014 SAPA to be performed or complied with by it prior to or at the Closing; and

(c)Officer’s Certificate. The Purchaser shall have received from the Seller a certificate to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied and signed by a duly authorized executive officer thereof.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1Board Representation of the Seller.

(a)Directors.

(i)During the Independent Director Ownership Period, the Seller (or the Seller Designated Investment Entity) and the Purchaser shall mutually agree to recommend one person to the Purchaser, who the Purchaser shall nominate for election as a director of the Purchaser’s board of directors, and to the extent required by the charter of the nomination and remuneration committee of the Purchaser’s board of directors as at the 2022 Amendment Signing Date (subject to such amendment from time to time as required by any applicable Law or as requested by any applicable Governmental Authority to which the Purchaser is subject), such recommended person shall be subject to vetting by the nomination and remuneration committee of the Purchaser’s board of directors, and to the extent required by Applicable Law, such recommended person shall further be subject to vetting by the PBOC and/or other applicable

Governmental Authorities to which the Purchaser is subject (the “Independent Director”); provided, that no Person that is an officer or employee of the Seller, the Purchaser, SoftBank or their respective Affiliates, or that is a Related Party, may be designated as the Independent Director. The Parties shall agree on the initial Independent Director as promptly as practicable, and in any event by the 60th day following the date hereof. The “Independent Director Ownership Period” shall commence on the date of this Agreement and shall terminate upon the earlier to occur of (x) a Purchaser Qualified IPO if the rights of the Seller and the Seller Designated Investment Entity under this Section 9.1 are not permitted by, and not capable of being preserved (through preferred stock or otherwise) under, applicable Law or applicable stock exchange rules; provided, that the Purchaser shall use its commercially reasonable efforts to cause such rights to be permitted and preserved, including by seeking an exemption under applicable stock exchange rules that would permit or otherwise allow such rights to be preserved and (y) the first date following Issuance Closing on which the Seller and its Subsidiaries do not collectively own at least fifty percent (50%) of the aggregate Purchaser Equity issued, on or prior to such date, to the Seller and its Subsidiaries collectively pursuant to this Agreement; provided, that if the Seller and/or any of its Subsidiaries is required by Law to sell or otherwise transfer or dispose of Purchaser Equity or equivalent equity interests of the Purchaser, such sale of Purchaser Equity shall not terminate the Independent Director Ownership Period unless the Seller and/or any of its Subsidiaries subsequently voluntarily sells any Purchaser Equity or equivalent equity interests of the Purchaser and immediately following such sale the Seller and its Subsidiaries collectively own less than fifty percent (50%) of the aggregate Purchaser Equity issued, on or prior to the date of such sale, to the Seller and its Subsidiaries collectively pursuant to this Agreement.

(ii)During the Seller Board Representative Period, the Purchaser shall nominate for election as directors of the Purchaser’s board of directors two (2) officers or employees of the Seller or any of its Subsidiaries designated by the Seller, and to the extent required by the charter of the nomination and remuneration committee of the Purchaser’s board of directors as at the 2022 Amendment Signing Date (subject to such amendment from time to time as required by any applicable Law or as requested by any applicable Governmental Authority to which the Purchaser is subject), such designated persons shall be subject to vetting by the nomination and remuneration committee of the Purchaser’s board of directors, and to the extent required by Applicable Law, such designated persons shall further be subject to vetting by the PBOC and/or other applicable Governmental Authorities to which the Purchaser is subject (each such director, a “Seller Director” and together, the “Seller Directors”); The “Seller Board Representative Period” shall commence on the Issuance Closing Date and shall terminate upon the termination of the Independent Director Ownership Period.

(iii)The Purchaser shall use reasonable best efforts, and the Seller (or the Seller Designated Investment Entity) and other Parties shall cooperate with the Purchaser, to (A) elect or cause the election of such Independent Director to the board of directors of the Purchaser during the Independent Director Ownership Period, (B) elect or cause the election of such Seller Directors to the board of directors of the Purchaser during the Seller Board Representative Period, and (C) and otherwise effect the provisions of this Section 9.1 and any determination or resolution of the board of directors of the Purchaser under this Section 9.1, including (prior to any initial public offering) amending the organizational documents to increase or decrease the numbers of directors on the board of directors of the Purchaser and electing or removing directors and (following any initial public offering), nominating the Independent Director or the Seller Directors, as applicable, for election to the board of directors of the Purchaser and recommending and soliciting proxies for the Independent Director or the Seller Directors, as applicable, to the same extent as the Purchaser does for any of its other nominees to its board of directors. Without limiting the foregoing, JM, JT and the Management Holdcos shall at all times during the Independent Director Ownership Period and the Seller Board Representative Period vote their respective Equity Securities of the Purchaser in favor of the election of the duly designated Independent Director and the Seller Directors, respectively, to the Purchaser’s board of directors.

(b)Committee Representation. During the Independent Director Ownership Period, the audit committee of the board of directors of the Purchaser shall include the Independent Director and the Purchaser shall cause the Independent Director to be elected or appointed to such committee, in each case to the extent such Independent Director is duly appointed and subject to applicable Law.

(c)Director Vacancy.

(i)Subject to Section 9.1(a), upon the death, disability, resignation, retirement, disqualification, removal or other expiration or termination of service of the Independent Director during the Independent Director Ownership Period or any Seller Director during the Seller Board Representative Period, to the extent permitted by applicable Law, the Seller (or the Seller Designated Investment Entity) shall have the right to nominate any replacement for the Independent Director or such Seller Director, as applicable, which replacement shall satisfy all requirements under Section 9.1(a) and Section 9.1(b). Each of the Purchaser and the Management Holdcos shall use its reasonable best efforts to take all action required to re-elect the nominees of the Seller (or the Seller Designated Investment Entity) to the Purchaser’s board of directors and its audit committee, if applicable. For the avoidance of doubt, removal and replacement of the Independent Director and any Seller Director, as applicable (and the failure to re-appoint such director at the end of any term) shall require the same approvals as appointment of the Independent Director and such Seller Director, as applicable, and the last sentence of Section 9.1(a)(iii) shall apply to any replacement Independent Director or Seller Director designated pursuant to this Section 9.1(c)(i). Without limiting the foregoing provisions of this Section 9.1(c), subject to applicable Law, the Purchaser’s board of directors may remove the Independent Director or any Seller Director from the board of directors, or otherwise take such action as necessary or advisable to cause the Independent Director or any Seller Director to no longer serve on or be elected to the Purchaser board of directors, and the Seller (or the Seller Designated Investment Entity) shall take such action reasonably requested by the Purchaser to cause the Independent Director or any Seller Director to resign or no longer serve on the Purchaser’s board of directors, if at any time the Independent Director or any Seller Director, respectively, no longer meets the requirements for such Person to be selected, designated or nominated in such capacity pursuant to this Section 9.1(c) or is otherwise no longer qualified to serve on the Purchaser’s board of directors.

(ii)Until the earlier of (A) the date on which SoftBank no longer owns directly or indirectly at least twenty percent (20%) of the ordinary shares of the Seller, (B) the date of the Purchaser Qualified IPO and (C) the expiration of the Independent Director

Ownership Period, on or prior to the resignation, removal, termination or expiration of service, death or disability of the Independent Director, SoftBank and JM (or his successor, in the case of JM’s death or incapacity), acting in good faith, shall jointly select and submit to the Alibaba Independent Committee an individual to be designated as the replacement Independent Director. If such selection is approved by the Alibaba Independent Committee, then the Seller (or the Seller Designated Investment Entity) shall designate such person as the replacement Independent Director pursuant to Section 9.1(c)(i).

(iii)If, during the period set forth in Section 9.1(c)(ii), SoftBank and JM (or his successor, in the case of JM’s death or incapacity) are unable to agree on a replacement Independent Director, or the Alibaba Independent Committee fails to approve a replacement Independent Director, within three (3) months following the creation of the vacancy in the Independent Director position, the Seller (or the Seller Designated Investment Entity) shall designate the chairman of the audit committee of the board of directors of the Seller as the replacement Independent Director pursuant to Section 9.1(c)(i); provided, that such person shall not be elected to the Purchaser’s board as the Independent Director for a term exceeding twelve (12) months.

Section 9.2Information Rights.

(a)The Purchaser shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP. During the period commencing on the Issuance Closing Date and ending on the first date after such commencement on which the Seller and its Subsidiaries collectively no longer own at least a ten percent (10%) Ownership Interest in the Purchaser (including, for purposes of this Section 9.2(a), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis), the Purchaser shall deliver to the Seller and the Seller Designated Investment Entity the following financial information:

(i)Not later than forty five (45) days after the end of each of the quarterly accounting periods or, after the Purchaser Qualified IPO, not later than the date on which the Purchaser publicly discloses them, the unaudited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed). For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(ii)As soon as available but in any event not later than sixty (60) days after the end of each fiscal year of the Purchaser, the unaudited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of fiscal year and the related consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries for the fourth quarterly period of such fiscal year. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed). For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(iii)As soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Purchaser, a copy of the audited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Purchaser and approved by the Purchaser’s equityholders. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed). For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(iv)As soon as available but in any event not later than sixty (60) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, equity and cash flows in conjunction with this Section 9.2, and (B) operating metrics relevant to the Purchaser’s businesses and used by the Purchaser’s management for decision-making purposes (excluding any Highly Sensitive Information) (clauses (i) through (iv) collectively, the “Purchaser Financial Information”).

During such period, the Seller’s external auditors shall have the right to conduct, at the Seller’s own cost, periodic reviews of the quarterly financial information provided pursuant to Sections 9.2(a)(i) and (ii) above. Any such review shall be conducted by an independent, external internationally recognized firm of the Seller’s choice with appropriate qualifications and experience in Mainland China conducting reviews of this nature. Before beginning its review, the firm selected by the Seller to conduct the review shall execute a confidentiality agreement with the Purchaser, the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to the Seller. The auditors shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to both the Seller and the Purchaser. The auditor’s report shall limit the disclosure to the Seller of information reviewed in connection with the review to the conclusions of the reviews, the determination of the auditor in connection therewith, and the basis for such conclusions.

(b)Without limiting the provisions of Section 9.2(a), during the period commencing upon the first date on which any of the Purchaser or a Subsidiary of the Purchaser is party to an SME Loan Know-How License Agreement and terminating on January 1, 2018, the Purchaser shall, and shall cause each of its Subsidiaries to, maintain true books and records of account in which full and correct entries shall be made for the purpose of supporting and documenting the accuracy of the payments to be made pursuant to the SME Loan Know-How License Agreements as reasonably necessary to confirm the Purchaser’s compliance with the payment provisions of the SME Loan Know-How License Agreements. All such books and records will be retained at the Purchaser’s, or its applicable Subsidiary’s, principal place of business for a period of at least three (3) years after the payments to which they pertain have been made. The Purchaser’s, or its applicable Subsidiary’s, books and records will be open for inspection and review (as set forth in this Section 9.2(b)) by the Seller, the Alibaba Independent Committee, and their Representatives, during such three (3)-year period for the purpose of verifying the accuracy of the payments made, and the Purchaser’s, or its applicable Subsidiary’s, compliance with, the payment provisions of the SME Loan Know-How License Agreements.

(i)The Seller’s external auditors shall have the right to conduct (and the Seller shall cause the Seller’s external auditors to so conduct, including when requested to do so by the Alibaba Independent Committee), at the Seller’s own cost, periodic reviews to confirm the Purchaser’s compliance with the payment provisions of the SME Loan Know-How License Agreements. Any review conducted pursuant to this Section 9.2(b)(i) shall be conducted by an independent, external internationally recognized firm of the Seller’s choice with appropriate qualifications and experience in Mainland China conducting reviews of this nature. Before beginning its review, the firm selected by the Seller to conduct the review shall execute a confidentiality agreement with the Purchaser, the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to the Seller. The auditors shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to both the Seller and the Purchaser. The auditor’s report shall limit the disclosure to the Seller of information reviewed in connection with the review to the conclusions of the reviews, the determination of the auditor in connection therewith, and the basis for such conclusions.

(ii)The Purchaser may dispute the results of a review conducted pursuant to Section 9.2(b)(i), in which case the Purchaser and the Seller shall work together in good faith to resolve such dispute within thirty (30) days of the Seller’s demand for compensation or reimbursement arising out of the result of such review. If the Purchaser and the Seller are unable to resolve any such dispute after such thirty (30)-day period, the Purchaser may commence arbitration pursuant to Section 12.9; provided, however, that commencing arbitration will not excuse the Purchaser from paying any amounts due to the Seller under the payment provisions of the SME Loan Know-How License Agreements.

(iii)The Seller will, through its external auditors, conduct reviews under Section 9.2(b)(i) no more than once per year, unless any review reveals any breach by the Purchaser of the payment provisions of the SME Loan Know-How License Agreements, in which case, the Seller may, through its external auditors, conduct one (1) additional review in the following twelve (12) months. The Purchaser shall reasonably cooperate with the Seller’s auditors in connection with any review under Section 9.2(b)(i), including by providing the

Seller’s auditors with access to all financial and accounting books and statements, management and operating data, records, working papers of the Purchaser’s auditors (to the extent permitted by such auditors; provided, that the Purchaser shall not withhold any consents necessary to permit the Purchaser’s auditors from providing access to such working papers), accounts, financial statements, systems, facilities, operations, and management personnel and other personnel, but only as reasonably necessary for the purposes set forth in Section 9.2(b)(i), and ensure that its personnel cooperate with any such review and all other reasonable requests by the Seller’s auditors for additional information or documentation related to such review.

(iv)If any review reveals that the Purchaser overpaid any amount due pursuant to the payment provisions of the SME Loan Know-How License Agreements (except for any portion thereof disputed in good faith), the Seller shall promptly refund the overpayment to the Purchaser. If any review reveals that the Purchaser underpaid or failed to pay in full any amount due pursuant to the payment provisions of the SME Loan Know-How License Agreements (except for any portion thereof disputed in good faith), the Purchaser shall promptly pay the amount of such shortfall to the Seller and reimburse the Seller for the reasonable costs of its external auditor’s conduct of the review.

(v)The rights of the Seller and the Alibaba Independent Committee pursuant to this Section 9.2(b) shall terminate upon a Purchaser Qualified IPO if such rights are not permitted by, and are not capable of being preserved (through preferred stock or otherwise) under, applicable Law or applicable listing rules; provided, that the Purchaser shall use its commercially reasonable efforts to cause such rights to be permitted and preserved, including by seeking an exemption under such applicable Law that would permit or otherwise allow such rights to be preserved.

(c)All access to information and reviews provided for in this Section 9.2 shall be during normal business hours following reasonable advance notice to the Purchaser, and in a manner that does not unreasonably interfere with the Purchaser’s business operations. Nothing in this Section 9.2 shall require the Purchaser to disclose to the Seller or the Alibaba Independent Committee, or to permit any auditor to disclose to the Seller or the Alibaba Independent Committee, (i) any Highly Sensitive Information; (ii) any information to the extent such disclosure of such information would violate applicable Law; (iii) any information to the extent that disclosure thereof would constitute a breach of an agreement with a third party; or (iv) any information whose disclosure would result in a waiver of any attorney-client privilege.

Section 9.3Preemptive Rights.

(a)Preemptive Rights for Purchaser Securities.

(i)Following the Issuance and until, but not including, the time of the Purchaser Qualified IPO, if the Purchaser (or in the case of Purchaser Offshore Subsidiary Securities, the relevant Purchaser Offshore Subsidiary) proposes to issue any Equity Securities of the Purchaser (the “Additional Purchaser Securities”), the Purchaser shall, no later than thirty (30) days prior to issuing such Additional Purchaser Securities (or in the case of any marketed offering prior to the Purchaser Qualified IPO or Alipay Qualified IPO, as appropriate, no later than the earlier of thirty (30) days prior to issuing such Additional Purchaser Securities and ten

(10) days prior to the printing of the preliminary prospectus in connection with such offering), notify the Seller and the Seller Designated Investment Entity in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Purchaser Securities) and shall offer to sell such Additional Purchaser Securities to the Seller and/or the Seller Designated Investment Entity in the amounts set forth in Section 9.3(a)(iii) or Section 9.3(a)(iv), as applicable, and subject to Section 9.3(e), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 9.3(d) (the “Preemptive Rights for Purchaser Securities”).

(ii)If the Seller or the Seller Designated Investment Entity wishes to subscribe for a number of Additional Purchaser Securities equal to or less than the number to which it is entitled under this Section 9.3(a), the Seller or the Seller Designated Investment Entity may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 9.7 to subscribe for all or a portion of such Additional Purchaser Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Purchaser Securities that it (or each of such Person(s)) wishes to purchase.

(iii)With respect to Additional Purchaser Securities that are Purchaser Equity or equivalent equity interests of the Purchaser, the Purchaser shall offer to the Seller and the Seller Designated Investment Entity a number of such Additional Purchaser Securities, such that, after giving effect to the proposed issuance (including the issuance to the Seller pursuant to the Preemptive Rights for Purchaser Securities), the Seller’s Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(a)(iii), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) after such issuance would equal the Seller’s Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(a)(iii), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as exchanged, fully diluted basis) immediately prior to such issuance, such number of Additional Purchaser Securities set forth in this Section 9.3(a)(iii) to constitute the “Preemptive Amount of Purchaser Securities” for the Seller and the Seller Designated Investment Entity for purposes of any exercise of its Preemptive Rights for Purchaser Securities to which this Section 9.3(a)(iii) applies. If, at the time of the determination of any Preemptive Amount of Purchaser Securities under this Section 9.3(a)(iii), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Purchaser Securities, such Preemptive Amount of Purchaser Securities shall be recalculated to take into account the amount in RMB or the number of equivalent equity interests reflecting the Ownership Interest in the Purchaser of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Purchaser Securities to the nearest whole such security of the Purchaser that is proposed for sale.

(iv)With respect to Additional Purchaser Securities that are Equity Securities and not Purchaser Equity nor equivalent equity interests of the Purchaser, including for purposes of the Preemptive Rights for Purchaser Securities, any Equity Securities of any Subsidiary of the Purchaser that is domiciled outside of Mainland China (a “Purchaser Offshore Subsidiary”) proposed to be issued to any Person other than the Purchaser or any of its

Subsidiaries for cash consideration, which such Equity Securities are convertible, exchangeable or exercisable into any Equity Securities of the Purchaser (“Purchaser Offshore Subsidiary Securities”), the Purchaser shall offer to the Seller and the Seller Designated Investment Entity, all or any portion specified by the Seller or the Seller Designated Investment Entity, of a number of such securities equal to the total number of such Additional Purchaser Securities proposed to be sold, multiplied by the Seller’s Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(a)(iv), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) at such time (which number shall constitute the Preemptive Amount of Purchaser Securities for purposes of any exercise of Preemptive Rights for Purchaser Securities to which this Section 9.3(a)(iv) applies), at the applicable Additional Securities Purchase Price. If, at the time of the determination of any Preemptive Amount of Purchaser Securities under this Section 9.3(a)(iv), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Purchaser Securities, such Preemptive Amount of Purchaser Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Purchaser Securities to the nearest whole such security of the Purchaser that is proposed for sale.

(b)Preemptive Rights for Alipay Securities.

(i)Subject to Section 9.3(b)(ii) and Section 9.4(e), following the Issuance and until, but not including, the earlier of the Purchaser Qualified IPO and the Alipay Qualified IPO, if Alipay proposes to issue any Equity Securities of Alipay to any Person other than the Purchaser (the “Additional Alipay Securities” and together with Additional Purchaser Securities, the “Additional Securities”), Alipay shall, at least thirty (30) days prior to issuing such Additional Alipay Securities, notify the Seller and the Seller Designated Investment Entity in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Alipay Securities) and shall offer to sell such Additional Alipay Securities to the Seller and the Seller Designated Investment Entity in the amounts set forth in Section 9.3(b)(iv) or Section 9.3(b)(v), as applicable, and subject to Section 9.3(e), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 9.3(d) (the “Preemptive Rights for Alipay Securities” and together with the Preemptive Rights for Purchaser Securities, the “Preemptive Rights”).

(ii)Any issuance of Additional Alipay Securities subject to the Preemptive Rights for Alipay Securities is subject to and conditioned upon either (A) receipt of regulatory approvals (or non-objections) required in connection with such issuance of Additional Alipay Securities to the Seller or a Subsidiary of the Seller, or (B) Alipay’s agreement to deliver to the Seller and/or its Subsidiary alternative arrangements, which may include synthetic equity, indirect holding structures, or use of other rights of value, in each case to provide similar benefits and burdens to the Seller and/or its Subsidiary as it would have if it owned Additional Alipay Securities to the extent permitted under applicable Law and reasonably acceptable to the Seller (with consent from the Alibaba Independent Committee).

(iii)If the Seller or the Seller Designated Investment Entity wishes to subscribe for a number of Additional Alipay Securities equal to or less than the number to which it is entitled under this Section 9.3(b), the Seller or the Seller Designated Investment Entity may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 9.7 to subscribe for all or portion of such Additional Alipay Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Alipay Securities that it (or each of such Person(s)) wishes to purchase.

(iv)With respect to Additional Alipay Securities that are registered capital or equivalent equity interests of Alipay, Alipay shall offer to the Seller the Seller Designated Investment Entity a number of such Additional Alipay Securities, such that, after giving effect to the proposed issuance (including the issuance to the Seller and its Subsidiaries pursuant to the Preemptive Rights for Alipay Securities) and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of the Preemptive Rights by the Seller or the Seller Designated Investment Entity for Alipay Securities), the Seller’s Ownership Percentage of Alipay after such issuance would equal the Seller’s Ownership Percentage of Alipay immediately prior to such issuance, such number of Additional Alipay Securities set forth in this Section 9.3(b)(iv) to constitute the “Preemptive Amount of Alipay Securities” for the Seller and the Seller Designated Investment Entity for purposes of any exercise of their Preemptive Rights for Alipay Securities to which this Section 9.3(b)(iv) applies. If, at the time of the determination of any Preemptive Amount of Alipay Securities under this Section 9.3(b)(iv), any other Person has preemptive or other equity purchase rights similar to Preemptive Rights for Alipay Securities, such Preemptive Amount of Alipay Securities shall be recalculated to take into account the amount in RMB of the registered capital of Alipay or the number of equivalent equity interests of Alipay of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Alipay Securities to the nearest whole such security of Alipay that is proposed for sale.

(v)With respect to Additional Alipay Securities that are Equity Securities and not registered capital nor equivalent equity interests, Alipay shall offer to the Seller and the Seller Designated Investment Entity, all or any portion specified by the Seller or the Seller Designated Investment Entity, of a number of such securities equal to the total number of such Additional Alipay Securities proposed to be sold, multiplied by the Seller’s Ownership Percentage of Alipay at such time (which number shall constitute the “Preemptive Amount of Alipay Securities” for purposes of any exercise of Preemptive Rights for Alipay Securities to which this Section 9.3(b)(v) applies). If, at the time of the determination of any Preemptive Amount of Alipay Securities under this Section 9.3(b)(v), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Alipay Securities, such Preemptive Amount of Alipay Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Alipay Securities to the nearest whole such security of Alipay that is proposed for sale.

(c)Alternative Arrangements. Notwithstanding the provisions of Section 9.3(a), with respect to any Additional Purchaser Securities (other than Purchaser Offshore Subsidiary Securities) to be issued pursuant to the exercise of the Preemptive Rights for Purchaser Securities, the Purchaser shall have the right to elect, by written notice to the Seller that, in lieu of the issuance of such Additional Purchaser Securities and in satisfaction of the

Purchaser’s obligation to issue such Additional Purchaser Securities, the Purchaser shall cause the issuance to the Seller or the Seller’s Subsidiary(ies) (as designated by the Seller) of Purchaser Offshore Subsidiary Securities convertible into or exchangeable for the number of Additional Purchaser Securities that would have otherwise been issued; provided, that from and after such time (if any) as the Purchaser has funded Funded Amounts in an aggregate amount equal to the Funded Payment Cap, with respect to any such Additional Purchaser Securities to be issued thereafter, the Seller shall have the right to elect, by written notice to the Purchaser that, in lieu of the issuance of such Additional Purchaser Securities and in satisfaction of the Purchaser’s obligation to issue such Additional Purchaser Securities, the Purchaser shall cause the issuance to the Seller or the Seller’s Subsidiary(ies) (as designated by the Seller) of Purchaser Offshore Subsidiary Securities convertible into or exchangeable for the number of Additional Purchaser Securities that would have otherwise been issued. Any Purchaser Offshore Subsidiary Securities issued pursuant to the foregoing provisions of this Section 9.3(c) shall be issued at the applicable Additional Securities Purchase Price provided in Section 9.3(d). For the avoidance of doubt, if the Seller does not elect to receive Purchaser Offshore Subsidiary Securities with respect to any issuance of Additional Purchaser Securities after the Purchaser has funded Funded Amounts in an aggregate amount equal to the Funded Payment Cap, the Seller or the Seller Designated Investment Entity may exercise the Preemptive Rights for Purchaser Securities with respect to such issuance of Additional Purchaser Securities as provided under Section 9.3(a) by subscribing for the Additional Purchaser Securities with its own funding.

(d)Purchase Price. The “Additional Securities Purchase Price” shall be (i) for the Additional Purchaser Securities or the Additional Alipay Securities to be issued pursuant to the exercise of the Preemptive Rights for Purchaser Securities and Preemptive Rights for Alipay Securities, respectively, payable only in cash (unless otherwise unanimously agreed by the Seller and the Purchaser or by the Seller and Alipay, as applicable), and shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right, or such other price as the Purchaser and the Seller may agree from time to time, including an Additional Securities Purchase Price equal to the par value for the Additional Securities and (ii) for the Purchaser Offshore Subsidiary Securities to be issued pursuant to the exercise of the Preemptive Rights for Purchaser Offshore Subsidiary Securities, payable only in cash (unless otherwise unanimously agreed by the Seller and the Purchaser), and shall equal the par value of such Purchaser Offshore Subsidiary Security so issued, which par value shall not exceed a nominal amount per each such security. Upon the issuance of the applicable Additional Securities, the Seller and the Seller Designated Investment Entity, without duplication, shall incur obligations to pay or cause to be paid the applicable Additional Securities Purchase Price, which shall be payable at such times and in such amounts as the Funded Amounts and Funded Amount Shortfall are paid pursuant to Section 2.6(b)(ii), provided, that if obligations to pay the Funded Amount Shortfall are extinguished in accordance with Section 2.6(b)(ii) in consideration for the execution and delivery of the unsecured promissory notes, the Seller shall, or shall cause the Seller Designated Investment Entity to, pay to the Purchaser within two (2) Business Days thereafter any remaining balance of the Additional Securities Purchase Price not previously paid to the Purchaser. For the avoidance of doubt, the Additional Securities Purchase Price for any Purchaser Offshore Subsidiary Securities shall be payable upon the issuance of such Purchaser Offshore Subsidiary Securities.

(e)Exercise Period. The Preemptive Rights set forth in this Section 9.3 must be exercised by acceptance in writing of any offer referred to in Section 9.3(a)(i) or Section 9.3(b)(i), (i) within thirty (30) days following the receipt of the notice from the Purchaser of its intention to sell Purchaser Equity Securities or Purchaser Offshore Subsidiary Securities or from Alipay of its intention to sell Alipay Equity Securities, and (ii) in connection with any marketed offering (prior to the Purchaser Qualified IPO or Alipay Qualified IPO, as appropriate) of the Purchaser, Alipay or the Purchaser Offshore Subsidiary, at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that, in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the applicable Additional Securities Purchaser Price (less underwriting fees and discounts, which difference shall be shared equally by the Seller and the Purchaser, or the Seller and Alipay, as applicable) and may specify a maximum and/or minimum per equity interest price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Securities pursuant to the exercise by the Seller or the Seller Designated Investment Entity of any of its applicable Preemptive Rights, hereunder shall occur within sixty (60) days after delivery of the notice to be delivered to the Seller and the Seller Designated Investment Entity pursuant to Section 9.3(a)(i) or Section 9.3(b)(i), as applicable, subject to the receipt of any necessary Governmental Approvals to which the issuance of such Additional Securities is subject; provided, that such sixty (60)-day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the Seller is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(f)Termination of Rights. The Preemptive Rights shall not be exercisable with respect to the Purchaser Qualified IPO, and shall terminate (if not already terminated pursuant to the following sentence) upon, and be of no force and effect from and after, the completion of the Purchaser Qualified IPO. The Preemptive Rights for Alipay Securities shall not apply to the Alipay Qualified IPO and shall terminate (if not already terminated pursuant to the previous sentence) upon, and be of no force and effect after, the earlier of the Purchaser Qualified IPO or the Alipay Qualified IPO.

(g)Listing of Purchaser Securities. In the event that the Seller (or any Person designated by the Seller in accordance with Section 9.3(a)(ii)) has purchased any Purchaser Offshore Subsidiary Securities in order to maintain the same level of Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(g), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) immediately prior to and after a proposed issuance of Equity Securities of the Purchaser within Mainland China (the “Anti-Dilution Purchaser Offshore Subsidiary Securities”), then from the date of such purchase, and for so long as the Seller (or any Subsidiary thereof) Beneficially Owns such Anti-Dilution Purchaser Offshore Subsidiary Securities, the Purchaser shall not effect a listing of any Equity Securities on any stock exchange in Mainland China unless (i) prior to or substantially simultaneously with such listing, the Purchaser effects a listing of any Equity Securities into which such Anti-Dilution Purchaser Offshore Subsidiary Securities are convertible, exchangeable or exercisable on an exchange or listing venue based outside Mainland China, in order to enable the conversion, exchange or exercise of such Anti-Dilution Purchaser Offshore Subsidiary Securities into such Equity Securities; (ii) if the listing of any Equity Securities into which such Anti-Dilution Purchaser Offshore Subsidiary Securities are convertible, exchangeable or exercisable on an exchange or listing venue based outside Mainland China is not so effected, so that the conversion, exchange or exercise of such Anti-Dilution Purchaser Offshore Subsidiary Securities into Equity Securities of the Purchaser cannot be effected, prior to the IPO filing, the Purchaser shall procure that the Seller (or any Subsidiary thereof) otherwise acquires such number of additional Equity Securities of the Purchaser equal to the number of Equity Securities of the Purchaser into which such Anti-Dilution Purchaser Offshore Subsidiary Securities would be convertible, exchangeable or exercisable; provided that the Purchaser shall be responsible for any costs caused by or in relation to, and Taxes directly related to, such acquisition of additional Equity Securities by the Seller (or any Subsidiary thereof) (provided, further, that the relevant Parties shall reasonably cooperate to minimize the applicability or amount of such taxes and assessments), other than any capital gains Taxes or other Taxes payable or owed by the Seller or its Affiliates (or any Subsidiary thereof) from any subsequent direct or indirect sale of such Equity Securities; or (iii) the Seller agrees otherwise in writing.

Section 9.4Certain Transactions.

(a)Until the earlier of the Purchaser Qualified IPO and the end of the Independent Director Ownership Period, without the prior consent of the Independent Director (for so long as the Independent Director is duly appointed), the Purchaser shall not, and shall cause its Subsidiaries not to:

(i)enter into, modify, terminate or effect any agreement or transaction (other than any modification of the Transaction Agreements and the transactions contemplated thereby subject to Section 12.2(a)) between the Purchaser and/or its controlled Affiliates, on the one hand, and any Related Party, on the other hand, other than:

(A)any issuance of Equity Securities of the Purchaser or its Subsidiaries that is subject to Section 9.3,

(B)any issuance of Equity Securities of the Purchaser pursuant to any equity or incentive plan of the Purchaser (x) that has been previously approved by the Independent Director (to the extent the Independent Director was duly appointed as of such earlier time) or (y) which issuance does not result in a reduction of the Seller’s Ownership Interest in the Purchaser (after taking into account any concurrent corrective action, including an issuance of Equity Securities to the Seller that would not be deemed to be an exercise of Preemptive Rights pursuant to Section 9.3),

(C)any issuance of Equity Securities of any Subsidiary of the Purchaser pursuant to any equity or incentive plan duly approved by the board of directors or other governing body of such Subsidiary, subject to Section 9.3(b) in the case of Alipay,

(D)any compensation arrangement entered into in the ordinary course of a Related Party’s (other than of JM’s and JT’s) employment by or service on the board of directors of the Purchaser or its Subsidiaries, and

(E)the Purchaser Qualified IPO; or

(ii)propose to the Seller any annual “Approved Fee Rate” as defined in and pursuant to the Amended and Restated Commercial Agreement;

provided, that any Independent Director designated pursuant to Section 9.1(c)(iii) shall not have the power to approve any matter set forth in Section 9.4(a)(i).

(b)Prior to the Issuance Closing, without the prior consent of the Alibaba Independent Committee:

(i)Alipay will not issue any Equity Securities other than in an Alipay Qualified IPO, and the Purchaser will not otherwise permit any IPO of Alipay other than an Alipay Qualified IPO;

(ii)the Purchaser will not Transfer any Equity Securities of Alipay directly or indirectly held by the Purchaser; and

(iii)the Purchaser will not undertake, and the Purchaser and the Management Holdcos will not otherwise permit, any IPO of the Purchaser other than a Purchaser Qualified IPO.

(c)Following the Issuance, without the prior consent of the Alibaba Independent Committee, the Seller shall not, and shall not permit any of its Subsidiaries (which, for the avoidance of doubt, shall not include the Purchaser or any of its Subsidiaries) to:

(i)elect not to exercise, or fail to exercise, wholly or in part, its Preemptive Rights pursuant to Section 9.3; or

(ii)voluntarily Transfer any Equity Securities of the Purchaser or Alipay directly or indirectly held by the Seller.

(d)Without the prior consent of the Seller (to be given with the consent of Alibaba Independent Committee), the Purchaser shall not:

(i)voluntarily Transfer any Equity Securities of Alipay;

(ii)except as may be required by applicable Law, increase the size of the Purchaser’s board of directors in excess of nine (9) members; or

(iii)undertake, and the Purchaser and the Management Holdcos will not otherwise permit, any IPO of Alipay or any other entity carrying on the payment processing business conducted by Alipay as of the 2018 Amendment Date.

(e)Without the prior consent of the Seller (to be given with the consent of Alibaba Independent Committee), prior to an IPO Kick-Off, Alipay shall not issue any Equity Securities to any Person other than the Purchaser except as expressly required by any Law or expressly and specifically required by any Governmental Authority.

(f)Without the prior consent of the Seller (to be given with the consent of Alibaba Independent Committee), neither the Purchaser nor Alipay shall undertake any IPO prior to the Issuance Closing.

(g)During the period from the Issuance Closing Date until the date of an IPO Kick-Off, with respect to any Stage 1 Retained IP and Remaining Retained IP transferred by or on behalf of the Seller or its Subsidiaries to the Purchaser or a Subsidiary of the Purchaser pursuant to Section 2.2(b) or Section 2.2(c), the Purchaser shall not, and shall cause its Subsidiaries not to: (i) sell, convey, assign or otherwise transfer to any third Person any such Stage 1 Retained IP or Remaining Retained IP; (ii) pledge, hypothecate, grant any security interest in or otherwise similarly encumber (other than with respect to Permitted Encumbrances) any Stage 1 Retained IP or Remaining Retained IP for the purpose of borrowing or otherwise financing against such Stage 1 Retained IP or Remaining Retained IP; (iii) grant any exclusive license to any third Person under or with respect to any Stage 1 Retained IP or Remaining Retained IP outside the field of the Purchaser Business; or (iv) enter into any cross-license agreement or similar patent licensing arrangement (other than the Cross-License Agreement or other agreement with Seller or its Affiliates) with respect to Patents constituting Stage 1 Retained IP or Remaining Retained IP pursuant to which the Purchaser or such Subsidiary grants a license under all or substantially all of such Patents, in the case of each of the foregoing clauses (i)-(iv), without first notifying the Seller and obtaining the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed.

Section 9.5Change of Control. Following the Issuance Closing until the earlier of the Purchaser Qualified IPO and the end of the Independent Director Ownership Period, without the prior consent of the Seller, none of JM, JT, the Management Holdcos or the Purchaser shall enter into, effect or give effect to any Transfer of Equity Securities of the Purchaser or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, an individual or group (other than JM (or his successor, in the case of JM’s death or incapacity), other members of management or employees of the Purchaser or its Subsidiaries, the Management Holdcos, and the Seller, directly or indirectly) would acquire Beneficial Ownership of Equity Securities of the Purchaser representing more than fifty percent (50%) of the voting or economic rights in, or assets of, the Purchaser, it being understood that, without limitation, the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such Transfer has given an enforceable representation and warranty to each Transferor party to the effect that such individual or group would not, as a result of such Transfer or any other pending or agreed Transfer, acquire Beneficial Ownership of Equity Securities of the Purchaser representing more than fifty percent (50%) of the voting or economic rights in, or assets of, the Purchaser. Actions taken and agreements made by JM, JT, the Management Holdcos or the Purchaser not consistent with this Section 9.5 shall be null and void ab initio.

Section 9.6Cross-ownership of Equity Securities by Employees of the Seller and the Purchaser. In order to encourage mutually beneficial cooperation between the Seller and the Purchaser:

(a)The Purchaser may, without further board of directors or third-party approvals, subject to compliance with applicable Law, grant to the employees of the Seller and the Seller’s Subsidiaries up to 20% of the total value of the pool of Purchaser Equity Securities that it has reserved from time to time for employees generally.

(b)The Seller may, without further board of directors or third-party approvals, subject to compliance with applicable Law, grant to the employees of the Purchaser and the Purchaser’s Subsidiaries up to 20% of the total value of the pool of Seller Equity Securities that it has reserved from time to time for employees generally, the aggregate size of which has been approved by the Alibaba Independent Committee.

(c)The Purchaser and the Seller shall cooperate and use their good faith efforts to maintain parity and equitable treatment with respect to such grants.

Section 9.7Transfer Restrictions. Following the Issuance Closing, neither of the Seller, on the one hand, nor Junao Management Holdco and Junhan Management Holdco, on the other hand, shall Transfer any Purchaser Equity Securities Beneficially Owned by it except pursuant to one of the following provisions:

(a)Transfers to Subsidiaries. At any time, the Seller, any of the Seller’s Subsidiary, or the Seller Designated Investment Entity, on the one hand, and the Management Holdcos, on the other hand, (or their Subsidiaries) (each, to the extent that it owns Equity Securities of the Purchaser, a “Purchaser Equityholder” and “Purchaser Equity Transferor”) may transfer their Equity Securities of the Purchaser to any wholly-owned Subsidiary of such Purchaser Equityholder; provided, however, that such transferee shall at all times continue to be a wholly-owned Subsidiary and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to the Seller’s and the Management Holdcos’ Representative; and provided, further, that if, at any time, such transferee ceases to be a wholly-owned Subsidiary of such Purchaser Equityholder, it shall immediately return all of the Equity Securities of the Purchaser received under this Section 9.7(a) to such Purchaser Equityholder. For the avoidance of doubt, and subject to Section 9.5, no transfer of Equity Securities of the Seller or of either Management Holdco shall be deemed to be a Transfer of Equity Securities of the Purchaser, provided that a Transfer of Equity Securities of a Management Holdco that results in a change of control of such Management Holdco shall constitute a Transfer of the Purchaser Equity Securities Beneficially Owned by such Management Holdco.

(b)Right of First Refusal. Following the Issuance Closing:

(i)If, from time to time, a Purchaser Equityholder proposes to Transfer any Equity Securities owned by that Purchaser Equityholder to a specific Person other than the other Purchaser Equityholder (a “Proposed Transferee”), then prior to consummating such Transfer, the Purchaser Equity Transferor shall deliver a written notice (the “Offer Notice”) to the other Purchaser Equityholder (the “Offeree”), setting forth the identity of the Proposed Transferee, its bona fide intention to Transfer Equity Securities of the Purchaser to such Proposed Transferee, the number and type of Equity Securities of the Purchaser to be Transferred (the “Purchaser Subject Equities”), the total consideration (including the amount and form thereof) for which such Proposed Transferee has offered to acquire, or such Purchaser Equityholder has offered to sell to such Proposed Transferee the Purchaser Subject Equities (the “Offer Price”), and any other terms of the proposed Transfer.

(ii)The Offer Notice shall constitute, for a period of fifteen (15) days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to the Offeree (or any direct or indirect wholly-owned Subsidiary designated by the Offeree), at the Offer Price, all or a portion of the Purchaser Subject Equities.

(iii)The Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the Purchaser Equity Transferor, prior to the expiration of such offer, specifying the number of the Purchaser Subject Equities that the Offeree wishes to purchase. The Offeree may exercise the right to purchase all or a portion of the Purchaser Subject Equities pursuant to this Section 9.7(b) by causing such Person(s) to which the Offeree would be permitted to Transfer Equity Securities of the Purchaser pursuant to Section 9.7(a) to purchase all or portion of the Purchaser Subject Equities directly from the Purchaser Equity Transferor, if so specified in the notice given to the Purchaser Equity Transferor pursuant to this Section 9.7(b)(iii). Any offer accepted by the Management Holdcos as Offeree shall be apportioned between the Management Holdcos as they mutually determine in their sole discretion.

(iv)If the Offeree agrees to purchase any or all of the Purchaser Subject Equities pursuant to this Section 9.7(b), it shall pay in cash or immediately available funds for, and the Purchaser Equity Transferor shall deliver valid title, free and clear of any Encumbrance, to, such Purchaser Subject Equities, subject to receipt of any necessary or advisable third-party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in Section 9.7(b)(ii) or such longer period as is required to obtain any necessary or advisable third-party approvals or Governmental Approvals.

(v)If the offers made by the Purchaser Equity Transferor to the Offeree pursuant to Section 9.7(b)(ii) expire without an agreement by the Offeree to purchase all of the Purchaser Subject Equities, the Purchaser Equity Transferor shall have thirty (30) days following such expiry to enter into a definitive agreement with the Proposed Transferee with respect to such Transfer and, if such agreement is timely entered into, sixty (60) days following the date of that agreement to effect the Transfer of the balance of the Purchaser Subject Equities to the Proposed Transferee, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Purchaser Equityholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement. In the event that the Purchaser Equity Transferor has not entered into a definitive agreement with the Proposed Transferee within such thirty (30)-day period or such Transfer is not consummated within such sixty (60)-day period, the Purchaser Equity Transferor shall not be permitted to sell its Purchaser Equity Securities pursuant to this Section 9.7(b) without again complying with each of the requirements of this Section 9.7(b); provided, that such sixty (60)-day period should be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the Purchaser Equity Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(vi)The right of first refusal held by the Seller pursuant to this Section 9.7(b) shall be freely assignable, in connection with any specific Transfer, to the extent that the Seller could not exercise such right without exceeding any applicable regulatory threshold. The right of first refusal held by each Management Holdco shall be freely assignable to any Person that controls, is controlled by, or is under common control with, such Management Holdco.

(vii)The provisions of this Section 9.7(b) shall not be exercisable with respect to, and shall terminate upon, and be of no force and effect from and after, the completion of the Purchaser Qualified IPO.

(c)Transfers to Non-Mainland China Persons. Prior to the Issuance Closing, none of JM, JT, the Management Holdcos, the Purchaser or Alipay shall enter into, effect or give effect to any Transfer of Equity Securities of the Purchaser or Alipay or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, any Person other than a Mainland China Person would acquire Beneficial Ownership of Equity Securities of the Purchaser or of Alipay, it being understood that the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such transaction has given an enforceable representation and warranty to each Transferor party to the effect that it is a Mainland China Person. Actions taken and agreements made by JM, JT, the Management Holdcos, the Purchaser or Alipay not consistent with this Section 9.7 shall be null and void ab initio.

Section 9.8IPO.

(a)Restructuring. Following the Issuance, if, for any reason, a restructuring of the Purchaser’s Equity Securities, including any stock split or reverse stock split, share exchange, merger or share or equity interest conversion, or of the Purchaser and its Subsidiaries is required in order to effect the Purchaser Qualified IPO, such restructuring shall be conducted in a manner that results in the Seller and its Subsidiaries holding equity interests of the entity that is to issue equity interests in the Purchaser Qualified IPO (and equity interests of any other entity that is not a Subsidiary of such entity succeeding to or acquiring any material assets or operations of the Purchaser in such restructuring) having equivalent value and voting power as the Equity Securities of the Purchaser held by the Seller and its Subsidiaries immediately prior to such restructuring.

(b)Participation Right. Following the Issuance Closing, if the Purchaser proposes to effect the Purchaser Qualified IPO or Alipay proposes to effect the Alipay Qualified IPO, the Purchaser or Alipay, as applicable, shall give the Seller written notice of its intent to do so as soon as reasonably practicable, at a time leaving the Seller a reasonable opportunity to comply with any applicable Law in connection with its exercise of the right described in this Section 9.8(b), and in any event not less than thirty (30) Business Days prior to the contemplated publication or public filing of the prospectus for such offering. Within fifteen (15) Business Days following the delivery of such notice, the Seller may, at the sole discretion of the Alibaba Independent Committee, by notice to the Purchaser or Alipay, as applicable, irrevocably commit to sell a number of equity interests of the Purchaser or Alipay up to the number of equity interests the Seller and its Subsidiaries own directly in the Purchaser or Alipay, as applicable, and the Purchaser or Alipay, as applicable, shall include in the Purchaser Qualified IPO or the Alipay Qualified IPO, as applicable, such number of equity interests as specified in such notice; provided, that if the managing underwriter of such Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, in good faith shall have advised the Purchaser or Alipay, as applicable, that, in its opinion, the inclusion in the offering of the number of equity interests committed to be sold by the Seller in accordance with this Section 9.8(b) would adversely affect the price or success of the offering, the Purchaser or Alipay, as applicable, shall include in the offering only such number of equity interests as the Purchaser or Alipay, as applicable, is advised can be sold in such offering without such an effect provided that any reduction in equity interests to be included in the offering shall be effected in the following order of priority: (i) first, equity interests that the Purchaser or Alipay, as applicable, proposes to offer for its own account; (ii) second, equity interests that the Seller and its Subsidiaries have committed to sell in the offering; and (iii) third, any equity interests that other equityholders have requested to be sold in such offering.

(c)Cooperation. If requested by the managing underwriter in a Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, following the Issuance Closing, the Seller shall, and shall cause its Subsidiaries to, agree not to effect any transfer of Equity Securities of the Purchaser or Alipay, as applicable, other than as part of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, during a lock-up period for the longer of (i) any statutory lock-up period and (ii) a period that the managing underwriter reasonably determines to be customary for major stockholders in a large initial public offering after consultation with the Seller; provided, that in the case of clause (ii), such lock-up period is not longer than, and shall expire no later than the expiration of, any lock-up period required to be agreed to by any other seller of Equity Securities of the Purchaser or Alipay, as applicable, in the offering (including any management seller) that is expected to sell shares constituting more than 20% of the aggregate shares to be offered in the offering. If the Seller or any of its Subsidiaries is selling equity interests in the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, the Seller and such Subsidiaries shall enter into customary underwriting and other agreements and documentation in connection with such offering on terms substantially similar to those applicable to the Purchaser or Alipay, as applicable, and furnish to the Purchaser or Alipay, as applicable, such information regarding the Seller and the Seller Designated Investment Entity and their intended method of distribution of the equity interests to be sold as the Purchaser may from time to time reasonably request in order to comply with the Purchaser’s obligations under all applicable securities and other Laws and to ensure that the prospectus or other offering documents conform to applicable securities and other Laws. If the Seller or any of its Subsidiaries is selling equity interests in the Purchaser Qualified IPO or Alipay Qualified IPO, the Purchaser shall fully cooperate with the marketing of the equity interests to be sold in the offering, including the equity interests to be sold by the Seller and its Subsidiaries, including, at the recommendation or request of the managing underwriter, making its officers available to participate in “road show,” “one on one” and other customary marketing activities in such locations as recommended by the managing underwriter. All costs and expenses incurred by the Purchaser or Alipay in the Purchaser Qualified IPO or Alipay Qualified IPO shall be borne by the Purchaser or Alipay, as applicable.

(d)Further Agreement. In connection with any anticipated or proposed Purchaser Qualified IPO or Alipay Qualified IPO, if requested by the Purchaser, the Purchaser, the Seller and the Seller Designated Investment Entity shall discuss in good faith prior to an IPO

Kick-Off the amendments or termination of any rights of the Seller, the Seller Designated Investment Entity or their respective Affiliates under this Agreement or the Transaction Documents to the extent necessary or advisable to achieve an efficient and successful IPO and maximize the benefits to the Purchaser and its Affiliates of such IPO. In any event, the rights of the Seller, the Seller Designated Investment Entity or their respective Affiliates under Article IX of this Agreement (other than any rights under Section 9.3(g), Section 9.8, Section 9.10 or Section 9.14) that are or would be incremental to the rights of holders of Purchaser Equity as of the consummation of such IPO shall terminate or be amended if and to the extent required by any relevant stock exchange or Governmental Authority, or for the purpose of obtaining the legal opinion that is required in connection with the submission of a compliant application for an IPO that the Purchaser reasonably expects to be a Purchaser Qualified IPO or an Alipay Qualified IPO, with such termination or amendment to occur upon an IPO Kick-Off, provided that the rights of the Seller and the Seller Designated Investment Entity under Section 9.2(a) (except for the audit rights provided therein, it being understood that the Purchaser shall give Seller advance notice of an IPO Kick-Off in order to enable the Seller to exercise such audit rights prior to the IPO Kick-Off) shall not be so terminated, but shall be discussed prior to an IPO Kick-Off pursuant to the preceding sentence. In the event the rights of the Seller and the Seller Designated Investment Entity under Section 9.9 are to be amended or terminated in accordance with the foregoing two sentences, the Seller and the Purchaser shall negotiate in good faith to amend or terminate the rights of the Purchaser under Section 9.9 on an equitable basis. In the event that any rights of the Seller or the Seller Designated Investment Entity (or of the Purchaser, as the case may be) are so amended or terminated, upon the earliest of (A) the date on which the applicable IPO is definitively rejected by the relevant Governmental Authority, (B) the date on which the IPO is withdrawn prior to its consummation, or (C) in the case of (x) an A-Share IPO, the date that is two (2) years after the date of the related IPO Kick-Off if the applicable IPO has not been completed within such two (2)-year period, or (y) an Other IPO, the date that is fifteen (15) months after the date of the related IPO Kick-Off if the applicable IPO has not been completed within such fifteen (15)-month period, the rights of the Seller and the Seller Designated Investment Entity (and of the Purchaser, if applicable) so amended and terminated upon an IPO Kick-Off pursuant to this Section 9.8(d) shall automatically be restored and the IPO Kick-Off shall be deemed to not have occurred for the purpose of the sections so restored (unless otherwise agreed by the Purchaser and the Seller (with consent of the Alibaba Independent Committee)) and the Seller and the Purchaser shall take all actions necessary to restore such rights. Upon an IPO Kick-Off, the Purchaser shall serve a notice to the shareholders of the Purchaser other than the Seller Designated Investment Entity and the Management HoldCo pursuant to clause 14.6 of the current Shareholder’s Agreement of the Purchaser (or any successor provision thereof).

(e)Additional Purchaser Securities. During the period from the occurrence of an IPO Kick-Off until the consummation of the related IPO (or the definitive rejection of such IPO by the relevant Governmental Authority or the withdrawal of such IPO prior to its consummation), each of the Purchaser and Alipay shall not issue any Equity Securities without the Seller’s prior written consent except (i) for any issuance of the Equity Securities of Alipay to the Purchaser, or (ii) as expressly required by any Law or expressly and specifically required by any Governmental Authority.

Section 9.9Business Scope.

(a)The Purchaser. During the Business Scope Period and, if later, for the duration of the Total Term, the Purchaser shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Seller and the Seller Designated Investment Entity (which consent must be approved by the Alibaba Independent Committee), directly or indirectly engage in, enter into, or participate in the Seller Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with the Seller or the Seller Designated Investment Entity in the Seller Business; provided, that the Purchaser and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (iv) below.

(i)Shared Businesses. The Purchaser and its Subsidiaries may, from time to time, directly or indirectly engage in, enter into or participate in the businesses set forth on Schedule 9.9 of this Agreement.

(ii)Competing Business Investments. The Purchaser and its Subsidiaries may, from time to time, make Permitted Purchaser Competing Business Investments, and thereafter participate as an owner, partner or principal, in the investee businesses regardless of whether they compete with the Seller Business. A “Permitted Purchaser Competing Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A)(1) is an investment in a publicly traded company, (2) does not result in the Purchaser and its Subsidiaries Beneficially Owning more than twenty percent (20%) of the equity interests of such company, and (3) is in an amount that, together with any amounts previously invested in such company (and not sold or disposed of) by the Purchaser and its Subsidiaries, does not exceed two hundred million U.S. Dollars (US$200,000,000) (the limitations of clauses (2) and (3) together, the “Type I Investment Threshold”); or

(B)(1) is an investment in a company that is not publicly traded and (2) does not exceed the Type I Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process set forth in Section 9.9(c).

(iii)New Business Investments. The Purchaser and its Subsidiaries may, from time to time, make Permitted Purchaser New Business Investments in, and thereafter participate as an owner, partner or principal in, any business that is engaged in neither the Seller Business nor the Purchaser Business. A “Permitted Purchaser New Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A)(1) is an investment in a publicly traded company and (2) does not exceed the Type I Investment Threshold;

(B)(1) is an investment in a publicly traded company and (2) does exceed the Type I Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process;

(C)(1) is in a company that is not publicly traded, (2) does not result in the Purchaser and its Subsidiaries Beneficially Owning more than twenty percent (20%) of the equity interests of such company, and (3) is in an amount that, together with any amounts previously invested in such company (and not sold or disposed of) by the Purchaser and its Subsidiaries, does not exceed one hundred million U.S. Dollars (US$100,000,000) in investment amount (the limitations of clauses (2) and (3) together, the “Type II Investment Threshold”);

(D)(1) is in a company that is not publicly traded, and (2) does exceed the Type II Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process; or

(E)(1) is held on behalf of one or more clients by the Purchaser or its Subsidiaries, including in a brokerage, deposit or custodial capacity; or (2) is an investment in a publicly traded company held in the ordinary course of business by any mutual fund, hedge fund or other investment fund managed by the Purchaser or its Subsidiaries and in which no more than five percent (5%) of the assets under management are held for the account of the Purchaser and its Subsidiaries; or (3) is an ordinary course portfolio investment of an insurance business of the Purchaser or its Subsidiaries.

(iv)No Exit Obligation. If the Purchaser first engages in, enters into, participates in, or invests in any of the businesses at a time when it is not prohibited from doing so pursuant to the other provisions of this Section 9.9(a), the Purchaser shall be permitted to continue to engage or participate in such businesses notwithstanding any such prohibition arising after such time, including as a result of subsequent changes to the scope of the Seller Business.

(b)The Seller. During the Business Scope Period and for the duration of the Total Term, the Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Purchaser, directly or indirectly engage in, enter into, or participate in the Purchaser Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with the Purchaser in the Purchaser Business; provided, that the Seller and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (iv) below.

(i)Shared Businesses. The Seller and its Subsidiaries may, from time to time, directly or indirectly engage in, enter into or participate in the businesses set forth on Schedule 9.9 of this Agreement.

(ii)Competing Business Investments. The Seller and its Subsidiaries may, from time to time, make Permitted Seller Competing Business Investments, and thereafter participate as an owner, partner or principal, in the investee businesses regardless of whether they compete with the Purchaser Business. A “Permitted Seller Competing Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A)(1) is an investment in a publicly traded company and (2) does not exceed the Type I Investment Threshold (substituting “Seller” for “Purchaser” in the definition thereof); or

(B)(1) is an investment in a company that is not publicly traded and (2) does not exceed the Type I Investment Threshold; provided, that the Seller first complies with the Opportunity Offer Process.

(iii)Non-Exclusivity. Notwithstanding anything to the contrary set forth herein, the Seller and its Subsidiaries may, from time to time, enter into and perform contracts and agreements with third Persons or engage in other actions for the provision or procurement of payment services and other financial services and products, including (A) the sharing of data, subject and pursuant to any agreements governing access to and usage of data made available by, and other related cooperation between, the Parties and their respective Subsidiaries and (B) as set forth in Section 2.6 of the Amended and Restated Commercial Agreement.

(iv)SME Loan Business. Until the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Alibaba Small Loan Company (F50), the Chongqing Loan Company (F51) and 浙江阿里巴巴融信网络技术有限公司 (Zhejiang Alibaba Finance Credit Network Technology Co., Ltd.) (together, the “Zhejiang Alibaba Entities”) may operate the Seller’s SME Loan business in the ordinary course of business consistent with past practices. For the avoidance of doubt, following the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Seller shall use its reasonable best efforts to promptly wind down any portion of the Seller’s SME Loan business still owned by the Seller and its Subsidiaries, including the operations of the Zhejiang Alibaba Entities to the extent they are still Subsidiaries of the Seller and the Parties shall make appropriate provisions for the employees of the Seller’s SME Loan business, including the Zhejiang Alibaba Entities, with associated costs to be borne by the Purchaser, it being understood and agreed that as long as the Seller is using reasonable efforts to wind down the operation of the Zhejiang Alibaba Entities to the extent they are still Subsidiaries of the Seller and does not, directly or indirectly, make any new SME Loan, it shall not be deemed to be in breach of this Section 9.9(b).

(c)Opportunity Offer Process. Where the “Opportunity Offer Process” is required under Section 9.9(a) or Section 9.9(b) with respect to any proposed investment in any Person:

(i)the proponent Party shall notify the other Party of the proposed investment promptly after the proponent Party’s internal investment committee (or equivalent decision-making body) authorizes the proponent Party to explore the proposed investment, which notice shall include the presentation and other materials provided to the internal investment committee;

(ii)the proponent Party shall provide a draft of the term sheet and/or draft documentation regarding the investment when initially proposed to or by the counterparty(ies) to such investment, and thereafter once the terms thereof have been substantially negotiated;

(iii)if and when the proponent Party has made a reasonably final determination to proceed with the proposed investment, the proponent Party shall provide notice of such determination to the other Party, including the then-current draft of the term sheet and/or draft documentation;

(iv)the other Party may elect, no later than the later of ten (10) calendar days or five (5) Business Days, to pursue the proposed investment itself; and

(v)if the other Party declines to pursue the proposed investment, does not make any election within the time period specified above, or elects to pursue the proposed investment but subsequently gives notice that it is no longer pursuing the proposed investment or otherwise ceases to actively pursue the proposed investment, the proponent Party may thereafter pursue the proposed investment on terms no more favorable to the proponent Party than those previously offered to the other party hereunder. If the proponent Party thereafter ceases to actively pursue the proposed investment, it will promptly notify the other party of that fact and may not thereafter recommence its pursuit of the proposed investment without first complying again with this Opportunity Offer Process.

(d)During the Business Scope Period, none of JM, JT, or the Management Holdcos shall directly or indirectly engage in, enter into, or participate in the Purchaser Business, other than through the Purchaser and its Subsidiaries.

Section 9.10Alibaba Independent Committee. As promptly as practicable, and in any event by the 60th day following the date hereof, the Seller shall designate a committee (the “Alibaba Independent Committee”) for purposes of this Agreement. The Alibaba Independent Committee shall be comprised of all of those directors, and only those directors, that both (i) are “independent” under the rules of the New York Stock Exchange (or, if the Seller’s equity interests are primarily listed on another Recognized Stock Exchange, the rules of such Recognized Stock Exchange) and (ii) are not officers or employees of the Seller; provided, that for the purposes of this Agreement, any individual nominated by SoftBank to the Seller board of directors shall serve as a member of the Alibaba Independent Committee, and, provided further, that for the first year after the date hereof, JT shall be entitled to observe, present to and participate in the meetings of the Alibaba Independent Committee, but shall not be a member of the Alibaba Independent Committee or vote regarding any consent, determination or decision of the Alibaba Independent Committee, it being understood and agreed that, during such first year, subject to applicable Law, the Alibaba Independent Committee shall be permitted to hold, and vote on any matter in, executive sessions with respect to any matters in which the members of the Alibaba Independent Committee reasonably conclude that JT has a direct or indirect conflicting interest and may, after affording JT an opportunity to present on such matters, exclude JT from such executive sessions. The Alibaba Independent Committee composed as described in this Agreement shall remain in existence for so long as any Transaction Document remains in effect under which any consent, determination or decision of the Alibaba Independent Committee is required. Any consents, determinations or decisions of the Alibaba Independent Committee referred to herein shall be made by majority vote.

Section 9.11Further Assurances. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an assignment or transfer of any Transferred Equities or Transferred Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of the Purchaser thereto or thereunder, and such consent has not been obtained on or prior to the date of the applicable transfer. If, as of the date of the applicable transfer, an attempted transfer or assignment of any such Transferred Equities or Transferred Assets would be ineffective or would adversely affect the rights of the Purchaser as a result of a failure to obtain any such consent of a third party so that the Purchaser would not in fact receive all such rights, the Purchaser and the Seller will use their respective reasonable best efforts to (i) obtain such consent and (ii) enter into a mutually agreeable arrangement under which the applicable Party would obtain the benefits and assume the obligations and bear the burdens associated with such Transferred Equities or Transferred Assets, as applicable.

Section 9.12Dividends. Prior to the Issuance Closing, neither the Purchaser nor any non-wholly owned Subsidiary of the Purchaser shall declare or pay any dividends, or repurchase or redeem any Equity Securities, without the consent of the Alibaba Independent Committee.

Section 9.13Further Covenants.

(a)Maintenance of Existence; Compliance. Until the earlier of: (a) the Issuance Closing and (b) the Secured Obligations being satisfied and discharged in full, each of the Purchaser and Alipay shall, and JM and JT shall cause the Purchaser and Alipay to, take all reasonable action to (i) preserve, renew and keep in full force and effect its organizational existence, (ii) maintain all rights, privileges, business licenses, and franchises, and comply with all Contracts, in each case as is necessary or desirable in the normal conduct of its business, and (iii) comply in all material respects with all Laws and judgments, orders and decrees of any Governmental Authority.

(b)Further Assurances. Until the earlier of: (a) the Issuance Closing and (b) the Secured Obligations being satisfied and discharged in full, each of the Purchaser, Alipay, JM and JT agree, that from time to time, at his or its expense, he or it shall promptly execute and deliver, and JM and JT shall cause the Purchaser and Alipay to execute and deliver, all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Seller or SoftBank may reasonably request, in order to enable the Seller to exercise and enforce its rights and remedies thereunder with respect to the Personal Guarantees.

Section 9.14Unwind of the Amendment Following Issuance Closing. If, following the Issuance Closing:

(a)a Governmental Authority of competent jurisdiction and authority prohibits (by enacting, issuing or promulgating any Law) the Seller Designated Investment Entity or the Seller or any of its Subsidiaries from Beneficially Owning an Ownership Interest in the Purchaser in the amount of the Maximum Issuance Interest, or otherwise affirmatively requires (by enacting, issuing or promulgating any Law) the redemption or forfeiture of all or a portion of the Ownership Interest or other Equity Securities of the Purchaser issued to the Seller or its Subsidiaries pursuant to this Agreement, the Purchaser and the Seller shall cooperate and use reasonable best efforts, including by engaging in good faith discussions with the applicable Governmental Authority and proposing alternative arrangements, to cause such prohibition or requirement to be revoked or rescinded, and following such efforts such prohibition or requirement is not revoked or rescinded and the Purchaser and the Seller (with consent of the Alibaba Independent Committee) agree such prohibition or requirement is not subject to further appeal and cannot be resolved in any alternative manner;

(b)other circumstances arise whereby the Purchaser and the Seller (with consent of the Alibaba Independent Committee) agree that the Seller’s continued Beneficial Ownership of the Ownership Interest or other Equity Securities of the Purchaser issued to the Seller or its Subsidiaries pursuant to this Agreement would result in a materially adverse impact on the business of the Purchaser and its Subsidiaries that cannot be resolved in any manner other than by the Seller ceasing to so Beneficially Own such Ownership Interest, and the Purchaser and the Seller, negotiating and acting in good faith, cannot remedy or agree on alternative arrangements that might remedy such circumstances; or

(c)if the Purchaser and the Seller (with consent of the Alibaba Independent Committee) so agree;

then the Seller (acting via the Alibaba Independent Committee) may require that the relevant Parties take the following actions:

(i)the Purchaser shall redeem or otherwise repurchase all or that portion of the Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries issued to the Seller or its Subsidiaries pursuant to this Agreement, as necessary to comply with the applicable prohibition or requirement, or as otherwise mutually agreed by the Purchaser and the Seller (with consent of the Alibaba Independent Committee) (the “Redeemed Interest”), at a price equal to the subscription price paid by the Seller or its Subsidiaries for the Redeemed Interest.

(ii)in the event of a redemption or repurchase of all of the Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries issued to the Seller or its Subsidiaries pursuant to this Agreement, unless otherwise mutually agreed by the Seller and the Purchaser, the relevant Parties shall (A) cause the amendment, restatement or termination and execution of this Agreement and any other related agreements and arrangements as is necessary and advisable for the Prior Agreements to become effective on the terms and conditions thereof, and apply to the Parties with respect to the subject matter thereof, or for the Parties to otherwise receive the rights and benefits, and bear the burdens and obligations, applicable to each of them pursuant to the Prior Agreements; (B) cause the Purchaser, the Onshore Stage 1 Retained IP Transferee and the Offshore Stage 1 Retained IP Transferee, as applicable, to sell and transfer back to the Seller (or the applicable Onshore Stage 1 Retained IP Transferors and Offshore Stage 1 Retained IP Transferors, as determined in the Seller’s discretion) all of its and their respective right, title and interest in and to the Stage 1 Retained IP transferred to it pursuant to Section 2.2(b) in consideration for the Seller’s payment to the Purchaser (or waiver of the Purchaser’s obligation to pay any Deferred Retained IP Payments) of an amount equivalent to (1) in the case of Stage 1a Retained IP, the Stage 1a Retained IP Purchase Price , excluding such amounts included in the Subscription Price Deduction; and (2) in the case of Stage 1b Retained IP, at no cost; and (C) cause the Purchaser or the relevant Purchaser Subsidiaries to sell and transfer back to the Seller (or a Seller Subsidiary designated by the Seller) all of its and their respective right, title and interest in and to any Remaining Retained IP that has been transferred and sold by or on behalf of the Seller to the Purchaser or such Purchaser Subsidiaries after the Issuance Closing Date pursuant to Section 2.2(c) (other than any Remaining Retained IP that has been so transferred and sold pursuant to Section 2.2(c)(i), to the extent the requirement of the applicable Governmental Authority that required such transfer and sale remains applicable) in consideration for the Seller’s payment to the Purchaser or such Purchaser Subsidiaries of an amount equivalent to any amounts actually paid (or which are obligated to be paid, excluding IP Costs) by the Purchaser or the relevant Purchaser Subsidiaries to the Seller in connection with the prior sale and transfer of all such Remaining Retained IP, but excluding any Taxes or amount the Purchaser is responsible for pursuant to Section 2.6(b)(iii), without duplication.

(iii)in the event of a redemption or repurchase of a portion, but not all, of the Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries issued to the Seller or its Subsidiaries pursuant to this Agreement (the “Partial Unwind”), unless otherwise mutually agreed by the Seller and the Purchaser, the relevant Parties shall: (A) cause the amendment, restatement or termination and execution of this Agreement and any other related agreements and arrangements as is necessary for and advisable for the Prior Agreements to become effective on the terms and conditions thereof, and apply to the Parties with respect to the subject matter thereof, or for the Parties to otherwise receive the rights and benefits, and bear the burdens and obligations, applicable to each of them pursuant to the Prior Agreements, provided that the 2014 SAPA shall be amended to include any necessary changes from the terms of the 2014 SAPA to reflect the fact that the Seller and/or any of its Subsidiaries will continue to own certain Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries subsequent to the Partial Unwind contemplated hereof including all amendments included in Article IX of this Agreement; (B) cause the Purchaser, the Onshore Stage 1 Retained IP Transferee and the Offshore Stage 1 Retained IP Transferee to sell and transfer back to the Seller (or the applicable Onshore Stage 1 Retained IP Transferors and the Offshore Stage 1 Retained IP Transferors, as determined in the Seller’s discretion) their respective right, title and interest in and to the Pro Rata Portion of Stage 1a Retained IP and the Pro Rata Portion of Stage 1b Retained IP, in consideration for the Seller’s payment to the Purchaser (or waiver of the Purchaser’s obligation to pay any Deferred Retained IP Payments) of an amount equivalent to (1) in the case of any Pro Rata Portion of Stage 1a Retained IP, the Stage 1a Retained IP Purchase Price attributable to such Pro Rata Portion of Stage 1a Retained IP pursuant to Section 2.2(b), excluding such amounts included in the Subscription Price Deduction (which amounts shall not be excluded more than once in the case of multiple transfers of any Pro Rata Portion of Stage 1 Retained IP); and (2) in the case of any Pro Rata Portion of Stage 1b Retained IP, at no cost; and (C) cause the Purchaser or the relevant Purchaser Subsidiaries to sell and transfer back to the Seller (or a Seller Subsidiary designated by the Seller) all of its and their respective right, title and interest in and to the Pro Rata Portion of Remaining Retained IP in consideration for the Seller’s payment to the Purchaser or such Purchaser Subsidiaries of an amount equivalent to any amounts actually paid by the Purchaser or the relevant Purchaser Subsidiaries to the Seller in connection with the prior sale and transfer of such Pro Rata Portion of Remaining Retained IP but excluding any Taxes or amount the Purchaser is responsible for pursuant to Section 2.6(b)(iii), without duplication. The “Pro Rata Portion of Stage 1a Retained IP” shall mean a portion of the Stage 1a Retained IP as mutually agreed by the Seller and the Purchaser that is valued at an amount equivalent to the subscription price paid by the Seller or its Subsidiaries for the Redeemed Interest; the “Pro Rata Portion of Stage 1b Retained IP” shall mean a portion of the Stage 1b Retained IP with a value proportionate to the Redeemed Interest relative to Seller’s and its Subsidiaries’ Ownership Interest immediately prior to the application of this Section 9.14 and mutually agreed by the Seller and the Purchaser; and the “Pro Rata Portion of Remaining Retained IP” shall mean a portion of the Remaining Retained IP that has been transferred and sold by or on behalf of the Seller to the Purchaser or such Purchaser Subsidiaries after the Issuance Closing Date pursuant to Section 2.2(c) (other than any Remaining Retained IP that has been so transferred and sold pursuant to Section 2.2(c)(i), to the extent the requirement of the applicable Governmental Authority that required such transfer and sale remains applicable) as mutually agreed by the Seller and the Purchaser and (x) in the case of Remaining Retained IP transferred pursuant to Section 2.2(c)(iv) or otherwise in respect of a Funded Amount, that is valued at an amount equivalent to such Funded Amount, and (y) in all other cases, with a value proportionate to the Redeemed Interest relative to Seller’s and its Subsidiaries’ Ownership Interest immediately prior to the application of this Section 9.14 and mutually agreed by the Seller and the Purchaser.

(iv)the Purchaser shall reimburse the Seller and its Subsidiaries for all costs and expenses incurred by Seller and its Subsidiaries in connection with any actions undertaken pursuant to this Section 9.14, including Taxes directly related thereto (other than (A) any capital gains Taxes or other Taxes payable or owed by the Seller or its Affiliates from any subsequent direct or indirect sale, redemption or repurchase of such Purchaser Equity or (B) any VAT payable with respect to the transfer of the Stage 1 Retained IP or Remaining Retained IP pursuant to this this Section 9.14), but excluding, for the avoidance of doubt, any Losses related to any change in the price or value of any Equity Securities of the Seller. For clarity, the Seller and its Subsidiaries shall be responsible for any VAT payable with respect to the transfer of the Stage 1 Retained IP or Remaining Retained IP pursuant to this this Section 9.14.

Section 9.15Unwind of Amendment prior to Issuance Closing. If (a) the Issuance Closing has not occurred on or prior to the Long-Stop Date, or (b) any Governmental Authority has, after the 2018 Amendment Date, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Issuance and the Purchaser and the Alibaba Independent Committee agree such prohibition is not subject to further appeal and cannot be resolved in any alternative manner, then this Agreement and the Subscription Agreement shall terminate, and at the same time, the Prior Agreements shall become effective.

ARTICLE X

TERMINATION

Section 10.1Termination of Transactions. The provisions of this Agreement relating to (and only to the extent relating to) the consummation of the any or all of the transactions contemplated by this Agreement may be terminated at any time prior to the Closing, as applicable:

(a)by mutual written consent of the Seller and the Purchaser;

(b)by either the Seller or the Purchaser if any court of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action restraining, enjoining,

making illegal or otherwise prohibiting the consummation of any of the Transactions and such Order, decree, ruling or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have used its reasonable best efforts in accordance with Section 7.2(a) to have such Order, decree, ruling or other action vacated;

(c)by the Purchaser in the event of a failure of the Seller’s representations, as set forth in Article IV (other than Section 4.7), to be true and correct or a material breach by the Seller or a Seller Party of its obligations or agreements hereunder, in each case that would cause a condition set forth in Section 8.1 or Section 8.3 not to be satisfied, which failure or breach remains uncured for sixty (60) days following written notice thereof by the Purchaser to the Seller;

(d)by the Seller in the event of a failure of the Purchaser’s representations, as set forth in Article V (other than Section 5.5) or the Management Holdcos’ representations, as set forth in Article VI (other than Section 6.4), to be true and correct or a material breach by the Purchaser of its obligations or agreements hereunder, in each case that would cause a condition set forth in Section 8.1 or Section 8.2 not to be satisfied, which failure or breach remains uncured for sixty (60) days following written notice thereof by the Seller to the Purchaser; or

(e)by either the Seller or the Purchaser if the Closing has not occurred by the 180th day following the date hereof; provided, that the Party so requesting termination shall not have breached any provision of this Agreement in a manner that primarily caused the failure of the Closing to occur by such date.

The Party seeking to terminate such provisions of this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to each other Party.

Section 10.2Effect of Termination. In the event of termination of certain provisions of this Agreement as provided in Section 10.1, such provisions of this Agreement shall forthwith become void and there shall be no Liability on the part of any Party with respect thereto. The remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE XI

INDEMNIFICATION

Section 11.1Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Purchaser and its respective officers, directors, employees, agents, successors and assigns from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter, collectively, “Losses”) to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article IV (other than Sections 4.3(a) and 4.7) to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), (ii) any failure of any representation or warranty set forth in Section 4.1, Section 4.2,

Section 4.3 and Section 4.8 of Article IV (other than Section 4.3(a)) to be true and correct as of the 2018 Amendment Date and as of the Issuance Closing Date as if made on such date (unless made as of a specified date, in which case, as of such date), or (iii) any breach of or failure to perform or comply with the covenants or agreements of the Seller Parties contained in this Agreement. In the event of any failure of any representation or warranty set forth in Section 4.7 to be true and correct as of the date hereof and as of the date of the Closing as if made on such date, the Purchaser shall, upon request by the Seller, transfer to the Seller for no additional consideration any assets identified by the Seller that cause such representation or warranty to not be so true and correct, and such obligation of the Purchaser shall be the Seller’s sole and exclusive remedy with respect to such failure.

Section 11.2Indemnification by the Purchaser. The Purchaser shall save, defend, indemnify and hold harmless each of the Seller Parties, their Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article V (other than Section 5.5) to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), (ii) any failure of any representation or warranty set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.6 of Article V to be true and correct as of the 2018 Amendment Date and as of the Issuance Closing Date as if made on such date (unless made as of a specified date, in which case, as of such date), or (iii) any breach of or failure to perform or comply with the covenants or agreements of the Purchaser contained in this Agreement.

Section 11.3Indemnification by the Management Holdcos. The Management Holdcos, jointly and severally, shall save, defend, indemnify and hold harmless each of the Seller Parties, their Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article VI (other than Section 6.4) to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), (ii) any failure of any representation or warranty set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.5 of Article VI to be true and correct as of the 2018 Amendment Date and as of the Issuance Closing Date as if made on such date (unless made as of a specified date, in which case, as of such date), or (iii) any breach of or failure to perform or comply with the covenants or agreements of the Management Holdcos contained in this Agreement.

Section 11.4Procedures.

(a)In order for a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to the Seller or the Purchaser, as the case may be, (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article XI, except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)An Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party such witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not settle, compromise or discharge such Third-Party Claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or discharge of such Third-Party Claim by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, and releases the Indemnified Party completely in connection with such Third-Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent.

(c)In the event any Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, in each case, to the extent reasonably required by the Indemnifying Party.

Section 11.5Limits on Indemnification and Liability.

(a)The Purchaser and the Seller Parties shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(b)No Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1Notices. All notices and other communications hereunder shall be in writing, shall be made by personal delivery, internationally recognized courier service, facsimile or electronic mail and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by an internationally recognized courier service (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a Party as shall be specified by like notice):

To the Seller:

Alibaba Group Holding Limited

26th Floor, Tower One

Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention:General Counsel

Facsimile No.:

Email:

with a copy (which shall not constitute notice) to:

Morrison & Foerster

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome

Tokyo, 100-6529

Japan

Attention:Kenneth A. Siegel

Facsimile No.:

Email:

To the Purchaser:

Ant Group Co., Ltd.

A Space, No. 569 Xixi Road,

Hangzhou 310013

People’s Republic of China

Attention:General Counsel

Facsimile No.:

Email:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

3901 China World Tower A

1 Jianguomenwai Ave
Beijing, China 100004

Attention:Yang Wang

Facsimile No:

Email:

Section 12.2Amendment; Waiver; Etc.

(a)Any provision of this Agreement may be amended, waived or modified if, and only if, such amendment, waiver or modification is in writing and signed, (i) in the case of an amendment or waiver of any provision of Article II, Section 9.9 or this Section 12.2 of this Agreement or of any provision that by its terms requires or contemplates the approval of or otherwise refers to the Alibaba Independent Committee, by the Purchaser, by the Seller after obtaining consent of the Alibaba Independent Committee, and by SoftBank, (ii) in the case of an amendment of any other provision of this Agreement, by (A) the Purchaser and the Seller and (B) any Party other than the Purchaser and the Seller Parties that is adversely and directly affected by such amendment, (iii) in the case of a waiver of any other provision of this Agreement, by the Party against whom the waiver is to be effective, or (iv) in the case of the execution of the Joinder Agreement, by the Seller, the Purchaser and the Seller Designated Investment Entity. Furthermore, the Parties shall not, and shall not permit any of their respective Subsidiaries party to any SME Loan Know-How License Agreement to, amend, waive or modify any provision of Article 3 or Appendix 2 of such SME Loan Know-How License Agreement without the prior written consent of the Alibaba Independent Committee and SoftBank. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)All material actions, consents, determinations, and approvals, including in connection with amendments and waivers under Section 12.2(a), to be taken or made by the Seller or its controlled Affiliates under or in connection with any Transaction Document (other than any such matters that require the approval of the Alibaba Independent Committee) shall be taken or made solely with prior approval of the Seller Audit Committee or any person to whom the Seller Audit Committee delegates such matters.

Section 12.3Assignment. With the exception of the right of first refusal held by the Seller pursuant to Section 9.7(b), no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the Purchaser and the Seller; provided that the assignor shall remain liable for its obligations under this Agreement. Any assignment without such prior written consent shall be null and void.

Section 12.4Entire Agreement. This Agreement (including all Schedules and Exhibits), the Disclosure Letters (as defined under the Framework Agreement) and the other Transaction Documents contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. To the extent there is any inconsistency between (i) a provision of another Transaction Document and (ii) a provision of this Agreement that is more specific or detailed with respect to the subject matter of such other Transaction Document, then the provision of this Agreement shall govern and control.  Otherwise, the provision of the other Transaction Document shall govern. In the case of any other inconsistency between this Agreement and any other Transaction Document, this Agreement shall govern.

Section 12.5Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. The Management Holdcos shall be parties to this Agreement solely with respect to Article VI, this Article XII, and Sections 4.2, 5.2, 7.1, 7.2, 8.2(a), 9.1(a)(ii), 9.5, 9.7, 9.8(d), 9.9(d) 10.1, 11.3 and 11.4.

Section 12.6Joining Party. The Seller shall procure that the Seller Designated Investment Entity will become a Party to this Agreement by executing as soon as practicable after the establishment of the Seller Designated Investment Entity the Joinder Agreement and agree to comply with and be bound by all of the provisions of this Agreement in all respects as if the Seller Designated Investment Entity were a Party to this Agreement and were named herein as a Party and on the basis that reference herein to each Party includes a separate reference to the Seller Designated Investment Entity.

Section 12.7Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the negotiation and execution of the Transaction Documents shall be borne by the Person incurring such expenses.

Section 12.8Governing Laws; Jurisdiction. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND, TO THE EXTENT POSSIBLE, ALL OTHER TRANSACTION DOCUMENTS SHALL BE

CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 12.9Arbitration.

(a)Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement and/or the other Transaction Documents, or the transactions contemplated hereby or thereby, or the breach, termination or validity hereof or thereof, shall be finally settled exclusively by arbitration. The arbitration shall be administered by, and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Singapore; provided, that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b)The arbitration shall be conducted by three (3) arbitrators. The Party (or the Parties, acting jointly, if there is more than one (1)) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there is more than one (1)) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If, within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two (2) arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third (3rd) arbitrator has accepted the appointment, the two (2) arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the ICC shall appoint the third (3rd) arbitrator and shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as chair of the tribunal.

(c)The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Laws, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d)In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration Proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration Proceeding with any other arbitration Proceeding involving any of the Parties relating to the Transaction Documents. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the Proceedings, so that a consolidated Proceeding would be more efficient than separate Proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Transaction Documents, the ruling of the tribunal constituted under this Agreement shall govern, and that tribunal shall decide all disputes in the consolidated Proceeding.

(e)The Parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the Proceeding, except as may be lawfully required in judicial Proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or exchange on which the disclosing Party’s Equity Securities are listed or applicable Law.

(f)The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g)All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in U.S. Dollars (or, if a payment in U.S. Dollars is not permitted by Law and if mutually agreed upon by the Parties, in Renminbi), free from any deduction, offset or withholding for Taxes.

(h)Notwithstanding this Section 12.9 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party; provided, that there is no unreasonable delay in the prosecution of that application. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement or the other Transaction Documents, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the arbitration tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

(i)The Purchaser and the Seller Designated Investment Entity shall submit any dispute, controversy or claim arising out of, relating to, or in connection with the Subscription Agreement, or the transactions contemplated thereby, or the breach, termination or validity thereof, to arbitration to be exclusively settled in accordance with the arbitration procedures set forth in this Section 12.9.

Section 12.10Severability. Each provision of this Agreement shall be deemed a material and integral part hereof. Except as otherwise provided in this paragraph, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith to amend this Agreement (and any other Transaction Documents, as applicable) or to enter into new agreements to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by this Agreement (and any other Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable. In the event the Parties are not able to reach agreement on such amendments or new agreements, then the arbitrators (pursuant to the procedures set forth in Section 12.9) shall determine, as part of their arbitral award, such amendments or new agreements such to provide the Parties with benefits, rights and obligations that are equivalent in all material respect as provided by the Agreement as if the stricken provision(s) had been valid, legal and enforceable. No Party shall, or shall Permit any of its Related Parties or Representatives to, directly or indirectly assert that any provision of any Transaction Document is invalid, illegal or unenforceable.

Section 12.11Counterparts. This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by email), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 12.12Rules of Construction. Each Party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and has relied upon the advice of counsel of its choice. Each Party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each Party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents and in the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties.

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Schedule 2.2(b)

The Stage 1 Retained IP

Schedule 2.2(c)(v)

Remaining Retained IP

Schedule 2.5(c)

Part 1

Terms of the Deferred Payment Notes

Part 2

Terms of the Funded Amount Shortfall Payment Notes

Schedule 4.4

Capitalization of Transferred Entities and Subsidiaries as of August 12, 2014

Schedule 4.5

Title to Transferred Equities as of August 12, 2014

Schedule 5.4

Schedule 9.9

➢	Financial Services Business engaged in by the Seller

•

the provision by 深圳市一达通企业服务有限公司 (Shen Zhen OneTouch Business Service Ltd.) and its subsidiaries of (i) financing products (including without limitation providing loans, factoring, guarantees and loan servicing) and (ii) foreign exchange services (including without limitation hedging solutions);

•	the provision of collateralized financing to merchants on the Seller’s platforms with a borrowing amount that exceeds the credit limit permitted under the Purchaser’s policies for extending credits;
•	the issuance of benefits, discounts and virtual currency provided under loyalty programs;
•

the provision of foreign exchange services (including without limitation (i) providing hedging solutions, (ii) providing forex price quotations in different currencies for products offered by merchants on the Seller’s platforms in which the Purchaser is involved in the settlement or guarantee of such quotations and (iii) providing foreign exchange settlement services to merchants on the Seller’s platforms);

•

the provision of services and products relating to payment accounts outside of Mainland China, including but not limited to e-wallets, store-value payment instruments, merchant acquisition services and transaction processing services, payment gateways, buy-now-pay-later services and other payment and financial services and products that the Purchaser is as of the 2022 Amendment Signing Date unable to provide, or the Seller reasonably believes at any time thereafter that the Purchaser is unable to provide, to the Seller or its Affiliates or their respective customers or otherwise to satisfy the needs of any of the Seller, its Affiliates or their respective customers. For the avoidance of doubt, regardless of whether the Purchaser subsequently becomes able to provide the relevant services and products or to otherwise satisfy the needs of Seller, its Affiliates or their respective customers, after the Seller and its Subsidiaries enter into or perform any contracts and agreements, or engage in such other actions to develop, provide or procure such services and products, the Seller and its Subsidiaries shall not be restricted from continuing to enter into, perform other contracts and agreements or engaging in other actions for the development, provision or procurement of the applicable payment services and other financial services and products relating to overseas payment accounts;

•

the provision and distribution of credit and insurance in cooperation with any Person(s) who conduct Financial Services Business to facilitate businesses on any of the platforms operated by the Seller or operated by the Seller's Subsidiaries; and

•

the provision of Insurance Brokerage Services, including applying for Governmental Approval necessary for the provision of such services. For purposes of this paragraph, “Insurance Brokerage Services” means intermediary services to or between any Person and/or licensed insurer, for the conclusion of an insurance contract between such Person and a licensed insurer or with the aim to conclude such contract, for a commission.

➢	Seller Business engaged in by the Purchaser

•	distribution of lottery tickets;
•

the sale and placement of advertisements solely on publicly available mobile applications and end-user interfaces majority-owned and operated (and only for as long as they remain majority-owned and operated) by the Purchaser or its Subsidiaries; and

•

the provision of technology services in facilitation of the operations of a Financial Services Business (for the avoidance of doubt, including a Financial Services Business operated by a third Person) to (i) Financial Institutions and/or (ii) merchants using the Purchaser’s payment services; provided, however, such technology services shall not include any IaaS Cloud Services. For purposes of this Schedule, a “Financial Services Business” means any business and venture to the extent comprised of one or more of the activities set out in the definition of Purchaser Business, a “Financial Institution” means any Person that generated the majority of its revenue in the most recent fiscal year from its ownership and operation of Financial Services Businesses, and “IaaS Cloud Services” means the provision of computing engine, cloud storage and other computing infrastructure resources (including server, storage and networking resources) through the Internet.

EXHIBIT A

Form of Joinder Agreement